Exhibit 2.7

Execution Version

PRIVILEGED & CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DAFFODIL ACQUISITION SUB, LLC,

DAFFODIL MERGER SUB, INC.,

PURPOSEFUL FOODS HOLDINGS, INC.,

THE EQUITYHOLDERS’ REPRESENTATIVE NAMED HEREIN,

and

FLOWERS FOODS, INC.

Dated as of January 7, 2025

Table of Contents

(continued)

Table of Contents

(continued)

Exhibits

EXHIBIT A	Accounting Policies & Sample Working Capital Calculation
EXHIBIT B	Escrow Agreement
EXHIBIT C	Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 7, 2025, by and among Flowers Foods, Inc., a Georgia corporation (“Parent”), Daffodil Acquisition Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Purchaser”), Daffodil Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), Purposeful Foods Holdings, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Section 3.04 and Section 10.16 hereof, Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Equityholders’ Representative (the “Equityholders’ Representative”).

W I T N E S S E T H:

WHEREAS, at the Effective Time (as hereinafter defined), the parties hereto intend to effect a merger of Merger Sub with and into the Company, with the Company being the Surviving Corporation (as hereinafter defined) of such merger, and as a result of which Purchaser shall be the sole stockholder of the Surviving Corporation and the Company shall be an indirect wholly-owned subsidiary of Parent;

WHEREAS, the respective boards of directors of each of the Company, Parent and Merger Sub have approved and declared advisable, and the board of managers of Purchaser has approved, this Agreement and the transactions contemplated hereby, including the Merger (as hereinafter defined), in accordance with the DGCL and DLLCA;

WHEREAS, stockholders of the Company holding sufficient voting power to approve the Merger have entered into a voting agreement (the “Voting Agreement”) on the date hereof, pursuant to which they have agreed to vote in favor of the Merger and to approve the terms and conditions of this Agreement and the transactions contemplated hereby, and the Company has delivered to Purchaser a duly executed copy of the Voting Agreement; and

WHEREAS, each of Katlin Smith (the “Founder”), Amy Hass, Nicole Eltzroth, and Michelle Lorge have entered into a certain Noncompetition and Nonsolicitation Agreement with the Company and Purchaser, dated as of the date of this Agreement and effective as of the Closing, whereby each such individual has agreed to certain noncompetition and nonsolicitation restrictions in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

Article I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS

Section 1.01. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accounting Firm” shall have the meaning set forth in Section 3.04(d) hereof.

“Accounting Policies” shall mean the accounting policies, principles, practices and methodologies as set forth on Exhibit A.

“Accrued Value” shall mean the Series C Original Issue Price, plus all accrued but unpaid dividends on such share of Series C Preferred Stock (whether or not declared), which accrue daily from the date of issuance of the Series C Preferred Stock and compound on a quarterly basis.

“Actual Tax Savings” shall have the meaning set forth in Section 8.07(c).

“Additional Agreements” shall have the meaning set forth in Section 10.16(a)(i) hereof.

“Additional Merger Consideration” shall mean, as of any date of determination, without duplication, the sum of (a) the portion of the Escrow Amount and Administrative Expense Amount paid or payable to the Equityholders pursuant to this Agreement, plus (b) any adjustments arising pursuant to Section 3.04(e) payable to the Equityholders.

“Administrative Expense Account” shall mean the account maintained by the Equityholders’ Representative into which the payment required by Section 3.05 shall be made.

“Administrative Expense Amount” shall mean $500,000.

“Advisory Committee” shall have the meaning set forth in Section 10.16(a)(i).

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, that the “Affiliates” of the Company or Purposeful Foods Investor shall not include the portfolio companies of Affiliates of Purposeful Foods Investor.

“Aggregate Liquidation Preference” shall mean, collectively, the Series A-1 Aggregate Liquidation Preference, the Series A-2 Aggregate Liquidation Preference, the Series B Aggregate Liquidation Preference, and the Series C Aggregate Liquidation Preference.

“Aggregate Option Exercise Price” shall mean an amount equal to the aggregate exercise price of all Vested Stock Options that are outstanding as of immediately prior to the Effective Time.

“Aggregate Purchase Price” shall mean the Total Enterprise Value, plus the Closing Cash Balance, minus the Closing Indebtedness, minus the Stockholders’ Expenses, plus the Working Capital Adjustment (if the Working Capital Adjustment is a positive adjustment under the definition of such term), or minus the Working Capital Adjustment (if the Working Capital Adjustment is a negative adjustment under the definition of such term), minus the Escrow Amount, minus the Administrative Expense Amount, minus the Aggregate Liquidation Preference (provided, that if the holders of Series C Preferred Stock are entitled to receive the As-Converted

Amount, then the Aggregate Liquidation Preference that is subtracted from the Total Enterprise Value shall not include the Series C Aggregate Liquidation Preference).

“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocation Schedule” shall have the meaning set forth in Section 3.04(a) hereof.

“Annual Financials” shall have the meaning set forth in Section 4.03(a) hereof.

“Anti-Corruption Laws” shall mean applicable anti-bribery and anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act (as amended).

“Appraisal Shares” shall have the meaning set forth in Section 2.03(f) hereof.

“Assets” shall have the meaning set forth in Section 4.13 hereof.

“Audited Balance Sheet” shall have the meaning set forth in Section 4.03(a) hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or executive order to close.

“Cash” shall mean cash and cash equivalents of the Company or any of its Subsidiaries, including (a) demand deposits, amounts held in money market funds or similar accounts, (b) any highly liquid investments with original maturities of ninety (90) days or less, and (c) any amounts paid in respect of the “tail” policy if purchased by the Company prior to the closing pursuant to Section 6.07(c); provided, that, as of any time of determination, Cash shall be (i) increased by the aggregate amount of checks, wire transfers and drafts deposited, available for deposit or received that have not yet cleared as of such time and (ii) be reduced by the aggregate amount of checks, drafts and other similar instruments issued and outstanding but uncleared as of such time (in each case, without duplication). Notwithstanding the foregoing, “Cash” shall not include any amounts generated in respect of the exercise of the Stock Options in connection with the Closing, to the extent such amounts are included in the Aggregate Option Exercise Price.

“Certificate of Merger” shall have the meaning set forth in Section 3.02 hereof.

“Click-Through Agreement” shall mean any Contract entered into between the Company or a Subsidiary and a customer of the Company or a Subsidiary, which Contract was the Company’s or such Subsidiary’s, as applicable, standard terms and was not formally executed and signed by the parties thereto.

“Closing” shall have the meaning set forth in Section 3.01 hereof.

“Closing Cash Balance” shall mean the amount of all Cash as of 11:59 pm EST on the Business Day immediately preceding the Closing Date.

“Closing Date” shall have the meaning set forth in Section 3.01 hereof.

“Closing Indebtedness” shall mean the Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing (other than any Indebtedness owed by the Company or any Subsidiary to the Company or any other Subsidiary).

“Closing Option Merger Consideration” shall mean, for each Vested Stock Option, an amount equal to the product obtained by multiplying (a) the difference of (i) the Closing Per Share Merger Consideration minus (ii) the exercise price per share of such Vested Stock Option, by (b) the aggregate number of shares of Common Stock underlying such Vested Stock Option.

“Closing Per Share Merger Consideration” shall mean an amount equal to the quotient obtained by dividing (a) the sum of (i) the Estimated Aggregate Purchase Price plus (ii) the Aggregate Option Exercise Price, by (b) the total number of outstanding shares of Common Stock immediately prior to the Effective Time, as determined on a Fully-Diluted Basis.

“Closing Working Capital” shall mean an amount equal to (a) the current assets of the Company and the Subsidiaries reflected in the line items included in the sample calculation of Closing Working Capital attached hereto as Exhibit A minus (b) the current liabilities of the Company and the Subsidiaries reflected in the line items included in the sample calculation of Closing Working Capital attached hereto as Exhibit A, in each case, calculated as of 11:59 pm EST on the Business Day immediately preceding the Closing Date in accordance with the Accounting Policies.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Equity Plans” shall mean the (i) Purposeful Foods Holdings, Inc. 2019 Management Equity Plan and (ii) Simple Mills, Inc. 2014 Stock Incentive Ownership Plan, as from time to time amended and in effect.

“Company Information Systems” shall have the meaning set forth in Section 4.18(g) hereof.

“Company Parties” shall have the meaning set forth in Section 10.22.

“Company Shares” shall mean, collectively, the shares of Common Stock and Preferred Stock.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated September 23, 2024, between Parent and Purposeful Foods Holdings, Inc.

“Consents” shall have the meaning set forth in Section 4.06(a) hereof.

“Continuing Employee” shall have the meaning set forth in Section 6.08(a) hereof.

“Contract” shall mean any legally binding contract, agreement, license, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage or other arrangement, understanding or commitment, whether written or oral, to the extent that such Contract is not a Plan.

“Copyrights” shall mean copyrights (whether in published or unpublished works) and other proprietary rights in works of authorship, designs and design rights, rights in data and databases, compilations and collections including all moral rights and all registrations, applications, renewals and extensions of any of the foregoing.

“COVID-19” shall mean the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any variants (including the so-called “Delta” and “Omicron” variants), evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Actions” shall mean any commercially reasonable actions taken (or not taken) by the Company or the Subsidiaries in good faith and its reasonable business discretion (a) in response to COVID-19 (i) to protect the health and safety of the Company’s or the Subsidiaries’ employees or (ii) in response to business disruptions caused by COVID-19 or (b) pursuant to any Law, directive, pronouncement or guidelines issued by an applicable Governmental Authority or the World Health Organization providing for restrictions that relate to, or arise out of, COVID-19 (including any shelter in place, stay at home or similar orders or guidelines).

“Credit Facility” shall mean that certain Credit Agreement, dated as of April 1, 2022, as amended, restated, supplemented or otherwise modified prior to the date hereof, among Purposeful Foods Intermediate Holdings, Inc., a Delaware corporation, Simple Mills, Inc., a Delaware corporation, the Other Borrowers (as defined therein), the Other Loan Parties (as defined therein), and JPMorgan Chase Bank, N.A.

“D&O Expenses” shall have the meaning set forth in Section 6.07(b) hereof.

“D&O Indemnifiable Claim” shall have the meaning set forth in Section 6.07(b) hereof.

“D&O Indemnified Person” shall have the meaning set forth in Section 6.07(a) hereof.

“D&O Indemnifying Party” shall have the meaning set forth in Section 6.07(b) hereof.

“D&O Insurance” shall have the meaning set forth in Section 6.07(c) hereof.

“D&O Losses” shall have the meaning set forth in Section 6.07(b) hereof.

“Debt Commitment Letter” shall have the meaning set forth in Section 5.05(a).

“Debt Documents” shall have the meaning set forth in Section 6.10(b).

“Debt Financing” shall have the meaning set forth in Section 5.05(a).

“Debt Financing Parties” means (a) the Debt Financing Sources and their respective Affiliates and (b) Related Parties of the Persons identified in clause (a), in each case, in their respective capacities as such; provided, that, in no event shall Parent or any of its Related Parties constitute Debt Financing Parties.

“Debt Financing Sources” means the Persons, including the lenders, financial institutions, institutional investors and other financing sources that have committed to provide or arrange any Debt Financing or alternative debt financing in connection with the transactions contemplated hereby, including the parties named in the Debt Commitment Letter and any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Debt Payoff Amount” shall have the meaning set forth in Section 3.03(b) hereof.

“Debt Payoff Letter” shall have the meaning set forth in Section 6.11(a) hereof.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dispute Notice” shall have the meaning set forth in Section 3.04(c) hereof.

“Dispute Submission Notice” shall have the meaning set forth in Section 3.04(d) hereof.

“Disputed Item” shall have the meaning set forth in Section 3.04(c) hereof.

“DOJ” shall mean the U.S. Department of Justice.

“Domain Names” shall mean internet domain names and associated uniform resource locators, web addresses, web pages, websites and related content.

“Effective Time” shall have the meaning set forth in Section 3.02 hereof.

“Eligible Holder” shall have the meaning set forth in Section 2.02(b).

“Employee” shall mean any current employee, officer or director of the Company or any Subsidiary.

“Engagement Letter” shall have the meaning set forth in Section 10.16(a)(i).

“Environmental Claim” shall mean any demand, Litigation, request for information or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or Release into the environment, of, or exposure to, any Hazardous Material or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” shall mean any Law or policy or guideline having the force of Law relating to pollution or protection of the environment or human health (in relation to exposure to Hazardous Materials) or natural resources, including those relating to the presence, Release, storage, use, treatment, transportation, management, handling, generation, production, manufacture, importation, exportation, sale, distribution, labeling, recycling, processing, testing, control or cleanup of or exposure to Hazardous Materials (or products containing Hazardous Materials).

“Equityholders” shall mean, collectively, the Eligible Holders and the Optionholders.

“Equityholders’ Representative” shall have the meaning set forth in the preamble hereto.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that, together with the Company or its Subsidiaries, is or has been at any relevant time, (i) under common control within the meaning of Section 4001(b)(1) of ERISA, or (ii) treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Account” shall mean the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” shall mean Acquiom Clearinghouse LLC.

“Escrow Agreement” shall mean the escrow agreement, in the form of Exhibit B, to be entered into at the Closing by and among Purchaser, the Equityholders’ Representative and the Escrow Agent.

“Escrow Amount” shall mean an amount equal to $7,950,000.

“Estimated Aggregate Purchase Price” shall mean the Total Enterprise Value, plus the Estimated Closing Cash Balance, minus the Estimated Closing Indebtedness, minus the Estimated Stockholders’ Expenses, plus the Estimated Working Capital Adjustment (if the Estimated Working Capital Adjustment is a positive adjustment under the definition of such term), or minus the Estimated Working Capital Adjustment (if the Estimated Working Capital Adjustment is a negative adjustment under the definition of such term), minus the Escrow Amount, minus the Administrative Expense Amount, minus the Aggregate Liquidation Preference (provided, that if the holders of Series C Preferred Stock are entitled to receive the As-Converted Amount, then for the purposes of this definition the Series C Aggregate Liquidation Preference shall be excluded from the calculation of Aggregate Liquidation Preference).

“Estimated Closing Cash Balance” shall have the meaning set forth in Section 3.04(a) hereof.

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 3.04(a) hereof.

“Estimated Closing Statement” shall have the meaning set forth in Section 3.04(a) hereof.

“Estimated Closing Working Capital” shall have the meaning set forth in Section 3.04(a) hereof.

“Estimated Stockholders’ Expenses” shall have the meaning set forth in Section 3.04(a) hereof.

“Estimated Working Capital Adjustment” shall mean an amount equal to (a) the amount, if any, by which the Estimated Closing Working Capital is less than the Working Capital Floor (a negative adjustment), or (b) the amount, if any, by which the Estimated Closing Working Capital exceeds the Working Capital Ceiling (a positive adjustment).

“FDA” shall have the meaning set forth in Section 4.23(a) hereof.

“FDA Laws” shall have the meaning set forth in Section 4.23(a) hereof.

“Fee Letter” shall have the meaning set forth in Section 5.05(a).

“Final Aggregate Purchase Price” means the Aggregate Purchase Price as finally determined pursuant to Section 3.04 hereof.

“Final Closing Statement” shall have the meaning set forth in Section 3.04(d) hereof.

“Financial Statements” shall have the meaning set forth in Section 4.03(a) hereof.

“Financing Conditions” means the conditions precedent set forth in or referenced in Section 5 the Debt Commitment Letter.

“Fraud” shall mean common law fraud under the laws of the State of Delaware with respect to a party’s making of any representations and warranties contained in this Agreement or any certificate delivered pursuant hereto, except that Fraud shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim, doctrine, or theory based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other equitable claim.

“FTC” shall mean the U.S. Federal Trade Commission.

“Fully-Diluted Basis” shall mean all outstanding shares of Common Stock excluding any Company Shares owned by Merger Sub, the Company or any of the Subsidiaries, assuming (i) the exercise in full of all Vested Stock Options and (ii) if the holders of Series C Preferred Stock are entitled to receive the As-Converted Amount, then the conversion in full of all shares of the Series C Preferred Stock, in each case, outstanding as of immediately prior to the Effective Time.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Global Trade Laws” shall mean applicable economic sanctions and export control Laws, including the U.S. Export Administration Regulations and the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control.

“Governmental Authority” shall have the meaning set forth in Section 4.06(a) hereof.

“Hazardous Materials” shall mean any substance, material or waste that is defined, listed or regulated as toxic, hazardous, a contaminant, a pollutant, or words of similar meaning under or is otherwise regulated by any Environmental Law, including asbestos or asbestos-containing materials, harmful biological agents, petroleum or petroleum-containing or petroleum-derived materials, radiation or radioactive materials, pesticides, herbicides, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incidental IP Contract” means any (a) non-material Contract, (b) Incidental Out License, (c) Incidental In License, or (d) Contract that contains a non-material restriction on using, registering, or enforcing Owned IP.

“Income Tax” shall mean any Tax imposed on, or measured by, net income.

“Income Tax Return” shall mean any Tax Return with respect to Income Taxes.

“Indebtedness” of any Person at any date shall mean, without duplication, (a) all Obligations of such Person with respect to principal, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary Obligations in respect of indebtedness of such Person for borrowed money, (b) all Obligations of such Person as of such date for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, liabilities in respect of leasehold improvements), (c) any other Obligations of such Person as of such date that are evidenced by a note, bond, debenture or other similar instrument, (d) all outstanding reimbursement obligations in respect of drawn letters of credit issued for the account of such Person (but for the avoidance of doubt excluding any obligations in respect of undrawn letters of credit), (e) any severance or termination payments or benefits payable to any employee or independent contractor of the Company and the Subsidiaries whose employment or engagement terminated prior to the Closing (including the employer portion of any employment, payroll, social security or unemployment Taxes payable in connection with the foregoing), (f) any bonus or other incentive compensation relating to 2024 performance that has not been paid as of the Closing, (g) all Obligations of such Person as of such date as lessee under any lease treated as a finance lease under Accounting Standards Codification 842 (and similar accounting principles), (h) the Tax Liability Amount, (i) all Obligations owed (or deemed owed) by such Person under any swap, forward, hedging, derivative or similar transactions, in each case, calculated at the fair market value as of such date (which may be a positive or negative number), (j) all customer deposits held in cash or money market accounts of the Company or any Subsidiary, (k) all overdue but unpaid obligations to “Co-Man H”; and (l) all guarantees of such Person as of such date of the Obligations described in clauses (a) through (k) above of any other Person; provided, that, except as set forth in subsection (k), any co-investment obligations with co-manufacturers shall not be included in this definition of “Indebtedness”.

“Information Systems” shall mean: all computer and computer-related hardware, including routers, desktops, laptops, peripherals and mobile computing devices, firmware, networks, platforms, servers, and interfaces; data storage systems; communications networks (other than the Internet) and architecture interfaces; firewalls; and all related systems.

“Intellectual Property Rights” shall mean all intellectual property rights recognized under any Laws, including rights in Patents, Trademarks, Copyrights, rights of publicity and other rights to use the names and likeness of individuals, Trade Secrets, Domain Names, and Social Media Accounts, and all rights to (i) obtain renewals, continuations, or divisions pertaining thereto and (ii) sue for past, present and future infringement, misappropriation or other violation thereof.

“IRS” shall mean the Internal Revenue Service.

“Laws” shall mean any federal, state, local or foreign law, common law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree or administrative or judicial decision.

“Leased Real Property” shall have the meaning set forth in Section 4.15(a) hereof.

“Liens” shall mean any lien, security interest, mortgage, pledge, charge or similar encumbrance.

“Litigation” shall have the meaning set forth in Section 4.07 hereof.

“Material Adverse Effect” shall mean any change, fact, event, occurrence or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, excluding any such change or effect resulting from (a) the execution of this Agreement, the pendency or consummation of the transactions contemplated by this Agreement or the announcement thereof, the identity of Purchaser and its Affiliates or the taking, or the failure to take, any action by the Company and the Subsidiaries that is required or prohibited, respectively, by the terms of this Agreement, (b) Purchaser’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company or any of the Subsidiaries, (c) changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions, (d) changes in the credit, debt, financial or capital markets (including any bank failures) or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) changes in Laws, regulations or standards affecting the Company or GAAP or any underlying accounting principles or the interpretation of any of the foregoing, (f) force majeure events, (g) changes in the Company’s and the Subsidiaries’ industries in general or the markets they operate in, or changes in the general business or economic conditions affecting such industries or markets, (h) any military conflict, outbreak or escalation of hostilities or war or act of foreign or domestic terrorism, (i) any matter disclosed in the Schedules, (j) any action taken or omitted to be taken by, or with the consent of, Purchaser, Merger Sub or any of their respective Affiliates prior to the Closing Date, (k) any event, occurrence or circumstance of which Purchaser or Merger Sub or any of their respective Affiliates or representatives has actual knowledge as of the date of this Agreement, (l) any failure by the Company or any Subsidiary to meet internal or published projections, forecasts or estimates of the Company or any Subsidiary (provided, however, that any effect that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (l)) or (m) epidemics, pandemics, other outbreaks of infectious disease (including in each of the foregoing, COVID-19), including in each case any quarantine restrictions (including any shelter in place, stay at home or similar orders or guidelines), or any escalation or worsening of any of the foregoing, or any action, applicable Law, pronouncement or guideline taken or promulgated by any Governmental Authority, the World Health Organization or industry group in response to any of the foregoing; except, in the cases of clauses (c), (d), (e), (f), (h) and (m) to the extent such changes or conditions disproportionately affect the Company or the Subsidiaries as compared to other Persons engaged in the same industry.

“Material Contracts” shall have the meaning set forth in Section 4.12 hereof.

“Material Customer” shall have the meaning set forth in Section 4.22 hereof.

“Material Supplier” shall have the meaning set forth in Section 4.22 hereof.

“Merger” shall have the meaning set forth in Section 2.01 hereof.

“Merger Sub” shall have the meaning set forth in the preamble hereto.

“Merger Sub Common Stock” shall mean the common stock, $0.0001 par value per share, of Merger Sub.

“Most Recent Balance Sheet” shall have the meaning set forth in Section 4.03(a) hereof.

“Most Recent Balance Sheet Date” shall have the meaning set forth in Section 4.03(a) hereof.

“Non-Recourse Party” shall have the meaning set forth in Section 10.14 hereof.

“Obligations” shall mean, with respect to any Indebtedness, any principal, accrued but unpaid interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and other liabilities payable under the documentation governing such Indebtedness.

“Off-the-Shelf Software” shall mean an item of off-the-shelf software or other commercially available software provided as a service for which the annual fees or other aggregate consideration paid or payable by the Company or any of the Subsidiaries for such item with respect to the business of the Company is less than $100,000.

“Optionholder” shall mean a Person holding an outstanding Vested Stock Option immediately prior to the Effective Time.

“Orders” shall have the meaning set forth in Section 4.07 hereof.

“Owned IP” shall mean the Intellectual Property Rights owned or purported to be owned by the Company or the Subsidiaries.

“Parent” shall have the meaning set forth in the preamble hereto.

“Patents” shall mean patents, patent applications and any other patent rights and any other Governmental Authority-issued indicia of invention ownership, including all continuations, divisionals, provisionals, continuations-in-part, reexaminations, reissues, renewals, extensions, and all pre-grant and post-grant forms of any of the foregoing.

“Paying Agent” shall have the meaning set forth in Section 2.03(a) hereof.

“Paying Agent Agreement” shall have the meaning set forth in Section 2.03(a) hereof.

“Per Share Portion” shall mean, as of the time of determination, a fraction (a) the numerator of which is one (1), and (b) the denominator of which is equal to the total number of shares of Common Stock held by the Equityholders immediately prior to the Effective Time as determined on a Fully-Diluted Basis.

“Percentage Share” means, for each Equityholder, the percentage set forth across from such Equityholder’s name under the heading “Percentage Share” on the Allocation Schedule.

“Permanent Financing” shall have the meaning set forth in Section 6.10(e) hereof.

“Permits” shall have the meaning set forth in Section 4.09 hereof.

“Permitted Liens” shall mean the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested by appropriate proceedings and for which adequate reserves have been established; (b) statutory Liens of landlords, lessors or renters for amounts not yet due or payable or that are being contested in good faith; (c) Liens of carriers, warehousemen, mechanics, materialmen, laborers, suppliers, workmen, repairmen, and other similar Liens imposed by applicable Law (i) for amounts not yet due or payable or (ii) for amounts that are being contested in good faith by appropriate proceedings;

(d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (e) including with respect to the Leased Real Property, defects or imperfections of title, overlaps, encroachments, easements, zoning ordinances, declarations, covenants, rights-of-way, restrictions and other charges, instruments or other similar encumbrances that do not and would not reasonably be expect to have a material adverse effect on the use of the relevant property (real or personal) of the Company or its Subsidiaries; (f) all applicable zoning, entitlement, conservation restrictions, land use restrictions and other governmental rules and regulations; (g) the terms and conditions of the Real Property Leases; (h) matters that would be disclosed by a current survey or physical inspection of any real property; (i) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business; (j) Liens that will be released at Closing pursuant to the terms of the Debt Payoff Letter; and (k) Liens approved in writing by Purchaser or incurred as a result of any action of Purchaser or its Affiliates, which shall include any Liens granted pursuant to this Agreement or any ancillary agreement contemplated hereby.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

“Personal Data” shall mean information that, in connection with other information, can be used to identify, contact, or authenticate an individual natural person or information that constitutes “personal information,” “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or any analogous term under any applicable Law.

“Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other bonus, equity or other equity-based, incentive, retention, deferred compensation, disability, medical, post-termination or retiree medical, dental, life insurance or other welfare benefit, retirement, pension, profit sharing, employment, termination, severance, salary continuation, change in control, or other benefit or compensation plan, program, policy, contract, agreement, or arrangement (whether written or oral), whether or not funded, in each such case (a) which is maintained, contributed to or is required to be contributed to, or is sponsored by, the Company or any of the Subsidiaries for the benefit of any current or former employees, directors, officers, consultants or independent contractors who are natural Persons (or any dependents of such Persons) of the Company or any of the Subsidiaries, or (b) with respect to which the Company or any of the Subsidiaries has any current or contingent liability, in each case, other than a plan, program, policy, contract, agreement or arrangement maintained or required to be maintained by a Governmental Authority.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Preferred Stock” shall mean the preferred stock, par value $0.0001 per share, of the Company designated as “Series A-1 Preferred Stock”, “Series A-2 Preferred Stock”, “Series B Preferred Stock” or “Series C Preferred Stock”.

“Present Fair Salable Value” shall have the meaning set forth in Section 5.06 hereof.

“Pre-Closing Equityholder” means any Person holding Company Shares or a Vested Stock Option prior to the Closing; provided, that none of the Company or any of the Subsidiaries shall constitute Pre-Closing Equityholders.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Pre-Termination Material Breach” shall have the meaning set forth in Section 9.03(a) hereof.

“Privacy Obligations” shall mean the following to the extent applicable to the Company and the Subsidiaries: (a) all applicable Laws relating to the protection or processing of Personal Data, data privacy, cybersecurity, or the privacy of electronic communications; (b) any obligations made under any public-facing policies of the Company or its Subsidiaries relating to the processing of Personal Data; (c) all obligations relating to the processing of Personal Data pursuant to Contracts to which the Company and the Subsidiaries are a party; (d) any requirements of industry standards by which the Company and the Subsidiaries are bound; and (e) the Payment Card Industry Data Security Standard.

“Product” means food products produced, distributed, or sold by the Company and each of the Subsidiaries.

“Proposed Final Closing Statement” shall have the meaning set forth in Section 3.04(b) hereof.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser 280G Arrangements” shall have the meaning set forth in Section 6.08(a) hereof.

“Purchaser Plans” shall have the meaning set forth in Section 6.08(b) hereof.

“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 5.01 hereof.

“Purposeful Foods Investor” shall mean Purposeful Foods Investor, LP, a Delaware limited partnership.

“Real Property Leases” shall have the meaning set forth in Section 4.15(a)(i).

“Registered IP” shall have the meaning set forth in Section 4.18(a) hereof.

“Related Party” shall mean, with respect to any Person: (a) any Affiliate of such Person; (b) any Person that serves as a director, officer, partner, executor or trustee (or in similar capacity), or owns beneficially or of record five percent (5%) or more of the equity, of such Person;

(c) any Person with respect to which such Person serves as a general partner or trustee (or in a similar capacity); or (d) each member of the immediate family of each of the individuals referenced in (b) above; provided, that the “Related Parties” of the Company or Purposeful Foods Investor shall not include the portfolio companies of Affiliates of Purposeful Foods Investor.

“Release” shall mean, with respect to Hazardous Materials, any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposal into the environment.

“Required Purchaser Consents” shall have the meaning set forth in Section 6.03(a) hereof.

“RWI Policy” shall mean any buyer-side representations and warranties insurance policy (collectively, with the binder agreement associated therewith and any excess insurance policies thereto) obtained by Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement, conditionally bound as of the date hereof, and in substantially the form delivered to Equityholders’ Representative on or before the date hereof.

“RWI Costs” means the total costs and expenses relating to the issuance of the RWI Policy, including any premium, Taxes, underwriting fees, due diligence fees, brokerage commissions and any other costs and expenses due and payable pursuant to the issuance of such RWI Policy.

“Second Request” shall have the meaning set forth in Section 6.04(c).

“Section 262” shall have the meaning set forth in Section 2.03(f) hereof.

“Section 280G” shall have the meaning set forth in Section 6.08(d) hereof.

“Section 280G Payments” shall have the meaning set forth in Section 6.08(d) hereof.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.

“Security Incident” shall mean any theft or loss of, or unauthorized or unlawful disclosure, acquisition, use, alteration or destruction of, or unauthorized or unlawful access to Personal Data.

“Series A-1 Aggregate Liquidation Preference” shall mean the amount equal to the product of (i) the total number of shares of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series A-1 Preferred Stock held by the Company or the Subsidiaries) after giving effect to all requests for conversion, if any, multiplied by (ii) the Series A-1 Liquidation Preference.

“Series A-1 Liquidation Preference” shall mean an amount per share of Series A-1 Preferred Stock equal to the Series A-1 Original Issue Price, plus declared but unpaid dividends on such share.

“Series A-1 Original Issue Price” shall mean $2.1700 per share of Series A-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock, if applicable).

“Series A-2 Aggregate Liquidation Preference” shall mean the amount equal to the product of (i) the total number of shares of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series A-2 Preferred Stock held by the Company or the Subsidiaries) after giving effect to all requests for conversion, if any, multiplied by (ii) the Series A-2 Liquidation Preference.

“Series A-2 Liquidation Preference” shall mean an amount per share of Series A-2 Preferred Stock equal to the Series A-2 Original Issue Price, plus declared but unpaid dividends on such share.

“Series A-2 Original Issue Price” means $4.16583 per share of Series A-2 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-2 Preferred Stock, if applicable).

“Series B Aggregate Liquidation Preference” shall mean the amount equal to the product of (i) the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred Stock held by the Company or the Subsidiaries) after giving effect to all requests for conversion, if any, multiplied by (ii) the Series B Liquidation Preference.

“Series B Liquidation Preference” shall mean an amount per share of Series B Preferred Stock equal to 1.15 times the Series B Original Issue Price, plus declared but unpaid dividends on such share.

“Series B Original Issue Price” means $49.18579 per share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock, if applicable).

“Series C Aggregate Liquidation Preference” shall mean the amount equal to the product of (i) the total number of shares of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred Stock held by the Company or the Subsidiaries) after giving effect to all requests for conversion, multiplied by (ii) the Series C Liquidation Preference.

“Series C Liquidation Preference” shall mean an amount per share of Series C Preferred Stock equal to the greatest of (x) the Accrued Value, subject to adjustment for any combinations, consolidations, stock splits or distributions with respect to the shares of Series C

Preferred Stock, (y) the amount that a holder of such share of Series C Preferred Stock would be entitled to receive if such share of Series C Preferred Stock were converted into a share of Common Stock immediately prior to the Effective Time (the amount described in this clause (y), the “As-Converted Amount”) and (z) 1.55 times the Series C Original Issue Price.

“Series C Original Issue Price” means $78.74136 per share of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock, if applicable).

“Social Media Accounts” shall mean social media accounts and handles.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Stock Option” shall mean an option (or a portion thereof) to acquire shares of Common Stock granted under a Company Equity Plan that is outstanding as of immediately prior to the Effective Time.

“Stockholder Consent” shall have the meaning set forth in Section 4.02 hereof.

“Stockholders’ Agreement” shall mean that certain Stockholders’ Agreement, dated as of October 22, 2019, by and among the Company and certain holders of the Company’s outstanding securities.

“Stockholders’ Expenses” shall mean, to the extent unpaid as of immediately prior to the Effective Time (a) all brokerage fees, commissions, finders’ fees or financial advisory fees and other third party advisory, professional or consulting fees incurred by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is otherwise obligated to reimburse, at or prior to the Closing in connection with the transactions contemplated hereby; (b) any amounts payable by the Company or the Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement (excluding any amounts triggered by actions taken by the Company or its Subsidiaries post-Closing or at the direction of Purchaser pre-Closing) pursuant to any severance obligations or any change in control, retention, “stay,” sale or transaction bonus to any employee, director, officer, agent or independent contractor of the Company and the Subsidiaries (including the employer portion of any employment, payroll, social security or unemployment Taxes payable in connection with the foregoing, but only to the extent that such Taxes would not otherwise be paid in the ordinary course of business in connection with the payment of a person’s compensation throughout the year of the Closing and for this purpose, not considering payment of 2024 annual bonuses as payments made in the ordinary course if such bonuses are paid after the Closing Date; provided, that any such Taxes excluded as Stockholders’ Expenses do not exceed $322,000 in the aggregate); and (c) the employer portion of any employment, payroll, social security or unemployment Taxes payable in connection with the payments to the Optionholders as contemplated by this Agreement, but only to the extent that such Taxes would not otherwise be paid in the ordinary course of business in connection with the payment of a person’s compensation throughout the year of the Closing and for this purpose, not considering payment of 2024 annual bonuses as payments made in the ordinary course if such bonuses are paid after the Closing Date; provided, that any such Taxes excluded as Stockholders’ Expenses do not exceed $322,000 in the aggregate; provided, that, notwithstanding anything to the contrary herein, in no event shall Stockholders’ Expenses include (i) any costs, fees or expenses incurred by Purchaser, Merger Sub or any of their respective Affiliates, including any such costs, fees or expenses that become payable by the Surviving Corporation as a result of the Merger or (ii) any costs, fees or expenses incurred by the Surviving Corporation or any of its Subsidiaries either at the direction of Purchaser or at or after the Closing.

“Subsidiary” shall mean any entity in which a majority of the outstanding capital stock, voting power or other equity interests is owned by the Company or another Subsidiary of the Company.

“Subsidiary Shares” shall mean the shares of capital stock, limited liability company interests or partnership interests of the Company’s Subsidiaries that are owned, directly or indirectly, by the Company.

“Surviving Corporation” shall have the meaning set forth in Section 2.01 hereof.

“Surviving Corporation Common Shares” shall mean the shares of common stock, $0.0001 par value per share, of the Surviving Corporation.

“Taxes” shall mean all income, gross receipts, excise, property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, assessments, duties or charges of any kind whatsoever imposed by a Governmental Authority, including any interest, penalties or additions thereto.

“Tax Benefit Party” shall have the meaning set forth in Section 8.07(a) hereof.

“Tax Contest” shall have the meaning set forth in Section 8.06(b) hereof.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Liability Amount” means, without duplication, determined as of the end of the day on the Closing Date, the aggregate amount of accrued but unpaid Income Taxes of the Company and each of its Subsidiaries (whether or not then due), calculated separately for each jurisdiction (and which may not be below zero in any jurisdiction or with respect to any standalone taxpaying entity) for (x) any Pre-Closing Tax Period beginning on or after January 1, 2024 and (y) any other Pre-Closing Tax Period to the extent that a Tax Return with respect to such income Taxes has not yet come due and been filed as of the Closing Date, in each case, in respect of solely those jurisdictions in which the Company or any of its Subsidiaries is currently filing Income Tax Returns (and in any jurisdictions where the Company or any of its Subsidiaries has become subject to Tax due to new operations or activities occurring on or after January 1, 2024 and prior to the Closing), which amount shall be calculated: (a) by calculating any Taxes for Straddle Periods based on an interim closing of the books (provided, that exemptions, allowances or deductions calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period) and by assuming the tax year of the Company and every Subsidiary of the Company ends as of the close of the Closing Date; (b) by taking into account any overpayment or prepayment of Taxes to the extent such payments have the effect of reducing (but not below zero) the Tax Liability Amount regardless of the jurisdiction with respect to such overpayment or prepayment of Taxes applies; (c) by taking into account any available tax attributes (including any net operating losses) of the Company and its Subsidiaries to the extent such tax attributes are available under applicable Law to reduce the Tax liability of the Company or one of its Subsidiaries in an applicable jurisdiction for the relevant Pre-Closing Tax Period; (d) by taking into account all Transaction Tax Deductions to the extent “more likely than not” allocable to the Pre-Closing Tax Period; (d) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Tax positions; (e) by excluding any Taxes attributable to any action taken by the Purchaser, Merger Sub, or its Affiliates on the Closing Date after the Closing outside the ordinary course of business and not expressly contemplated by this Agreement; (f) by excluding any Taxes attributable to actions taken related to the Debt Financing or other debt financing incurred in connection with the Merger (including as such actions any assumption of such debt, any distribution or deemed distribution of proceeds of such debt, and any credit support in respect of such debt); (g) by excluding any Taxes attributable to actions taken by Purchaser or any of its Affiliates (including, after the Closing, the Surviving Corporation or a Subsidiary) described in Section 8.06 without the prior written consent of the Equityholders’ Representative; (h) by excluding any deferred Income Tax assets and liabilities; and (i) in accordance with the past practices of the Company and each of its Subsidiaries in preparing their Income Tax Returns (to the extent such practices are consistent with applicable Law).

“Tax Return” means any return, report, claim for refund, estimate, information return or statement or other similar document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment.

“Termination Date” shall have the meaning set forth in Section 9.02(b) hereof.

“Total Enterprise Value” shall mean $795,000,000.

“Trademarks” shall mean all trademarks, service marks, logos, brand names, trade dress, trade names, other indications of origin and the goodwill associated with the foregoing, and all registrations, applications, renewals and all other pre-grant and post-grant forms for any of the foregoing.

“Trade Secrets” shall mean confidential and proprietary information and proprietary know-how, including confidential and proprietary inventions (whether or not patentable), discoveries, trade secrets, business and marketing information, technical information, and data collections.

“Transaction Tax Deductions” shall mean the sum of all Tax deductions relating to or arising from (a) the payment or accrual of Stockholders’ Expenses, (b) payments or accruals in respect of Stock Options or any other compensation payable or accrued as a result of the transactions contemplated by this Agreement, (c) any payroll costs (including Taxes) associated with the payments or accruals described in clause (a) or clause (b), (d) the pay-down or satisfaction of the amounts payable or accrued under the Debt Payoff Amount (including any deferred financing costs), (e) any other payments or accruals attributable to the transactions contemplated by this Agreement that are economically borne by Equityholders, and (f) any other payments made by the Company or any of the Subsidiaries prior to the Closing that, if unpaid as of the Closing, would have increased the calculation of the Debt Payoff Amount or Stockholders’ Expenses. For this purpose, any success-based fees shall be treated as deductible in accordance with Rev. Proc. 2011-29 (and analogous state or local Tax procedure).

“Transfer Taxes” shall have the meaning set forth in Section 8.01 hereof.

“Union” shall mean any labor union, works council, trade union or other employee representative body.

“Vested Stock Option” shall mean a Stock Option (or portion thereof) that is vested and exercisable as of immediately prior to the Effective Time (after giving effect to any accelerated vesting or performance targets achieved in connection with the transactions contemplated by this Agreement), whether pursuant to the terms and conditions of the applicable Company Equity Plan or applicable agreements governing such Stock Option or the discretion of the Company’s board of directors.

“Voting Agreement” shall have the meaning set forth in the preamble hereto.

“Working Capital Adjustment” shall mean an amount equal to (a) the amount, if any, by which the Closing Working Capital is less than the Working Capital Floor (a negative adjustment), or (b) the amount, if any, by which the Closing Working Capital exceeds the Working Capital Ceiling (a positive adjustment).

“Working Capital Ceiling” shall mean $22,600,000.

“Working Capital Floor” shall mean $20,600,000.

Section 1.02. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.03. Other Definitional Provisions.

(a) The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The term “dollars” and character “$” shall mean United States dollars.

(d) The term “including” shall mean “including, without limitation”, and the words “include” and “includes” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them.

(e) The term “or” is not exclusive, unless the context otherwise requires.

(f) The terms “party”, “parties”, “parties hereto”, “parties to this Agreement” and similar terms, when used in this Agreement, shall refer to Parent, Purchaser, Merger Sub, the Company and/or the Equityholders’ Representative, as applicable, unless the context expressly otherwise requires.

(g) The word “will” shall be construed to have the same meaning as the word “shall”.

(h) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if”.

(i) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(j) References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Company and the Subsidiaries, taken as a whole, as well as actions or omissions taken or to be taken by the Company or any of the Subsidiaries that are consistent with the past practices of the Person from time to time subject to such deviations therefrom as are, or have been (i) reasonably necessary to comply with applicable Law or (ii) COVID-19 Actions.

(k) The words “made available” when used with respect to Purchaser as recipient shall mean that the relevant material or document has been posted to the Project Daffodil virtual data room hosted by DataSite no later than 9:00pm ET on the day prior to the date hereof.

Section 1.04. Interpretive Matters.

(a) The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Company may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any reference to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of any Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Schedules to which such matter’s application or relevance is reasonably apparent from the face of the applicable disclosure. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(b) Any reference in this Agreement to gender shall include all genders and the neuter.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) For all actions or measurements contemplated by this Agreement to take place or be measured as of “immediately prior to the Effective Time” or “immediately prior to the Closing”, (i) any Options that vest immediately prior to the consummation of the transactions contemplated by this Agreement (after giving effect to any accelerated vesting or performance targets achieved in connection with such transactions) shall be deemed vested as of such time and (ii) any shares of Preferred Stock that have been submitted to the Company for conversion to Common Stock pursuant to the certificate of incorporation of the Company to be effective immediately prior to the consummation of the transactions contemplated by this Agreement shall be deemed converted as of such time.

Article II

THE MERGER

Section 2.01. Merger. At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in Section 259 of the DGCL and, without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, and shall be subject to all liabilities, obligations and penalties of the Company and Merger Sub, all with the effect set forth in the DGCL. By virtue of the Merger and without any action on the part of Purchaser or the Company, the certificate of incorporation and the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and the by-laws of the Surviving Corporation, until amended in accordance with applicable Law (subject to Section 6.07(a)). By virtue of the Merger and without any action on the part of Purchaser or the Company, each of the directors of Merger Sub immediately prior to the Effective Time shall be a director of the Surviving Corporation and each of the officers of the Company immediately prior to the Effective Time shall be an officer of the Surviving Corporation, in each case until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

Section 2.02. Conversion of Shares.

(a) At the Effective Time, all shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Purchaser, be converted into and thereafter evidence in the aggregate one hundred (100) Surviving Corporation Common Shares. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 2.02(a), shall no longer be outstanding, shall automatically be cancelled and shall cease to exist.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (each such holder, an “Eligible Holder”):

(i) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares and shares of Common Stock held by the Company, any of the Subsidiaries or Merger Sub, if any, which in each case shall automatically be cancelled) shall be converted into and thereafter evidence the right to receive, without interest, an amount in cash equal to the sum of (i) the Closing Per Share Merger Consideration, and (ii) the Per Share Portion of the Additional Merger Consideration, if any;

(ii) each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall be converted into and thereafter evidence the right to receive in cash the Series A-1 Liquidation Preference;

(iii) each share of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall be converted into and thereafter evidence the right to receive in cash the Series A-2 Liquidation Preference;

(iv) each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall be converted into and thereafter evidence the right to receive in cash the Series B Liquidation Preference; and

(v) each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall be converted into and thereafter evidence the right to receive in cash the Series C Liquidation Preference; provided, that if the holders of Series C Preferred Stock are entitled to receive the As-Converted Amount, then the Series C Liquidation Preference shall be equal to the sum of (i) the Closing Per Share Merger Consideration, and (ii) the Per Share Portion of the Additional Merger Consideration, if any.

(c) Each Company Share issued and outstanding immediately prior to the Effective Time, when converted or cancelled in accordance with Section 2.02(b), shall no longer be outstanding, shall automatically be cancelled and shall cease to exist.

(d) At the Effective Time, each Company Share that is owned by the Company or any of the Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.03. Payment of Merger Consideration.

(a) As promptly as practicable after the date hereof (but in no event later than ten (10) Business Days after the date hereof), Purchaser shall appoint Acquiom Financial LLC, in its capacity as payments administrator, (or its applicable Affiliate) as paying agent, or if Acquiom Financial LLC (or its applicable Affiliate) is unwilling or unable to accept such appointment (including because it is unable to make payments within the timing called for in this Agreement), such paying agent that is mutually acceptable to the Company and Purchaser, acting reasonably (the “Paying Agent”) and enter into a paying agent agreement (the “Paying Agent Agreement”), for the purpose of making payments to the Eligible Holders pursuant to this Article II. Purchaser shall cause the Paying Agent to cooperate with the Company with respect to the distribution by the Company, to each holder of Company Shares on the date of this Agreement and from time to time hereafter, of (i) the letter of transmittal in the form attached hereto as Exhibit C (the “Letter of Transmittal”) and (ii) instructions for effecting the surrender of the Company Shares for payment. The Paying Agent Agreement may only be amended with the prior written consent of the Company.

(b) At or prior to the Closing, Purchaser shall deposit with the Paying Agent the Estimated Aggregate Purchase Price and the Aggregate Liquidation Preference (provided, that, if the holders of Series C Preferred Stock are entitled to receive the As-Converted Amount, then for the purposes of this provision, the Series C Aggregate Liquidation Preference shall be excluded from the calculation of Aggregate Liquidation Preference), and subject to the terms of this Agreement, pay, or cause the Paying Agent to pay, to each Eligible Holder the portion of the Estimated Aggregate Purchase Price and the Aggregate Liquidation Preference, as applicable, that such Eligible Holder is entitled to receive under this Agreement as set forth on the Allocation Schedule.

(c) Each Eligible Holder shall deliver to the Paying Agent a duly executed and completed Letter of Transmittal, and, subject to Section 2.05(e), surrender the Company Shares in accordance with the directions for doing so contained in the Letter of Transmittal in exchange for the right to receive such Eligible Holder’s portion of the Closing Per Share Merger Consideration and the Aggregate Liquidation Preference, as applicable, as provided in Section 2.02(b) and Section 2.03(b).

(d) With respect to each Eligible Holder that has delivered to the Paying Agent at least two (2) Business Days prior to the Closing Date a Letter of Transmittal, completed and signed by such Eligible Holder, Purchaser will cause the Paying Agent to pay, to such Eligible Holder, in immediately available funds, the portion of the Estimated Aggregate Purchase Price and the Aggregate Liquidation Preference, as applicable, that such Eligible Holder is entitled to receive under this Agreement as set forth on the Allocation Schedule, pursuant to the payment instructions provided by such Eligible Holder in such Eligible Holder’s Letter of Transmittal, which payment will be made immediately following the Closing.

(e) With respect to each Eligible Holder that has delivered to the Paying Agent after the second Business Day prior to the Closing a Letter of Transmittal, completed and signed by such Eligible Holder, Purchaser will cause the Paying Agent to pay, to such Eligible Holder, in immediately available funds, the portion of the Estimated Aggregate Purchase Price and the

Aggregate Liquidation Preference, as applicable, that such Eligible Holder is entitled to receive under this Agreement as set forth on the Allocation Schedule, pursuant to the payment instructions provided by such Eligible Holder in such Eligible Holder’s Letter of Transmittal, which payment will be made by no later than two (2) Business Days after the Paying Agent’s receipt of the Letter of Transmittal.

(f) Notwithstanding anything to the contrary contained herein or otherwise, Company Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”), shall not be converted into the right to receive the Closing Per Share Merger Consideration as provided in Section 2.02(b) and Section 2.03(b), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Closing Per Share Merger Consideration as provided in Section 2.02(b) and Section 2.03(b) (and the Per Share Portion of the Additional Merger Consideration, if any), without interest. The Company shall serve prompt notice to Purchaser of any demands for appraisal of any shares of Common Stock, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.04. Treatment of Stock Options. At the Effective Time, each Vested Stock Option shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and in full consideration of such cancellation, shall be converted into and thereafter evidence the right to receive, without interest, (a) the Closing Option Merger Consideration, and (b) the product of (i) the Per Share Portion of the Additional Merger Consideration, if any, and (ii) the number of shares of Common Stock underlying such Stock Option. Any Stock Option that is not a Vested Stock Option that is outstanding as of immediately prior to the Effective Time shall automatically be forfeited and cancelled without consideration, effective as of the Effective Time. Each Stock Option, when converted or forfeited in accordance with this Section 2.04, shall no longer be outstanding, shall automatically be cancelled and shall cease to exist. As promptly as reasonably practicable following the Effective Time, Purchaser shall pay or cause the Surviving Corporation or its applicable Subsidiary to pay, to each applicable Optionholder through the payroll system of the Surviving Corporation or applicable Subsidiary thereof (other than with respect to Vested Stock Options granted in respect of non-employee services, which need not be paid through such payroll system) an aggregate amount in cash equal to the Closing Option Merger Consideration that such Optionholder is entitled to receive under this Agreement as set forth on the Allocation Schedule.

Section 2.05. Certain Actions in Connection with the Merger.

(a) Mailing to Stockholders. As promptly as practicable after the date of this Agreement, the Company shall mail or email to each holder of Company Shares on the date of this Agreement and from time to time hereafter (i) a Letter of Transmittal and (ii) instructions for effecting the surrender of the Company Shares for payment.

(b) Share Transfer Books. At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of any shares of capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Company Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in Section 2.02(b) and Section 2.03(b).

(c) Unclaimed Merger Consideration. At any time following the one year anniversary of the Closing, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any portion of the Estimated Aggregate Purchase Price and the Aggregate Liquidation Preference which has not been disbursed to holders of Company Shares and thereafter any holder of Company Shares entitled to receive its portion of the Closing Per Share Merger Consideration and the Aggregate Liquidation Preference, as applicable, who has not theretofore received payment of such consideration in accordance with Section 2.02(b) and Section 2.03(b) shall thereafter look only to the Surviving Corporation for any such payment that may be payable upon surrender of any Company Shares held by such holder, as determined pursuant to this Agreement, as a general creditor and without any interest thereon.

(d) No Liability. On the date that is the three years following the Closing, any amounts remaining unclaimed by any holder of Company Shares shall become, to the extent permitted by applicable abandoned property, escheat or similar Laws, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. The parties agree that the Paying Agent, Purchaser and the Surviving Corporation shall be entitled to rely on information set forth on the Allocation Schedule in making or causing to be made payments under this Article II and none of the Paying Agent, Purchaser nor the Surviving Corporation shall be responsible or liable for the calculations or the determinations regarding such calculations set forth therein.

(e) Lost Certificates. Notwithstanding anything in this Agreement to the contrary, if any certificate representing Company Shares shall have been lost, stolen or destroyed, upon compliance with the terms of (and subject to any applicable limitations in) the Letter of Transmittal in respect of lost, stolen or destroyed certificates and, if required by the Company or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Company or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Surviving Corporation shall cause the Paying Agent to issue in exchange for such lost, stolen or destroyed certificate the Closing Per Share Merger Consideration and the Aggregate Liquidation Preference, as applicable, payable in respect of each Company Share represented by such lost, stolen or destroyed certificate pursuant to this Agreement.

(f) FIRPTA Certificate. Prior to Closing the Company shall deliver a certification stating that the Company is not and has not within the applicable period been a “United States real property holding corporation”, and corresponding notice to the Internal Revenue Service, each in form and substance required under Treasury Regulation Section 1.897-2(h) and Treasury Regulation Section 1.1445-2(c)(3). Notwithstanding anything to the contrary in this Agreement, if such certification and notice are not delivered prior to Closing, Purchaser’s sole recourse shall be to make the appropriate withholding under Section 1445 of the Code.

(g) Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser, Merger Sub, the Surviving Corporation and any other applicable withholding agent shall be entitled to deduct and withhold, or cause the Escrow Agent to deduct and withhold, from any amount otherwise payable to or for the benefit of any Person pursuant to this Agreement or the Escrow Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law; provided, however, that the Person intending to withhold will use commercially reasonable efforts to notify such Persons of any amounts otherwise payable to such Persons that it intends to deduct and withhold at least five (5) Business Days prior to the due date for any relevant payment, other than required compensatory withholdings in respect of Stock Options and other payments in the nature of compensation for Tax purposes or withholding resulting from a failure to deliver the certification described in Section 2.05(f), and the Person intending to withhold with respect to such payments will provide reasonable details regarding the provisions of Law that requires such withholding. Any amounts withheld in accordance with this Section 2.05(g) that are timely paid to the appropriate Governmental Authority will be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Equityholder in respect of which such deduction and withholding was made.

Article III

CLOSING

Section 3.01. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place electronically through the execution and exchange, via .pdf copies of originally signed documents at 9:00 a.m. (EST) on a date to be specified by the parties hereto, which shall be not later than the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or on such other date or at such other time or place as the parties hereto may mutually agree; provided, that notwithstanding the foregoing, the Closing shall not occur earlier than forty-five (45) days after the date hereof unless Purchaser consents thereto (in Purchaser’s sole discretion). The date on which the Closing occurs is called the “Closing Date”.

Section 3.02. Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable at or after the Closing, the parties hereto shall deliver to the Secretary of State of the State of Delaware a certificate of merger that effectuates the transactions contemplated hereby (the “Certificate of Merger”) and shall make all other filings or recordings as may be required under the DGCL and any other applicable Law in order to effect the Merger. The Merger shall become effective at the time set forth in the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The date and time at which the Merger shall so become effective is herein referred to as the “Effective Time”.

Section 3.03. Payments to be Made at the Closing.

(a) Merger Consideration. At the Closing, Purchaser shall cause the Paying Agent to pay or cause to be paid to each Eligible Holder any amounts due to such Eligible Holder pursuant to Section 2.02(b) and Section 2.03(a) and in accordance with the Allocation Schedule, by wire transfer of immediately available funds to an account designated in such Eligible Holder’s Letter of Transmittal (or, at the request of an Eligible Holder, by check).

(b) Debt Payoff. At the Closing, Purchaser shall (on behalf of the Surviving Corporation) pay or cause to be paid, or, to the extent the Surviving Corporation has sufficient immediately available funds at such time, instruct the Surviving Corporation to pay or cause to be paid, the amounts payable under the Debt Payoff Letter (such amounts, in the aggregate, the “Debt Payoff Amount”), by wire transfer of immediately available funds to the account or accounts designated in the Debt Payoff Letter.

(c) Payment of Stockholders’ Expenses. At the Closing, Purchaser shall (on behalf of the Surviving Corporation) pay or cause to be paid, or, to the extent the Surviving Corporation has sufficient immediately available funds at such time, cause the Surviving Corporation to pay or cause to be paid, the Stockholders’ Expenses set forth on the Estimated Closing Statement, by wire transfer of immediately available funds to the accounts set forth on the Estimated Closing Statement with respect to each payee of the Stockholders’ Expenses.

(d) Administrative Expense Amount. At the Closing, Purchaser shall pay to an account specified by the Company (on behalf of the Equityholders’ Representative) at least two (2) Business Days prior to the Closing Date for the Administrative Expense Account, by wire transfer of immediately available funds, an amount in cash equal to the Administrative Expense Amount.

(e) Escrow Amount. At the Closing, Purchaser shall pay to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount to be deposited into the Escrow Account.

Section 3.04. Purchase Price Adjustment.

(a) Estimated Closing Statement. The Company shall prepare in good faith and provide to Purchaser no later than three (3) Business Days prior to the anticipated Closing Date (i) a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail its good faith estimates of the Closing Working Capital (the “Estimated Closing Working Capital”) and the resulting Estimated Working Capital Adjustment, the Closing Cash Balance (the “Estimated Closing Cash Balance”), the Closing Indebtedness (the “Estimated Closing Indebtedness”), and the Stockholders’ Expenses (the “Estimated Stockholders’ Expenses”), including payment instructions for each payee of the Estimated Stockholders’ Expenses, (ii) the Company’s calculation of the Estimated Aggregate Purchase Price (calculated in accordance with the definitions thereof and the Accounting Policies) and (iii) a schedule setting forth (A) each Eligible Holder and each Optionholder, (B) the Closing Per Share Merger Consideration, Series A-1 Liquidation Preference, Series A-2 Liquidation Preference, Series B Liquidation Preference, Series C Liquidation Preference, and Closing Option Merger Consideration, as applicable, to which to such Persons are entitled to under this Agreement, and (C) each Eligible Holder’s and each Optionholder’s Percentage Share (the “Allocation Schedule”). The Company shall consider in good faith any objection that Purchaser may have with regards to the Estimated Closing Statement, it being understood that in no event shall the acceptance of Purchaser’s comments be considered a condition to Closing or otherwise delay the Closing. Other than as set forth in Section 3.04(e) and except in the case of Fraud, the Company and its officers, directors, employees or Affiliates shall not have any liability with respect to any discrepancy between the figures set forth in the Estimated Closing Statement and the Final Closing Statement (as finally determined pursuant to Section 3.04(d) below).

(b) Proposed Final Closing Statement. As promptly as possible and in any event within sixty (60) calendar days after the Closing Date, Purchaser shall prepare or cause to be prepared in good faith, and shall provide to the Equityholders’ Representative, a written statement (the “Proposed Final Closing Statement”) setting forth in reasonable detail its proposed final determination of the Closing Working Capital and Working Capital Adjustment, the Closing Cash Balance, the Closing Indebtedness, the Stockholders’ Expenses, and the Aggregate Purchase Price. The determination of the Closing Working Capital and Working Capital Adjustment, the Closing Cash Balance, the Closing Indebtedness, the Stockholders’ Expenses, and the Aggregate Purchase Price reflected on the Proposed Final Closing Statement shall be prepared in accordance with the definitions thereof and the Accounting Policies; provided, however, that the Tax Liability Amount shall be calculated in accordance with the definition thereof and applicable Tax Law. For purposes of assisting the Equityholders’ Representative and its representatives in their review of the Proposed Final Closing Statement, Purchaser shall provide, and cause the Surviving Corporation and its Subsidiaries to provide, the Equityholders’ Representative and its representatives (A) upon prior written notice and during normal business hours, reasonable access to the work papers and other books and records (including Tax records), and employees and representatives of Purchaser, the Surviving Corporation and the Surviving Corporation’s Subsidiaries and (B) upon request, a reasonably detailed explanation of the basis for any difference in any elements of the Proposed Final Closing Statement and the Estimated Closing Statement. If Purchaser fails to timely deliver the Proposed Final Closing Statement in accordance with the foregoing, then, at the election of the Equityholders’ Representative in its sole discretion, either (i) the Estimated Closing Statement shall be deemed for all purposes of this Section 3.04 to be the Final Closing Statement or (ii) the Equityholders’ Representative shall retain (at the expense of the Surviving Corporation) the Accounting Firm to provide an audit or other review of the books of the Surviving Corporation, review the calculation of the Closing Working Capital and Working Capital Adjustment, Closing Cash Balance, the Closing Indebtedness, the Stockholders’ Expenses, and the Aggregate Purchase Price and make any adjustments necessary thereto consistent with the provisions of this Section 3.04, the determination of such Accounting Firm being conclusive and binding on the parties hereto; provided, however, that the Equityholders’ Representative reserves any and all other rights granted to it in this Agreement.

(c) Dispute Notice. The Proposed Final Closing Statement (and the proposed final determinations of the Closing Working Capital and Working Capital Adjustment, the Closing Cash Balance, the Closing Indebtedness, the Stockholders’ Expenses, and the Aggregate Purchase Price contained therein) shall be final, conclusive and binding on the parties hereto for purposes of this Section 3.04 unless the Equityholders’ Representative provides a written notice (a “Dispute Notice”) to Purchaser no later than the thirtieth (30th) Business Day after the delivery to the Equityholders’ Representative of the Proposed Final Closing Statement. Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Statement that the Equityholders’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item (each, a “Disputed Item”) and (ii) the Equityholders’ Representative’s alternative calculation of the Closing Working Capital and Working Capital Adjustment, the Closing Cash Balance, the Closing Indebtedness, the Stockholders’ Expenses, and the Aggregate Purchase Price, as applicable, calculated in accordance with the principles set forth in Section 3.04(b) above.

(d) Resolution of Disputes. Purchaser and the Equityholders’ Representative shall attempt to promptly resolve the matters raised in any Dispute Notice in good faith and all such discussions will (unless otherwise agreed by Purchaser and the Equityholders’ Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable equivalent state rule. Beginning ten (10) Business Days after delivery of any Dispute Notice pursuant to Section 3.04(c), or any mutually-agreed extension thereof, either Purchaser or the Equityholders’ Representative may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the then-Disputed Items to a nationally recognized independent accounting firm chosen jointly by Purchaser and the Equityholders’ Representative (the “Accounting Firm”). The Accounting Firm shall act as an expert, and not an arbitrator, in reviewing the Disputed Items. The parties shall instruct the Accounting Firm to promptly (and in any event within 30 calendar days), in accordance with such procedures as it deems fair and equitable, review only those Disputed Items specifically set forth and objected to in the Dispute Notice; provided that each party shall be afforded an opportunity to submit a written statement in favor of its position and to advocate for its position orally before the Accounting Firm. In making its determination, the Accounting Firm shall (i) be bound by the terms and conditions of this Agreement, including, the Accounting Policies, the definitions of the Closing Working Capital, the Closing Cash Balance, the Closing Indebtedness, the Stockholders’ Expenses, and the Aggregate Purchase Price and the terms of this Section 3.04, and (ii) not assign any value with respect to a Disputed Item that is greater than the highest value for such amount claimed by either the Equityholders’ Representative or Purchaser or that is less than the lowest value for such amount claimed by either the Equityholders’ Representative or Purchaser, in each case as modified following discussions with the applicable party and as submitted to the Accounting Firm at the outset of the dispute resolution process with a copy to the other party. A single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to such disputes and the industry in which the Company operates shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision with respect to such Disputed Items, including a statement in reasonable detail of the basis for its decision. The fees and expenses of the Accounting Firm shall be borne by the Equityholders, on the one hand, and Purchaser on the other hand, based on the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party and such allocation of fees and expenses shall be calculated by the

Accounting Firm and shall be final and binding on the parties. By way of illustration, (x) if Purchaser’s calculations would have resulted in a $1,000,000 net payment to Purchaser, and the Equityholders’ Representative’s calculations would have resulted in a $1,000,000 net payment to the Equityholders and the Accounting Firm’s final determination results in an aggregate net payment of $500,000 to the Equityholders, then Purchaser and the Equityholders shall pay 75% and 25%, respectively, of such fees and expenses and (y) if each of such parties’ calculations differs from the Accounting Firm’s calculation by $1,000,000, Purchaser and the Equityholders shall split such fees and expenses evenly. Any fees and expenses of the Accounting Firm payable by the Equityholders pursuant to this Section 3.04(d) shall be paid from the Administrative Expense Account. The decision of the Accounting Firm with respect to the Disputed Items of the Proposed Final Closing Statement submitted to it shall be final, conclusive and binding on the parties absent manifest error or Fraud. As used herein, the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the parties and/or the decision of the Accounting Firm pursuant to this Section 3.04, is referred to herein as the “Final Closing Statement.” Each of the parties to this Agreement agrees to cooperate with any reasonable requests of the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement. The Equityholders’ Representative and Purchaser shall not, and shall cause each of their respective Affiliates and direct each of their respective representatives (including with respect to the Equityholders’ Representative, the Equityholders) not to, have any ex parte conversations or meetings with the Accounting Firm in connection with the Disputed Items without the prior written consent of the other party. At any time, Purchaser and the Equityholders’ Representative may agree to settle any objections raised in the Dispute Notice, which agreement shall be in writing and binding upon each of Purchaser and the Equityholders’ Representative with respect to the subject matter of any such objection so resolved.

(e) Purchase Price Adjustment. If the Final Aggregate Purchase Price differs from the Estimated Aggregate Purchase Price, then within five (5) Business Days of the final determination of the Final Aggregate Purchase Price:

(i) Subject to Section 3.04(e)(iii), if the Final Aggregate Purchase Price is equal to or in excess of the Estimated Aggregate Purchase Price, (A) Purchaser shall remit or cause to be remitted through the Paying Agent an aggregate amount equal to the excess of the Final Aggregate Purchase Price over the Estimated Aggregate Purchase Price, if any, to (x) in the case of payments that are not subject to compensatory withholding, each applicable Equityholder in accordance with such Equityholder’s Percentage Share and (y) in the case of payments that involve compensatory withholding, the Surviving Corporation for further distribution to the applicable Equityholders in accordance with their respective Percentage Shares and (B) Purchaser and the Equityholders’ Representative shall jointly direct the Escrow Agent to transfer the full amount of funds in the Escrow Account the Paying Agent for further payment to (x) in the case of payments that are not subject to compensatory withholding, each applicable Equityholder in accordance with such Equityholder’s Percentage Share and (y) in the case of payments that involve compensatory withholding, the Surviving Corporation for further distribution to the applicable Equityholders in accordance with their respective Percentage Shares, in each case by wire transfer of immediately available funds; or

(ii) If the Final Aggregate Purchase Price is less than the Estimated Aggregate Purchase Price, Purchaser and the Equityholders’ Representative shall jointly direct the Escrow Agent to (A) transfer to Purchaser, or at Purchaser’s discretion, to the Surviving Corporation, out of the Escrow Account an aggregate amount equal to the excess of the Estimated Aggregate Purchase Price over the Final Aggregate Purchase Price, if any (solely to the extent of the funds available in the Escrow Account) and (B) transfer the amount of funds remaining in the Escrow Account, if any, after the distribution contemplated in subsection (ii)(A) above to (x) in the case of payments that are not subject to compensatory withholding, to each applicable Equityholder in accordance with such Equityholder’s Percentage Share and (y) in the case of payments that involve compensatory withholding, the Surviving Corporation for further distribution to the applicable Equityholders in accordance with their respective Percentage Shares, in each case by wire transfer of immediately available funds.

(iii) The parties shall, to the extent permitted by Law, treat for Tax purposes any additional payments to the Equityholders as an adjustment to the purchase price of the equity interests of the Company. The Escrow Amount shall serve as the sole and exclusive source of recovery for any amounts owed to the Surviving Corporation or Purchaser or any of their respective Affiliates in connection with the final determination of the Final Aggregate Purchase Price pursuant to this Agreement (including this Section 3.04).

(iv) The parties agree that the provisions of this Section 3.04 and the dispute resolution provisions contemplated hereby shall be the sole and exclusive remedy and exclusive forum of the parties with respect to the matters contemplated by this Section 3.04 except in the case of Fraud.

(f) Cash, Indebtedness, and Closing Working Capital. The parties hereto acknowledge that the sole purpose of the adjustment contemplated by this Section 3.04 is to adjust for actual changes in the relative levels of items that are captured in the definitions of Cash, Indebtedness, and Closing Working Capital from the estimated amounts specified in this Agreement, as applicable. Accordingly, the Closing Working Capital shall be calculated using the Accounting Policies applied in a manner consistent with the application of such policies in the calculation of the Working Capital Target (as described in Exhibit A) and the calculations of Cash, Indebtedness, and Closing Working Capital shall not take into account any changes in accounting treatment, whether or not that would be required under GAAP, as a result of any change in plans, basis of estimation, intent or strategy of the Company from or after the Closing Date.

Section 3.05. Administrative Expense Account. On the Closing Date, Purchaser shall deliver the Administrative Expense Amount to the Equityholders’ Representative by wire transfer of immediately available funds in accordance with Section 3.03(d). The Equityholders’ Representative shall hold the Administrative Expense Amount in the Administrative Expense Account as a fund from which the Equityholders’ Representative shall pay any fees, expenses or costs it incurs in performing its duties and obligations under this Agreement and the Escrow Agreement by or on behalf of the Equityholders, including fees and expenses incurred pursuant to the procedures and provisions set forth in Section 3.04 and legal and consultant fees, expenses and costs for reviewing, analyzing, prosecuting and defending any claim or process arising under or relating to this Agreement or the Escrow Agreement or the transactions contemplated by this Agreement. The Equityholders will not receive any interest or earnings on the Administrative Expense Amount and irrevocably transfer and assign to the Equityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. At such time and from time to time that the Equityholders’ Representative determines in its good faith discretion that a portion of the Administrative Expense Amount will not be required for the payment of such fees, expenses or costs, the Equityholders’ Representative shall distribute to the Paying Agent for further distribution to the Equityholders, in accordance with each such Equityholder’s Percentage Share, such applicable amounts from the Administrative Expense Account. For U.S. federal income tax purposes, the Administrative Expense Amount shall be treated as having been received and voluntarily set aside by the Equityholders at Closing and any amounts required to be withheld in respect of the portion of the Administrative Expense Amount attributable to Optionholders shall be withheld from amounts payable to Optionholders in connection with Closing.

Section 3.06. Closing Deliverables. Prior to or at the Closing:

(a) The Company shall deliver the following to Purchaser:

(i) the Debt Payoff Letter;

(ii) the Escrow Agreement, duly executed by the Equityholders’ Representative; and

(iii) a good standing certificate for the Company and each of its Subsidiaries from its jurisdiction of formation, in each case dated within 30 calendar days of the Closing Date.

(b) Purchaser shall have delivered the following to the Company:

(i) evidence of issuance of the D&O Insurance;

(ii) the Paying Agent Agreement, duly executed by Purchaser and the Paying Agent; and

(iii) the Escrow Agreement, duly executed by Purchaser and the Escrow Agent.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules prepared by the Company in connection herewith (the “Schedules”), the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

Section 4.01. Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. The Company is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to be material to the Company. True and complete copies of the organizational documents of the Company and each Subsidiary, as currently in effect, have been made available to Purchaser. Other than the Stockholders’ Agreement, the Company is not a party to and there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any equity securities of the Company.

(b) Schedule 4.01(b) sets forth the name, jurisdiction of organization and authorized capitalization of each Subsidiary, and the ownership of all outstanding capital stock, partnership interests and other ownership or equity interests of each such Subsidiary, and each Subsidiary is a duly organized and validly existing corporation, partnership or limited liability company in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. Each Subsidiary is duly qualified and in good standing to do business as a foreign corporation, partnership or limited liability company in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so organized, validly existing, in good standing, qualified or licensed would not reasonably be expected to be material to the applicable Subsidiary.

Section 4.02. Authority/Binding Effect. The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and each Additional Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions expressly contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Additional Agreement to which it is a party by the Company, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action on the part of the Company or any of the Subsidiaries is required to authorize the execution, delivery and performance hereof or thereof by the Company, and the consummation of the transactions contemplated hereby and thereby, except for (a) obtaining the affirmative vote of (i) (A) the holders of a majority of the issued and outstanding shares of Common Stock (with the holders of Preferred Stock voting as a single class with the holders of Common Stock on an as-converted basis) and (B) the holders of a majority of the issued and outstanding shares of Series C Preferred Stock voting as a separate class, in each case, in favor of approving the Merger and adopting this Agreement (the “Stockholder Consent”) and (b) filing the Certificate of Merger pursuant to the DGCL. This Agreement and each Additional Agreement to which the Company is a party has been duly executed and delivered by the Company and, assuming that this Agreement and each applicable Additional Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03. Financial Statements.

(a) Schedule 4.03(a) sets forth (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2023, December 31, 2022 and December 31, 2021 (the “Audited Balance Sheets”) and the related audited consolidated statements of operations, cash flow and changes in stockholder’s equity of the Company and its Subsidiaries for each fiscal year then ended (the “Annual Financials”) and (ii) the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) and the related unaudited consolidated statement of operations, cash flow and changes in stockholder’s equity of the Company and its Subsidiaries as of October 31, 2024 (the “Interim Financials,” and the date thereof, the “Most Recent Balance Sheet Date,” and the Interim Financials, together with the Annual Financials, the “Financial Statements”).

(b) The Financial Statements (including all related notes) fairly present, in all material respects, the consolidated financial position of the Company and the Subsidiaries, as of the respective dates thereof, and the consolidated results of operations and changes in cash flows of the Company and the Subsidiaries, for the respective periods set forth therein. Each of the Financial Statements (including all related notes) has been prepared, in all material respects, in accordance with GAAP, except as otherwise noted therein, and subject, in the case of the Interim Financials, to year-end adjustments and the absence of footnote disclosures.

(c) There are no significant deficiencies or material weaknesses in the design or operation of the Company’s and the Subsidiaries’ internal controls that adversely affect the ability of the Company and the Subsidiaries to record, process, summarize and report financial information. The Company and the Subsidiaries maintain accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls. To the knowledge of the Company, there has been no, and there does not currently exist any, instances of Fraud or intentional misconduct or allegations of financial improprieties relating to the Financial Statements or involving the Company’s or the Subsidiaries’ management.

(d) Since January 1, 2022, all accounts and notes receivable of the Company and the Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice. The Company has good and marketable title to its accounts receivable, free and clear of all Liens except for Permitted Liens.

Section 4.04. Absence of Certain Changes or Events. Except for the transactions contemplated hereby, from the Most Recent Balance Sheet Date through the date of this Agreement, (a) the Company and the Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice, (b) there has been no Material Adverse Effect, and (c) none of the Company or any of the Subsidiaries has taken any action which, if taken after the execution and delivery of this Agreement, would have required the prior consent of Purchaser pursuant to Section 6.01.

Section 4.05. Ownership of Stock/Capitalization.

(a) As of the date of this Agreement, the total number of shares of capital stock of all classes that the Company has the authority to issue is (i) 10,000,000 shares of Common Stock and (ii) 2,680,149 shares of Preferred Stock, of which (A) 734,022 shares of Preferred Stock have been designated Series A-1 Preferred Stock, (B) 267,560 shares of Preferred Stock have been designated Series A-2 Preferred Stock, (C) 12,829 shares of Preferred Stock have been designated Series B Preferred Stock, and (D) 1,665,738 shares of Preferred Stock have been designated Series C Preferred Stock. Of such authorized shares, as of the date of this Agreement, a total of (1) 926,521.982 shares of Common Stock are issued and outstanding, (2) 734,021.87 shares of Series A-1 Preferred Stock are issued and outstanding, (3) 267,559.31 shares of Series A-2 Preferred Stock are issued and outstanding, (4) 12,828.63 shares of Series B Preferred Stock are issued and outstanding, and (5) 1,662,535.58 shares of Series C Preferred Stock are issued and outstanding. All of the Company Shares have been duly authorized and validly issued in compliance with all applicable Laws, are fully paid and nonassessable and have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal. Schedule 4.05(a) includes a true and correct list of Stock Options outstanding as of the date of this Agreement and the Company Equity Plan under which each such Stock Option was granted. The Company has made available to Purchaser a true and complete list of each Optionholder who, as of the date of this Agreement, holds any Stock Option, together with the number of shares of Common Stock subject to each such Stock Option, and the exercise price per share. No Stock Option has been granted with an exercise price less than the fair market value of a share of Common Stock on the date on which the Stock Option was granted.

(b) Each issued and outstanding share of capital stock of each Subsidiary has been duly authorized and validly issued in compliance with all applicable Laws, is fully paid and nonassessable, and has not been issued in violation of, and is not subject to, any preemptive or subscription rights or rights of first refusal.

(c) The Company or one of the Subsidiaries has good and valid title to all of the Subsidiary Shares, free and clear of all Liens other Liens arising under applicable securities Laws and any restrictions on the transfer of such securities arising under the organizational documents of the applicable Subsidiary.

(d) (i) Except for the Stock Options described in subsection (a) above, and any award issued in compliance with Section 6.01, there are no outstanding options, warrants or other rights, agreements, arrangements, or commitments to which the Company or any Subsidiary is a party relating to the issued or unissued capital stock or other equity interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to grant, issue or sell any share of the capital stock or other equity interests of the Company or such Subsidiary by sale, lease, license or otherwise; (ii) there is no obligation, contingent or otherwise, of the Company or any Subsidiary to (A) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Company or any Subsidiary, or (B) other than in connection with the Credit Facility or pursuant to inter-company arrangements among or between the Company and one or more of the Subsidiaries or among or between one or more Subsidiaries of the Company, provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, the Company or any Subsidiary or any other Person; and (iii) other than in connection with any of the Plans, neither the Company nor any Subsidiary, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

(e) Schedule 4.05(e) sets forth, as of the date of this Agreement, the name of each holder of record of Company Shares and the number of Company Shares held of record thereby.

(f) The information set forth in the Allocation Schedule will be true and accurate in all respects as of the date provided to Purchaser.

Section 4.06. Consents and Approvals/No Violation.

(a) Assuming the truth and accuracy of the representations and warranties set forth in Section 5.03(a), the execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not, require the Company or any Subsidiary to obtain any material consent, approval, waiver, authorization or permit of, or to make any material filing or registration with or notification to (“Consents”), any federal or state court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality, whether domestic or foreign (“Governmental Authority”), except (i) for compliance with the applicable requirements, if any, of the HSR Act (and any similar Law enforced by any Governmental Authority regarding acquisition notifications for the purpose of competition reviews) and (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

(b) Assuming receipt of all approvals, authorizations, consents or waiting period expirations or terminations related to the required Consents described in Section 4.06(a), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws or other comparable organizational documents, in each case as currently in effect, of the Company or any Subsidiary, (ii) conflict with, violate or result in a loss of rights or trigger new obligations under any Orders applicable to the Company or any Subsidiary or by or to which any of their respective properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Material Contract, Real Property Leases or Permit to which the Company or any Subsidiary is a party or by or to which the Company or any Subsidiary or any of their respective properties or assets is bound or subject, except as set forth on Schedule 4.06(b).

Section 4.07. Absence of Litigation. (a) There is no claim, action, arbitration, suit, or proceeding, at law (including actions or proceedings seeking injunctive relief), by or before any Governmental Authority (“Litigation”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or affecting any of their respective properties or assets, or related to any of their directors or officers in regards to their actions as such since January 1, 2022, which, if adversely determined, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (b) neither the Company nor any Subsidiary is a party to or subject to, or in default under, any material judgment, order or decree of any Governmental Authority to which the Company or any Subsidiary is a party or to which it is subject (“Orders”). There is no material Litigation by the Company or any of the Subsidiaries, or which the Company or any of the Subsidiaries has commenced preparations to initiate, against any other Person.

Section 4.08. Related Party Matters. To the knowledge of the Company, as of the date of this Agreement, no Related Party (a) has any direct or indirect interest in any material asset used in or otherwise relating to the Company’s or the Subsidiaries’ business (other than through an ownership interest in the Company), (b) is a party to any material Contract, transaction or business dealing involving the Company or any Subsidiaries, other than a Plan, (c) is competing with the Company or the Subsidiaries or (d) has any claim or right against the Company or the Subsidiaries (other than rights to receive compensation for services performed, or indemnification, as a member, board member, officer or employee of the Company or a Subsidiary or through ownership of equity in the Company).

Section 4.09. Permits/Compliance with Laws. The Company and each Subsidiary possess all material licenses and permits of Governmental Authorities required under applicable Laws to own, lease and operate its properties and assets and to carry on its business as it is now being conducted (collectively, the “Permits”) and there is no proceeding by or before any Governmental Authority pending or, to the knowledge of the Company, threatened regarding the revocation of any such Permit or a declaration of any such Permit as invalid. The Company and each Subsidiary is in compliance in all material respects with such Permits and with all Laws and Orders applicable to it or by or to which any of its properties or assets is bound or subject and, since January 1, 2022, neither the Company nor any Subsidiary has received any written notice alleging non-compliance. Since January 1, 2022, neither the Company nor any Subsidiary has received and, to the knowledge of the Company, no third party that manufactures or processes the products for the Company or any Subsidiary received notice that the products sold by the Company or the Subsidiaries are or have been the subject of any material investigation, warning letter, notice of violation, seizure, injunction, regulatory enforcement action, or criminal action issued, initiated or, to the knowledge of the Company, threatened by any Governmental Authority.

Section 4.10. No Undisclosed Liabilities. Except (a) as set forth in the Financial Statements, (b) for liabilities incurred in the ordinary course of business since the Most Recent Balance Sheet Date, none of which constitutes a breach of a Material Contract or a violation of applicable Law, (c) for liabilities under this Agreement or liabilities incurred in connection with the transactions contemplated hereby, (d) as would not reasonably be expected to be material to the Company or any of its Subsidiaries or (e) neither the Company nor any of the Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the related financial statement footnotes.

Section 4.11. Employee Benefit Plans.

(a) Schedule 4.11(a) sets forth, as of the date of this Agreement, a complete and correct list of all material Plans; provided, however, that in each case, to the extent there exist form of agreements or arrangements that would constitute material Plans, the Company shall be required to list only the forms of such agreement or arrangements (except that to the extent there are ongoing obligations or liabilities under any agreements or arrangements that will exist following the Closing, other than base salary or wages, annual incentives or commissions and other ordinary course compensation and benefits that are generally available to employees, such agreements or arrangements must be specifically scheduled even if they are on the same form). No Plan is sponsored or maintained outside of the United States.

(b) The Company has made available to Purchaser, with respect to each material Plan, as applicable: (i) the plan document and any amendments thereto or, in the case of an unwritten Plan, a written description of the terms thereof, (ii) the most recent determination, advisory or opinion letter from the IRS, (iii) the most recently filed Form 5500 with all schedules attached, (iv) all non-routine correspondence with all Governmental Authorities within three (3) years prior to the date hereof, (v) each summary plan description, summary of material modifications, and summary annual report, and (vi) each trust agreement, insurance contract and other document relating to the funding or payment of benefits under such Plan.

(c) Neither the Company, the Subsidiaries, nor any of their ERISA Affiliates sponsors, maintains or contributes to (or at any time in the past six (6) years has had an obligation to contribute to), or otherwise has any liability with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code, (ii) a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or any plan that is subject to Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), or (iv) a multiple employer plan (within the meaning of Section 413(c) of the Code or Section 210 of ERISA).

(d) Each Plan has been maintained, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws. There is no pending or, to the knowledge of the Company, threatened material assessment, complaint, investigation, legal proceeding or claim (other than any routine claim for benefits in the ordinary course of business) with respect to any Plan and, to the knowledge of the Company, there exist no facts or circumstances that would reasonably be expected to result in one. There have been no prohibited transactions or, to the knowledge of the Company, breaches of the duties imposed on “fiduciaries” within the meaning of Section 3(21) or 406 of ERISA or Section 4975 of the Code with respect to any of the Plans that would reasonably be expected to result in any material liability or excise Tax under ERISA or the Code being imposed on the Company or any Subsidiary.

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and is subject to a favorable determination, advisory or opinion letter from the United States Internal Revenue Service upon which it can rely (or has timely filed for such letter, or is an approved prototype or volume submitted plan), each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualification of such Plan.

(f) No Plan provides any retiree or post-employment health or welfare benefits (other than health continuation coverage required by Section 4980B of the Code or similar state Law).

(g) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise) (i) result in any payment (whether of severance pay or otherwise) becoming due to any current or former officer, employee, director, manager, consultant or independent contractor who is a natural Person (or dependents of such Persons) of the Company or any Subsidiary, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, director, manager, consultant or independent contractor who is a natural Person (or dependents of such Persons) of the Company or any Subsidiary, or (iii) result in any forgiveness of indebtedness with respect to any current or former officer, employee, director, manager, consultant or independent contractor who is a natural Person (or dependents of such Persons) of the Company or any Subsidiary or trigger any funding obligation under any Plan or impose any restrictions or limitations on the rights of the Company or any Subsidiary to administer, amend or terminate any Plan, other than as imposed by Law.

(h) No amount, economic benefit or other entitlement that could reasonably be expected to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) by any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company or any Subsidiary under any Plan or other compensatory arrangement would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No Plan provides for any indemnification or any “gross-up” or similar payment to any Person on account of any Tax under Sections 4999 or 409A of the Code.

(i) With respect to each group health plan maintained by the Company or any Subsidiary benefiting any current or former employee of the Company or any Subsidiary that is subject to Section 4980B of the Code, the Company and each Subsidiary have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(j) All material (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Plan on or prior to the Closing Date will have been paid, made or accrued (to the extent required to be accrued under GAAP) on or prior to the Closing Date.

(k) Neither the Company nor any of the Subsidiaries has a legally binding obligation to institute any plan, program, arrangement or agreement for the benefit of any current or former employees, officers, directors, managers or consultants or independent contractors (who are natural Persons) of the Company or any of the Subsidiaries other than the Plans, or to make any amendments to any of the Plans (other than renewals of broad-based health and welfare and retirement Plans in the ordinary course of business).

(l) No Plan provides health, welfare or retirement benefits to any individual who is not a current or former employee of the Company or any of the Subsidiaries, or the dependents or other beneficiaries of any such current or former employee.

Section 4.12. Material Contracts. Schedule 4.12 includes, as of the date of this Agreement, a true, complete and correct list of all of the following Contracts to which the Company or any Subsidiary is a party or to which its assets, property or business is bound or subject, excluding any Real Property Leases, Plans or purchase orders in the ordinary course of business on forms made available to Purchaser (the Contracts listed on Schedule 4.12, and the Contracts required to be so listed, the “Material Contracts”):

(a) any Contract concerning the operation or establishment of a partnership, joint venture, revenue sharing, strategic alliance, joint development or similar arrangement with a third party;

(b) any Contract involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise;

(c) any Contract with a Material Customer or Material Supplier, in each case other than (i) Click-Through Agreements, (ii) Contracts for Off-the-Shelf Software, or (iii) Contracts for open source or free software granted to the Company or a Subsidiary and having an annual or one-time fee of no more than $50,000;

(d) any Contract involving any distributor, sales representative, broker or advertising agency which are not terminable by the Company or the applicable Subsidiary upon sixty (60) days’ notice without payment of a fee or other penalty;

(e) any Contract providing for the purchase, maintenance or acquisition, or the sale or furnishing, of tangible materials, supplies, merchandise or equipment in excess of $100,000 (other than any Contracts with co-manufacturers that are otherwise disclosed on Schedule 4.12);

(f) any Related Party Agreements;

(g) any Contract pertaining to the lease of equipment or other personal property in excess of $100,000;

(h) any Contract whose term exceeds one (1) year and (i) is not cancelable by the Company or a Subsidiary on notice of sixty (60) or fewer days without payment by the Company or any Subsidiary and (ii) involves aggregate annual payments by the Company or any Subsidiary in excess of $250,000;

(i) any Contract in respect of Indebtedness of the Company or any Subsidiary in an amount in excess of $500,000, other than any Indebtedness owed by the Company or any Subsidiary to the Company or any other Subsidiary;

(j) any Contract with respect to any future disposition or granting of a right of first refusal or first negotiation with respect to the sale of any of the equity interests of the Company or any Subsidiary (or rights thereto);

(k) any Contract for the sale of any material assets (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise) other than in the ordinary course of business;

(l) any material Contract (i) pursuant to which the Company or any Subsidiary grants to a third party a license, covenant not to assert or grant of immunity from suit, to any Owned IP, in each case other than (x) limited-term co-branding agreements or (y) non-exclusive licenses that are (A) granted in the ordinary course of business to customers, suppliers, distributors, vendors, influencers, or service providers, and (B) incidental to the purpose of the Contract taken as a whole ((x) and (y), collectively, the “Incidental Out Licenses”); (ii) pursuant to which a third party licenses, sublicenses, grants a covenant not to sue or assert any Intellectual Property Rights to the Company or any Subsidiary, in each case other than (A) Click-Through Agreements, (B) Contracts for Off-the-Shelf Software, (C) Contracts for open source or free software having an annual or one-time fee of no more than $50,000, (D) Contracts for limited-term co-branding arrangements, (E) non-exclusive talent releases, photography and content licenses, and non-exclusive music licenses entered into in the ordinary course of business that are not materially negotiated, (F) Contracts with influencers or otherwise relating to customer testimonials or user-generated content entered into in the ordinary course of business that do not materially differ from the Company’s customary terms in such agreements, or (G) non-disclosure agreements in which the license, sublicense or covenant not to sue or assert to or under Intellectual Property Rights is incidental to the purpose of the Contract taken as a whole ((A)-(G), collectively, the “Incidental In Licenses”) or (iii) pursuant to which the Company or any Subsidiary is materially restricted from using, registering, or enforcing any Owned IP (including pursuant to settlement agreements, coexistence agreements and covenants not to sue);

(m) any Contract that creates a Lien (other than a Permitted Lien with respect to clause (ii)) over (i) any of the Company Shares or (ii) any other assets or properties of the Company or any Subsidiary;

(n) any Contract containing a provision that restricts the Company or any Subsidiary from competing in any line of business with any Person or in any geographical area or offering or selling any Product or service to any Person or class of Persons that would apply immediately after the Closing to the Company or any Subsidiary;

(o) any Contract granting exclusive rights (other than with respect to Intellectual Property Rights, which are covered by subsection (l) above) or “most favored nation” rights;

(p) any Contract requiring the purchase of all or substantially all of a particular product from a particular supplier during the current or a subsequent fiscal year;

(q) any Contract entered into by the Company or any Subsidiary since January 1, 2022 for the settlement of any Litigation that has not been satisfied or discharged in full (other than a release of claims); and

(r) any Contract with any Governmental Authority.

Copies of each Material Contract (in each case including all amendments and supplements thereto) that are true, correct and complete subject to any redaction deemed reasonably necessary by the Company have been made available by or on behalf of the Company to Purchaser. Each Material Contract is a legal, valid and binding obligation of the Company or a Subsidiary and, to the knowledge of the Company, of each counterparty thereto, and is in full force and effect. Neither the Company nor any Subsidiary, on the one hand nor, to the knowledge of the Company, any other party to a Material Contract, on the other hand, is in default under any Material Contract to which it is a party, except, in each case, for such breaches and defaults as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Subsidiaries. Neither the Company nor any Subsidiary has received any written claim from any other party to a Material Contract that the Company or the applicable Subsidiary has breached any obligations to be performed by it thereunder and no counterparty to a Material Contract has exercised any termination right with respect thereto.

Section 4.13. Personal Property.

(a) Schedule 4.13(a) sets forth a list of all of the material tangible assets and properties reflected in the Financial Statements. The Company or one of its Subsidiaries has good and marketable title to, or a valid and enforceable leasehold interest in or license or right to use, all of assets and properties set forth on Schedule 4.13(a) or thereafter acquired by the Company or its Subsidiaries, except for assets disposed of in the ordinary course of business or as otherwise permitted by Section 6.1.

(b) None of the properties or assets used by the Company or the Subsidiaries is held under any conditional sale or other title retention agreement. None of the assets or properties leased by the Company or any Subsidiary are subleased to any Person. To the knowledge of the Company, all tangible personal assets and properties used or leased for use by the Company or the Subsidiaries in connection with the conduct of its business are in good operating condition and repair, subject only to ordinary wear and tear.

(c) All inventories owned by the Company and the Subsidiaries consist only of items of a quality and quantity readily usable or readily salable, and are valued so as to reflect the normal valuation policy of the Company, all in accordance with GAAP, applied on a basis consistent with prior years, but not in excess of the lower of cost or net realizable market value. Since the Most Recent Balance Sheet Date, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory, except for write-downs and reserves that were made in the ordinary course of business.

Section 4.14. Environmental Matters.

(a) The Company and the Subsidiaries operate and since January 1, 2021 have operated in material compliance with all applicable Environmental Laws.

(b) The Company and the Subsidiaries hold and since January 1, 2021 have been in material compliance with, all of the material Permits required for their operations pursuant to Environmental Law.

(c) There has been no Release of Hazardous Materials at (i) the Leased Real Property; or (ii) any property previously owned, leased, used or operated by the Company or any Subsidiary; or (iii) to the knowledge of the Company, any other real property at which any Hazardous Material is generated or handled by or on behalf of the Company or any Subsidiary, in each case of (i), (ii) or (iii) in a manner that has violated any Environmental Law or could reasonably be expected to result in a material liability for the Company or any Subsidiary under Environmental Law.

(d) There is no pending or, to the knowledge of the Company, threatened Environmental Claim against the Company or any Subsidiary.

(e) Neither the Company nor any Subsidiaries has expressly assumed, undertaken, or agreed to provide indemnification for any material liability of any other Person relating to or arising from any Environmental Law, which such liability would not be a liability of the Company or such Subsidiary in the absence of such agreement.

(f) Each Product sold or intended for sale in the state of California complies in all material respects with California’s Safe Drinking Water and Toxic Enforcement Act (“Proposition 65”) and neither the Company nor its Subsidiaries are subject to any pending or, to knowledge of the Company, threatened Litigation arising under Proposition 65.

Section 4.15. Real Property.

(a) (i) Schedule Section 4.15(a)(i) sets forth the address of each parcel of Leased Real Property and a complete list of all leases, subleases and other agreements pursuant to which the Company or any Subsidiary occupies or uses the Leased Real Property (collectively, the “Real Property Leases”). Each Real Property Lease is in full force and effect and the Company or the applicable Subsidiary has valid, binding and enforceable leasehold title in the real property to which each Real Property Lease relates (the “Leased Real Property”) pursuant to such Real Property Lease, free and clear of all Liens, other than Permitted Liens, except in each case where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) there are no defaults by the Company or the applicable Subsidiary (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by the Company or a Subsidiary) and, to the knowledge of the Company, there are no defaults by any other party to such Real Property Lease (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by such other party) under such Real Property Lease, except where such defaults would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) to the knowledge of the Company, no event has occurred which (with notice or lapse of time, or both) could reasonably be expected to give any Person the right to terminate, accelerate or modify any Real Property Lease and no party to any Real Property Lease has exercised any termination rights with respect thereto; (iv) there are no subleases, licenses or occupancy agreements pursuant to which the Company or the applicable Subsidiary has granted to any third party the right to use the Leased Real Property other than as set forth on Schedule 4.15(a)(iv) and no Person (other than the Company or the applicable Subsidiary) is in possession of, any of the Leased Real Property; and (v) no Affiliate of the Company is the owner or lessor of any Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns any real property.

(c) The Leased Real Property constitutes all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and its Subsidiaries and which is, in the reasonable judgment of the Company, necessary for the continued operation of the business of the Company and its Subsidiaries as the business is currently conducted.

(d) All of the Leased Real Property and buildings, fixtures and improvements thereon (i) have been properly and appropriately maintained in accordance with the terms of the applicable Real Property Lease, and (ii) are suitable, sufficient and appropriate in all material respects for their current and contemplated uses.

(e) The Company has made available to Purchaser true, correct and complete copies of all of the Real Property Leases, together with all written amendments, modifications or supplements, if any, thereto and there have been no oral amendments, modifications or supplements to any Real Property Lease.

(f) Neither the Company nor any Subsidiary owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

Section 4.16. Labor and Employment Matters.

(a) An accurate and complete list setting forth (i) the name or employee identification number, date of hire, current job title, work location, remote/in-office/hybrid status, department, exempt/non-exempt status, full-time/part-time status, current rate of pay (salary or hourly wage), bonus or other incentive compensation eligibility, and leave of absence status (with anticipated return date if known) for each Employee; and (ii) the service date, compensation rate and a brief description of services for each individual who performs services for the Company or any Subsidiary as an independent contractor, has been provided to Purchaser.

(b) The Company and each Subsidiary is, and since January 1, 2022 has been, in material compliance with applicable Laws regarding labor and employment in all material respects, including but not limited to Laws relating to: termination of employment; employment practices; terms and conditions of employment; discrimination; harassment; retaliation; collective bargaining and labor law rights; wages and salaries and payment thereof; unemployment insurance; joint employment (including but not limited to the lack of any joint employment relationships with any Material Supplier); hours and overtime and payment thereof; affirmative action; pay equity; worker classification (including but not limited to properly classifying its workers as (i) independent contractors and consultants, and (ii) exempt and non-exempt); occupational health and safety; workers compensation; leaves of absence; immigration (including complying with all Form I-9 requirements and verification of authorization to work in the United States); and employee layoff and plant closing notification.

(c) With respect to any current or former employee of the Company or any Subsidiary, (i) the Company and each Subsidiary is not party to any collective bargaining agreement or similar agreement with any Union, and (ii) there are no material labor issues (including any labor strike, work slowdown or work stoppage), or any other material disputes with any Union pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary. No employee is, or has been since January 1, 2022, represented by a Union with respect to his or her employment with the Company or any Subsidiary. To the knowledge of the Company, there is no effort currently pending or threatened by or on behalf of any Union to organize any employee, and there has been no such effort for the past three (3) years.

(d) There are no, and since January 1, 2022 have not been any material administrative charges, demands, internal complaints, court complaints, audits, investigations, or, to the knowledge of the Company, other Litigation against the Company or any Subsidiary threatened or asserted by, on behalf of or with respect to, any current or former employee, director, consultant, or individual independent contractor concerning alleged employment discrimination, immigration, collective bargaining, wage and hour issues, worker classification or workplace safety, workers compensation, or any other employment related matters.

(e) In each case, in the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made against any current or former executive, director, officer, or manager of the Company or any Subsidiaries, and (ii) neither the Company nor any Subsidiaries have entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct against any current or former executive, officer, director, or manager of the Company or the Subsidiaries.

Section 4.17. Insurance. Schedule 4.17 contains a complete and correct list of all material insurance policies maintained as of the date of this Agreement by or on behalf of the Company and each of the Subsidiaries, other than any insurance policies relating to Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company and the Subsidiaries, taken as a whole, (a) all such policies are in full force and effect, (b) no notice of default or termination has been received in respect thereof and (c) all premiums due thereon have been paid. There are no claims related to the business of the Company and the Subsidiaries pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. To the knowledge of the Company, none of the Company or the Subsidiaries are in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such insurance policy.

Section 4.18. Intellectual Property.

(a) Schedule 4.18(a) sets forth a true, complete and accurate list of all registrations and pending applications (for clarity, excluding any expired, lapsed or abandoned assets), as of the date of this Agreement, of Patents, Trademarks, Copyrights, and Domain Names, in each case, included in the Owned IP (collectively, the “Registered IP”). (i) The Registered IP is valid, subsisting and enforceable and (ii) the Company or one of the Subsidiaries is the sole owner of the Registered IP, free and clear of all Liens other than Permitted Liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Except pursuant to a Material Contract or an Incidental IP Contract, neither the Company nor any of its Subsidiaries has licensed or otherwise granted any right to any Person under any Owned IP or otherwise agreed not to assert any such Owned IP against any Person. Immediately after Closing, the Surviving Corporation will own or have the right to use all Intellectual Property Rights necessary to operate the business of the Company and each Subsidiary in the same manner as such business was operated in the 12-month period immediately prior to Closing.

(b) The conduct of the business of the Company as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person and since January 1, 2022 has not infringed, misappropriated or otherwise violated the Intellectual Property Rights of any other Person. To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Owned IP or any Intellectual Property exclusively licensed to the Company.

(c) Excluding office actions and other ex parte actions and communications from Governmental Authorities in the ordinary course of prosecution and maintenance of applications and registrations for Intellectual Property Rights, there is no pending litigation, litigation threatened in writing, or to the knowledge of the Company, litigation orally threatened, against the Company or the Subsidiaries alleging that the conduct of the business of the Company infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person or challenging the title, validity, enforceability or scope of any Owned IP.

(d) All current and former directors, officers, employees, contractors, consultants and other agents of the Company and each Subsidiary who participated in the creation, conception or development of material Owned IP have validly assigned such Intellectual Property Rights to the Company or such Subsidiary in writing or, with respect to Trade Secrets, such material Owned IP is protected via a written confidentiality or non-disclosure agreement in favor of the Company or one of its Subsidiaries. No current or former director, officer, employee, consultant, contractor, or other agent of the Company or any Subsidiary has made any written claim and, to the knowledge of the Company, any other claim relating to any ownership rights in any Owned IP.

(e) The Company and the Subsidiaries have taken and currently take commercially reasonable measures to protect the confidentiality, integrity, and security of the Trade Secrets included in the Owned IP. To the knowledge of the Company, there has not been any breach of any confidentiality or non-disclosure agreements with the Company’s or the Subsidiaries’ respective managers, officers, employees, consultants, contractors and agents. The

Company and the Subsidiaries have not disclosed to any Person, including to any employees or contractors of the Company or the Subsidiaries, any material Trade Secrets, except pursuant to a written agreement binding such Person to reasonable obligations of confidentiality with respect to the Company’s or its Subsidiaries’ Trade Secrets.

(f) The Company and each of the Subsidiaries is in material compliance and since January 1, 2022 has materially complied with all Privacy Obligations. Since January 1, 2022, the Company and each of the Subsidiaries have not experienced any Security Incident. The Company and its Subsidiaries maintain, and since January 1, 2022, have maintained commercially reasonable controls, technologies, processes, and practices to detect, identify and remediate Security Incidents.

(g) The Information Systems used by the Company or the Subsidiaries in the operation of the business of the Company (the “Company Information Systems”) are owned, controlled and operated, or licensed or used pursuant to a valid license or other Contract, by the Company or the applicable Subsidiary. The Company Information Systems are sufficient in all material respects for the conduct of the Company’s business as currently conducted. Since January 1, 2022, there have been no failures, breakdowns, disruptions, breaches, outages or unavailability of the Company Information Systems that materially impacted the business of the Company. The Company and the Subsidiaries take commercially reasonable steps, consistent with current industry standards, to safeguard the Company Information Systems from unauthorized access by any person.

(h) The Company and its Subsidiaries maintain and have, since January 1, 2022, maintained commercially reasonable security measures, contractual protections, controls, technologies, polices and safeguards to protect the confidentiality, privacy and security of Personal Data they process in the conduct of business of the Company. Without limiting the foregoing, the Company and its Subsidiaries maintain and, since January 1, 2022, have maintained contracting policies (including standard terms in applicable template agreements) in compliance with Privacy Obligations in all material respects. The Company and each of the Subsidiaries maintains and, since January 1, 2022, have maintained disaster recovery and business continuity plans and procedures that are commercially reasonable and that satisfy the Company’s and each of the Subsidiaries’ contractual and legal obligations. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement will result in any material violation of any Privacy Obligations.

(i) Neither the Company nor the Subsidiaries own any proprietary software that constitutes material Owned IP.

Section 4.19. Taxes.

(a) Each of the Company and the Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Authorities all income and other material Tax Returns required to be filed by it and (ii) paid all income and other material Taxes owed by it to the appropriate Governmental Authority whether or not shown as due and payable on such Tax Returns.

(b) There are no outstanding waivers or agreements regarding the application of the statute of limitations with respect to any income and other material Taxes or any income or other material Tax Returns of the Company or any of the Subsidiaries (other than automatic waivers obtained in connection with extensions of time in which to file Tax Returns).

(c) No unresolved federal, state, local or foreign audits or other administrative proceedings have been formally commenced or are pending with regard to any Taxes or Tax Returns of the Company and no written notification has been received by the Company or any of the Subsidiaries that such an audit or other proceeding has been proposed or threatened.

(d) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) Neither the Company nor any of the Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation or indemnity agreement or similar contract or arrangement with respect to any Taxes other than any customary commercial contracts not primarily related to Taxes.

(f) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal Income Tax Return other than a group the common parent of which is the Company, and neither the Company nor any of the Subsidiaries is liable for any Taxes of any other Person (other than the Company or any Subsidiary) pursuant to Treasury Regulation 1.1502-6 (or any similar provision of applicable Law).

(g) Neither the Company nor any Subsidiary has distributed stock of another corporation nor has had its stock distributed by another corporation in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Sections 355 or 361 of the Code or any similar provision of state, local or foreign Tax Laws.

(h) The Company and each Subsidiary has withheld and timely remitted to the appropriate Governmental Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(i) Except for Permitted Liens, there are no Liens for Taxes on any of the assets of the Company or any Subsidiary.

(j) No claim has been made in writing by a Governmental Authority of a jurisdiction where the Company or a Subsidiary has not filed Tax Returns claiming that the Company or a Subsidiary is subject to taxation by that jurisdiction.

(k) Neither the Company nor any Subsidiary has been party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof beginning after the Closing Date (i) as a result of a change in method of accounting for a

Pre-Closing Tax Period or use of an improper method of accounting prior to the Closing, (ii) pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing, (iii) as a result of any prepaid amount or deferred revenue received, in each case, outside the ordinary course of business on or prior to the Closing, or (iv) as a result of any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into or created on or prior to the Closing.

(m) Neither the Company nor any Subsidiary is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority.

(n) Neither the Company nor any Subsidiary has a permanent establishment or otherwise engages in any trade or business in any jurisdiction outside of the United States or has ever owned equity for Tax purposes in any other Person organized outside of the United States.

(o) Neither the Company nor any Subsidiary has elected, through action or inaction, to benefit from any Tax deferral regime.

(p) The U.S. federal Income Tax classifications of the Company and each of its Subsidiaries are set forth on Schedule 4.19(p).

(q) There is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company or its Subsidiaries, and the Company and its Subsidiaries are in compliance in all material respects with applicable Law relating to unclaimed property or escheat obligations.

Section 4.20. Brokers. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of the Company, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, except for Piper Sandler & Co. and Centerview Partners LLC.

Section 4.21. Anti-Corruption and Trade Compliance. To the knowledge of the Company, each of the Company and the Subsidiaries is, and has been since January 1, 2022, in compliance in all material respects with all applicable Anti-Corruption Laws and Global Trade Laws. To the knowledge of the Company, there are no pending or threatened claims against the Company or any of the Subsidiaries with respect to violations of any applicable Anti-Corruption Laws or Global Trade Laws.

Section 4.22. Customers, Suppliers and Distributors.

(a) Schedule 4.22(a) sets forth a true and correct list of the top ten (10) customers or distributors of the Company and the Subsidiaries based on revenue generated in accordance with GAAP during (i) the fiscal year ending December 31, 2023 and (ii) the eleven month period ending November 30, 2024 (the “Material Customers”).

(b) Schedule 4.22(b) sets forth a true and correct list of (i) the top fifteen (15) suppliers of the Company and the Subsidiaries based on expenses incurred during (A) the fiscal year ending December 31, 2023 and (B) the eleven month period ending November 30, 2024 and (ii) all manufacturers engaged by the Company and the Subsidiaries between January 1, 2023 and the date hereof (together, the “Material Suppliers”).

(c) No Material Customer or Material Supplier has: (i) canceled, terminated or otherwise materially altered its relationship with the Company or any Subsidiary under any Contract between such supplier, customer or distributor and the Company or a Subsidiary, (ii) notified the Company or any Subsidiary of any intention to materially alter its relationship with the Company or a Subsidiary, or (iii) sought to materially change the prices or materially modify the pricing policies for goods or services provided under any Contract between such supplier, customer or distributor and the Company or a Subsidiary, effective prior to, as of or within one year after the Closing Date except in the ordinary course of business consistent with past practice.

Section 4.23. Food Regulatory.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of the Subsidiaries has been since January 1, 2022 and is in compliance with applicable Laws relating to the production, manufacture, safety, packaging, transportation, distribution, storage, labeling, advertising, promotion, and sale of food products, including the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §301 et seq., as amended and the rules and regulations of the U.S. Food and Drug Administration (“FDA”) promulgated thereunder, the Organic Foods Product Act, the National Bioengineered Food Disclosure Law, the Federal Trade Commission Act, and comparable Laws and regulations of applicable U.S. states and non-U.S. jurisdictions (collectively, the “FDA Laws”).

(b) Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, all manufacturing operations of Products by or on behalf of the Company and the Subsidiaries have been since January 1, 2022 and are being, to the extent required by applicable Law, conducted in compliance with good manufacturing practices (GMPs) regulations as defined in 21 CFR Part 117 and all other applicable FDA Laws.

Section 4.24. Recalls. As of the date of this Agreement, no product manufactured, sold, distributed, or otherwise delivered by the Company or any Subsidiary into the market is subject to any recall. Since January 1, 2022 there have been no recalls of any of the products sold, manufactured, distributed, or otherwise delivered by the Company or any Subsidiaries into the market and, to the knowledge of the Company, there exist no facts or circumstances that would reasonably be expected to result in any such recalls.

Section 4.25. Bank Accounts. Schedule 4.25 sets forth a true, complete and correct list of the account numbers, names and addresses of each bank, broker or other depository institution at which the Company or a Subsidiary maintains a depository account and the name of each Person authorized to draw thereon or have access thereto.

Section 4.26. EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, PURCHASER, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY REPRESENTATIVES OF ANY OF THE FOREGOING OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPLPEMENTAL DATA), (I) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN This ARTICLE IV and IN THE CERTIFICATE DELIVERED PURSUANT TO Section 7.02(d) ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO PURCHASER AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (II) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (I) ABOVE (WHICH ARE BEING MADE ONLY BY THE COMPANY), NEITHER THE COMPANY, THE SUBSIDIARIES NOR ANY NON-RECOURSE PARTY NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV or IN THE CERTIFICATE DELIVERED PURSUANT TO Section 7.02(d), ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED, IT BEING UNDERSTOOD THAT PURCHASER AND MERGER SUB, IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT, THE ancillary agreements contemplated hereby AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN THIS ARTICLE IV OR IN THE CERTIFICATE DELIVERED PURSUANT TO Section 7.02(d), AND THAT PURCHASER AND MERGER SUB SHALL ACQUIRE THE COMPANY AND THE SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”.

Article V

REPRESENTATIONS AND WARRANTIES OF

PARENT, PURCHASER AND MERGER SUB

Each of Parent (as applicable), Purchaser and Merger Sub hereby represents and warrants to the Company as follows:

Section 5.01. Organization. Each of Parent, Purchaser and Merger Sub is duly organized, validly existing and in good standing under the Laws of its state of organization and has all requisite power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. Each of Parent, Purchaser and Merger Sub is duly qualified or licensed and in good standing to do business as a foreign entity in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to (a) have a material adverse effect on the ability of Parent, Purchaser or Merger Sub to consummate the transactions contemplated hereby or (b) cause a material delay in the ability of Parent, Purchaser or Merger Sub to consummate the transactions contemplated hereby (each of clauses (a) and (b), a “Purchaser Material Adverse Effect”).

Section 5.02. Authority/Binding Effect. Each of Parent, Purchaser and Merger Sub has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent, Purchaser and Merger Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent, Purchaser or Merger Sub, as the case may be, and no other action, corporate, limited liability company or otherwise, on the part of Parent, Purchaser or Merger Sub or their respective members is required to authorize the execution, delivery and performance hereof by Parent, Purchaser or Merger Sub, and the consummation of the transactions contemplated hereby, except for filing the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Parent, Purchaser and Merger Sub and, assuming that this Agreement has been duly authorized, executed and delivered by the Company, constitutes the valid and binding obligation of each of Parent, Purchaser and Merger Sub, enforceable against each of Parent, Purchaser and Merger Sub in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03. Consents and Approvals/No Violation.

(a) Assuming the truth and accuracy of the representations and warranties set forth in Section 4.06(a), the execution and delivery of this Agreement by each of Parent, Purchaser and Merger Sub do not, and the performance by each of Parent, Purchaser and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not, require Parent,

Purchaser, Merger Sub or any of their respective Affiliates to obtain any Consent from any Governmental Authority except (i) for compliance with the applicable requirements, if any, of the HSR Act, and (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent, Purchaser or Merger Sub is qualified to do business.

(b) Assuming receipt of all approvals, authorizations, consents or waiting period expirations or terminations related to the required Consents described in Section 5.03(a), the execution and delivery of this Agreement by each of Parent, Purchaser and Merger Sub do not, and the performance of this Agreement by each of Parent, Purchaser and Merger Sub and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate, in any material respect, the limited liability company agreement, certificate of incorporation or by-laws or other comparable organizational documents, in each case as currently in effect, of Parent, Purchaser or Merger Sub, (ii) conflict with, violate or result in a loss of rights or trigger new obligations under any Orders applicable to Parent, Purchaser or Merger Sub or by or to which any of their respective properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material contract or permit to which Parent, Purchaser or Merger Sub is a party or by or to which Parent, Purchaser or Merger Sub or any of their respective properties or assets is bound or subject, except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches, defaults or rights that would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.04. Absence of Litigation. There is no Litigation pending or threatened against Parent, Purchaser or Merger Sub or affecting any of their respective properties or assets that, if adversely determined, would reasonably be expected to have a Purchaser Material Adverse Effect, and none of Parent, Purchaser or Merger Sub is a party to, subject to, or in default under, any Order that would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.05. Financing.

(a) Concurrently with execution of this Agreement, Parent has delivered to the Company: (i) a true, accurate and complete copy of an executed commitment letter, including all exhibits, schedules and annexes thereto, dated as of the date hereof, from the Debt Financing Sources parties thereto (the “Debt Commitment Letter”), under which such Debt Financing Sources have committed to provide debt financing to Parent in the aggregate amount set forth therein (the “Debt Financing”), subject solely to the Financing Conditions; and (ii) a true, accurate and complete copy of each fee letter related to the Debt Financing as in effect on the date hereof (the “Fee Letter”); provided that the fee amounts, pricing caps and other economic terms, and the “market flex” provisions therein (if any) may be customarily redacted, none of which redacted provisions could adversely affect the conditionality, availability, enforceability or aggregate principal amount of the Debt Financing or could reasonably be expected to delay the Closing. The only conditions precedent to the obligations of the Debt Financing Sources party to the Debt Commitment Letter thereunder are the Financing Conditions.

(b) As of the date hereof, (i) the Debt Commitment Letter and each Fee Letter is in full force and effect and (ii) the Debt Commitment Letter is a legal, valid and binding obligation of Parent and, to the knowledge of Purchaser, the other parties thereto, enforceable against such Persons in accordance with its terms, in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) As of the date hereof, there are no other agreements, side letters or arrangements (written or unwritten) relating to the Debt Commitment Letter or Debt Financing to which Parent or any of its subsidiaries is party or has knowledge of that could reasonably be expected to adversely affect the availability, enforceability, amount of or conditionality of the Debt Financing or delay the Closing.

(d) As of the date hereof, (i) no event has occurred that, with or without notice, lapse of time or both, could reasonably be expected to constitute a default or breach on the part of Purchaser or Parent or, to Purchaser’s knowledge, any other parties thereto under any term or condition of the Debt Commitment Letter that could reasonably be expected to result in any portion of the Debt Financing being unavailable at the Closing, and (ii) neither Parent nor Purchaser has any reason to believe that, to the extent (if any) the Debt Financing is necessary to consummate the transactions contemplated by this Agreement as of the date on which the Closing should occur pursuant to Section 3.01, the conditions to the Debt Financing shall not be satisfied or that the full amount of the Debt Financing contemplated by the Debt Commitment Letter shall not be available and funded as of such date. As of the date hereof, the Debt Commitment Letter has not been amended or otherwise modified and no such amendment or modification is contemplated that would violate Section 6.10(b).

(e) The proceeds from the Debt Financing, together with available cash of Parent and its Subsidiaries and other amounts available to Purchaser, are sufficient for Purchaser to consummate the transactions contemplated by this Agreement on the Closing Date on the terms and subject to the conditions set forth herein, including to pay its fees and expenses in connection with the transactions contemplated hereby (including the Debt Financing and payment of the Debt Payoff Amount). Parent or Purchaser has fully paid (or has caused to be paid) all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof. In no event shall the receipt by, or the availability of any funds or financing to, Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s obligation to consummate the transactions contemplated hereunder.

(f) Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of any representation and warranty in this Section 5.05 shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if, notwithstanding such breach, Parent, Purchaser and Merger Sub are willing and able to consummate the Merger on the Closing Date.

Section 5.06. Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation and each of the Subsidiaries (a) will be able to pay their respective debts, including contingent and other liabilities as they become due,

(b) will own property that has a fair saleable value (on a going concern basis) greater than the amounts required to pay their contingent and other liabilities as they mature, and (c) will not have unreasonably small capital to carry on their respective business in which they are engaged or proposed to be engaged. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or the Subsidiaries.

Section 5.07. Acquisition of Interests for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated hereby. Purchaser confirms that the Company has made available to Purchaser and Purchaser’s agents and representatives the opportunity to ask questions of the officers and management employees of the Company and the Subsidiaries as well as access to the documents, information and records of the Company and the Subsidiaries that Purchaser has requested and to acquire additional information about the business and financial condition of the Company and the Subsidiaries, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Company and the Subsidiaries and their respective properties, assets, businesses, financial conditions, documents, information and records. Purchaser is acquiring the stock of the Surviving Corporation for investment and not with a view toward or for sale or in connection with any distribution thereof, or with any present intention of distributing or selling common stock of the Surviving Corporation. Purchaser understands and agrees that the Surviving Corporation Common Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

Section 5.08. Brokers. Except RBC Capital Markets, LLC, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Parent, Purchaser or Merger Sub, to receive any commission, brokerage, finder’s fee or other similar compensation from the Company or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement. Parent is solely responsible for the fees and expenses of RBC Capital Markets, LLC.

Article VI

COVENANTS

Section 6.01. Conduct of Business. Except as otherwise set forth in Schedule 6.01, as required by Law, as expressly permitted or required by this Agreement or with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article IX, the Company shall, and the Company shall cause each Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice and (ii) use its reasonable best efforts to preserve substantially intact its present business organization and business relationships in all material respects; provided, that with respect to the matters specifically addressed by any provision of clauses (a) through (s) of this Section 6.01 such specific provisions shall govern over the more general provisions of this sentence. Except as otherwise set forth in Schedule 6.01, as required by Law or as expressly permitted or required by this Agreement, during the period from the date of this Agreement through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article IX, the Company shall not, and the Company shall cause each Subsidiary not to, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend the certificate of incorporation or by-laws or comparable organizational documents of the Company or any Subsidiary;

(b) issue, reissue, create, encumber, sell or pledge, or authorize or propose the issuance, reissuance, creation, encumbrance, sale or pledge of, shares of capital stock of any class or series, or any securities convertible into capital stock of any class or series (other than upon exercise of Stock Options outstanding on the date of this Agreement) of the Company or any Subsidiary, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock or convertible securities or amend any terms of any such right, warrant, option, agreement or commitment;

(c) declare, set aside or pay any dividend or other distribution of assets in respect of any class or series of its capital stock, in each case, other than dividends and distributions of cash and cash equivalents made prior to the Closing Date and dividends and distributions by a Subsidiary to the Company or another Subsidiary;

(d) adjust, split, combine, subdivide or reclassify any shares of its capital stock, as the case may be, or any option, warrant or right relating thereto;

(e) (i) sell, lease, transfer or otherwise dispose of any of its material tangible properties or assets, other than (A) sales in the ordinary course of business consistent with past practice, (B) dispositions of obsolete or unsalable inventory or equipment or (C) transfers of other material tangible properties or assets in an amount not to exceed $50,000 individually or $150,000 in the aggregate, (ii) permit, allow or suffer any of its material tangible properties or assets to be subjected to any Lien, restriction or charge other than Permitted Liens; (iii) acquire any tangible properties or assets in an amount in excess of $50,000 individually or $150,000 in the aggregate; or (iv) lease any real or tangible personal property with annual base rent in excess of $50,000, other than renewals of existing leases in the ordinary course of business;

(f) assign, sell, license, covenant not to sue under, abandon, dedicate to the public or allow to lapse any Owned IP, except for the (i) grant of Incidental Out Licenses, (ii) grant of non-material non-exclusive licenses in the ordinary course of business, (iii) grant of non-material covenants not to sue, (iv) abandonment of applications or registrations for which a final refusal from a Governmental Authority has been received (or which cannot be maintained or renewed due to use requirements), or (v) abandonment of the applications and registrations set forth on Schedule 6.01(f);

(g) create, incur, assume or guarantee any Indebtedness, other than (i) pursuant to inter-company arrangements among or between the Company and one or more of the Subsidiaries or among or between one or more Subsidiaries of the Company, (ii) revolving borrowings drawn pursuant to the Credit Facility in an amount not to exceed $500,000 in the aggregate, or (iii) other Indebtedness in an amount not to exceed $200,000 in the aggregate;

(h) (i) provide any loan or advance to any Person, other than immaterial advances to Employees for business and travel expenses in the ordinary course of business, or (ii) forgive or discharge in whole or in part any outstanding loans or advances to any Person;

(i) enter into any Contract between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or any of its Subsidiaries, on the other hand (other than any Plans) (each, a “Related Party Agreement”);

(j) change any of the material accounting, financial reporting or tax principles, practices or methods used by the Company or any Subsidiary, except as may be required in order to comply with changes in GAAP or applicable Law, including Tax Laws;

(k) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity securities of, or by any other manner, any corporation, partnership, joint venture or other entity;

(l) settle any Litigation or other proceedings or claims made in contemplation of any potential future litigation or other proceedings;

(m) materially change any insurance coverage;

(n) make or commit to any capital expenditures except (i) as contemplated by the Company’s then-current budget which has been made available to Purchaser or (ii) in an amount not to exceed $100,000;

(o) make or change any material Tax election (other than in the ordinary course of business), file any amended Tax Return, settle or compromise any Tax liability, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or surrender any right to any Tax refund;

(p) (i) enter into a Contract that would constitute a Material Contract if it had been entered into prior to the date hereof, (ii) terminate any Material Contract (excluding any expiration in accordance with its terms) or (iii) materially amend or otherwise modify in any material respect or waive any of the material terms of any Material Contract in a manner adverse to the Company or its applicable Subsidiary; provided that leases of any real or tangible personal property shall be governed by subsection (e) above;

(q) permit the Company or any Subsidiary to dissolve, wind-up or liquidate;

(r) (i) grant to any employee of the Company or a Subsidiary any increase in compensation or benefits, except (a) as may be required by applicable Law, or (b) any increase in annual base salaries or base wages and target annual incentive compensation opportunities as part of the annual compensation review process in the ordinary course of business consistent with past practice and consistent with the G&A expense amount provided to Purchaser in the 2025 forecast, provided that such increases shall not exceed 4.5% in the aggregate, (ii) establish, modify or amend any Plan (or any arrangement that would constitute a Plan, if adopted), except to the extent required by Law, other than Plans providing for de minimis benefits, (iii) terminate the employment of any employee in the position of vice president or above, other than for cause, or (iv) hire or engage any employee, director or individual independent contractor with total annualized base salary, base wages, or base compensation, as applicable, greater than $125,000; or

(s) enter into any Contract to do any action otherwise prohibited by this Section 6.01.

Notwithstanding the foregoing, (i) nothing contained in this Agreement is intended to give Purchaser or Merger Sub, directly or indirectly, the right to control the Company’s or the Subsidiaries’ operations prior to the Effective Time, (ii) the failure of the Company to take or cause to be taken an action prohibited by this Section 6.01 as a result of the failure of Purchaser to consent to such action shall in no event be deemed to constitute a breach of the first sentence of Section 6.01, and (iii) during the period from the date of this Agreement until the Effective Time, the Company shall be permitted to utilize any and all available Cash to (A) pay any expenses or bonuses that would otherwise constitute Stockholders’ Expenses, (B) repay outstanding Indebtedness or (C) make cash distributions or dividends (including cash distributions in redemption of any equity interest of the Company or any of the Subsidiaries), in each case, at such times and in such amounts as the Company deems necessary, proper or desirable and only upon prior written notice to Purchaser.

Section 6.02. Reasonable Best Efforts/Cooperation.

(a) From and after the date of this Agreement, and through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article IX, each of the parties hereto shall, and the Company shall cause each of the Subsidiaries to, use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in Article VII.

(b) Without limiting the generality of the foregoing, and subject to Sections 6.03, 6.04 and 6.05(c), the Company, on the one hand, and Parent, Purchaser and Merger Sub, on the other hand, shall each (i) furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing, (ii) cooperate in all reasonable respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a Governmental Authority or a private party, (iii) keep the other party reasonably informed of any communication received or given in connection with any proceeding by a Governmental Authority or a private party, in each case, regarding the transactions contemplated hereby and (iv) permit the other party to review any communication given by it, and consult with each other a reasonable amount of time in advance of any meeting, in connection with any proceeding by a Governmental

Authority or a private party, with any other Person and, to the extent permitted by such other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

Section 6.03. Consents.

(a) Without limiting the generality of Section 6.02 hereof, each of the parties hereto shall use reasonable best efforts to obtain all material Consents of all Governmental Authorities (the “Required Purchaser Consents”), including clearance (or the termination or expiration of the required waiting periods) under the HSR Act, and all material Consents of all other Persons, in each case necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing. Notwithstanding the foregoing, no holder of Company Shares and neither the Company nor any Subsidiary shall have any obligation to pay any filing or other fee, cost or expense to any third party for the purpose of obtaining any Consent (other than the Company’s or its Subsidiaries’ attorney’s or other advisors’ fees incurred in connection with Section 6.04(a)), and all such fees, costs and expenses if any, shall be borne by Purchaser. Each of the parties shall otherwise bear its own expenses incurred in the process of obtaining such Consents, including those incurred in preparing regulatory notifications or responding to any requests for information or documentary materials made by any Governmental Authority. Each of the parties shall, as soon as reasonably possible, make or cause to be made all filings and submissions under Laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. Purchaser acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Material Contracts and other Contracts to which the Company or a Subsidiary is party and that such Consents and waivers have not been obtained. Except with respect to any breach of a covenant set forth in this Article VI, the Company shall not have any liability whatsoever to Parent, Purchaser or Merger Sub arising out of or relating to the failure to obtain any Consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof.

(b) The Company shall, within one (1) Business Day following the execution and delivery hereof by all parties hereto, take all actions necessary in accordance with the DGCL to obtain the Stockholder Consent from its stockholders irrevocably approving and adopting this Agreement and the transactions contemplated hereby and to deliver the Stockholder Consent to Purchaser. Within seven (7) Business Days following the effective date of the Stockholder Consent, the Company shall deliver, by any manner permitted by applicable Law, the notice required pursuant to Sections 228 and 262 of the DGCL to each holder of record of capital stock of the Company that has not theretofore executed and delivered the Stockholder Consent and is entitled to such notice under the DGCL.

Section 6.04. Antitrust Notifications and Other Regulatory Approvals; Purchaser Covenants.

(a) In furtherance and not in limitation of the requirements of Section 6.02 and Section 6.03(a), the parties hereto shall cooperate with each other and, as necessary, shall prepare and file, or cause to be prepared and filed, (i) required Notification and Report Forms under the

HSR Act and the rules and regulations promulgated thereunder with the FTC and the DOJ, and (ii) notifications, filings, registrations or other materials required or necessary to obtain the other Required Purchaser Consents listed on Schedule 6.04(a) in each case, as soon as practicable following the date of this Agreement, and, in the case of filings required under the HSR Act, in no event later than five (5) Business Days from and after the date of this Agreement, and shall respond as promptly as practicable to all requests or inquiries received from any Governmental Authority for additional documentation or information related to any of the foregoing or any other Required Purchaser Consent. The parties hereto shall also cooperate with each other and shall make, or cause to be made, such other filings as are necessary, if any, in other jurisdictions in order to comply with all applicable Laws relating to competition and shall promptly provide any supplemental information or documentation requested by any Governmental Authority relating thereto or to any other Required Purchaser Consent. All filing fees (which, for the avoidance of doubt, shall not include any attorney’s or other advisors’ fees) payable in connection with the notifications, filings, registrations or other materials contemplated by this Section 6.04 shall be paid entirely by Purchaser.

(b) Each party to this Agreement shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review a reasonable amount of time in advance, to the extent permitted by Law, any proposed communication by such party to any Governmental Authority. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties a reasonable amount of time in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and applicable Laws, the parties shall coordinate and cooperate promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act. Subject to the Confidentiality Agreement and applicable Laws, the parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

(c) In the event Purchaser and/or the Company receives a Request for Additional Information and Documentary materials (“Second Request”) under the HSR Act or any similar inquiry in connection with the transactions contemplated by this Agreement, such party shall comply as promptly as practicable with such request as provided by Section 7A(e) of the HSR Act. For purposes of this provision, a party shall be deemed to have complied with any such request by providing a response that the party in good faith believes to be in substantial compliance. In the event that a party receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a Second Request under the HSR Act, such party shall comply as promptly as practicable with such subpoena or civil investigative demand. In the event the Governmental Authority disputes the adequacy of compliance by a party with respect to a Second Request under the HSR Act, subpoena or civil investigative demand, such party shall endeavor to satisfy the Governmental Authority so as to minimize any delay in the conduct or resolution of the investigation.

(d) In furtherance and not in limitation of Section 6.02, Section 6.03 and Section 6.04(a) through (c), Purchaser agrees to, and to cause its Affiliates and representatives to use reasonable best efforts to take promptly any and all steps and actions necessary to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur expeditiously, but in no case later than the Termination Date, including, as applicable, (i) providing information to such Persons and (ii) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, (A) the sale, divesture or disposition of, or holding separate (through the establishment of a trust or otherwise), such of its and its Affiliates’ assets, properties and businesses and of the assets, properties and businesses of the Surviving Corporation and the Subsidiaries, (B) the termination, modification or extension of existing relationships and contractual rights and obligations of it, its Affiliates, the Surviving Corporation and the Subsidiaries, (C) the establishment or creation of relationships and contractual rights and obligations of it, its Affiliates, the Surviving Corporation and the Subsidiaries, (D) the termination of any relevant venture or other arrangement and (E) any other change or restructuring of Purchaser, its Affiliates, the Surviving Corporation and the Subsidiaries, in each case, as may be required to be taken in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other Order in any Litigation, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby or that would make the consummation of the Merger in accordance with the terms of this Agreement unlawful; provided, however, that in no event shall anything in this Agreement require, or be construed to require, Purchaser or its Affiliates to take, or agree to take, any such actions unless all actions collectively are not reasonably likely to be material to the business, operations, condition (financial or otherwise) or results of operations of Purchaser, taken as a whole. In addition, Purchaser shall use reasonable best efforts to oppose, through and including Litigation on the merits (and all appeals with respect thereto), any claim asserted in court or other forum by any Governmental Authority or other Person in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the Termination Date. Purchaser shall determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary actions or nonactions and Required Purchaser Consents from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Company shall use, and shall cause the Subsidiaries to use, reasonable best efforts to take all reasonable actions to support Purchaser in connection therewith. Notwithstanding anything to the contrary, for the avoidance of doubt, the Company shall not, and no Subsidiary shall, be required to take any action set forth in this Section 6.04(d) to satisfy the efforts standard set forth in this Section 6.04 (or in Section 6.02, Section 6.03, Section 8.02 or elsewhere in this Agreement).

(e) Parent and Purchaser shall not, and shall cause their respective Affiliates not to, take any action that could reasonably be expected to hinder or delay, as applicable, the obtaining of clearance or the expiration of the required waiting periods under the HSR Act or the obtaining of any Required Purchaser Consent or the effect of which would be to delay or impede the ability of the parties hereto to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, each of Parent and Purchaser will not (and will cause their respective Affiliates not to) (i) acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, or (ii) assign any of its rights hereunder to any co-investor, in each case, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation or co-investor relationship could reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby, (C) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (D) materially delay or prevent the consummation of the transactions contemplated hereby.

Section 6.05. Access to Information.

(a) Subject to the terms of the Confidentiality Agreement and applicable Laws, during the period from the date of this Agreement through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article IX, the Company shall permit, and shall cause the Subsidiaries to permit, Parent, Purchaser and their respective advisors, accountants, attorneys and authorized representatives to have reasonable access, during regular business hours and upon reasonable notice, to the offices, facilities, assets, properties, management level employees, books and records of the Company and the Subsidiaries, and shall furnish, or cause to be furnished, to Parent and Purchaser, such financial, tax and operating data and other information with respect to such entities and their respective offices, facilities, assets, properties, employees, businesses and operations as Parent or Purchaser shall from time to time reasonably request. All access and investigation pursuant to this Section 6.05 shall be coordinated through the Company’s Head of Strategy and Corporate Development and shall be conducted at Purchaser’s expense and in such a manner as not to interfere with the normal operations of the businesses of the Company and the Subsidiaries. Notwithstanding anything to the contrary contained herein or otherwise, prior to the Closing, (i) all such access, and information relating thereto, shall constitute “Evaluation Material” under, and be governed by, the terms and conditions of the Confidentiality Agreement, (ii) without the prior written consent of the Company, Purchaser shall not contact any customer, supplier or distributor of the Company or any Subsidiary about the Company, any Subsidiary or the transactions contemplated hereby, and provided that the Company shall have the right to have a representative present during any such contact in the event that it consents to such contact, and (iii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of the Subsidiaries without the prior written consent of the Company (which consent may be withheld for any reason). In addition, and notwithstanding anything contained in this Agreement to the contrary, the Company shall not have any obligation to provide Parent or Purchaser with any such access or information that, after being advised as such by legal counsel, the Company concludes in good faith cannot be provided without (A) violating applicable Law or other obligation of confidentiality, (B) contravening any Contract entered into by the Company or the Subsidiaries prior to the date of this Agreement and made available to Purchaser to the extent legally permitted, or (C) violating the attorney-client privilege or attorney work-product privilege from disclosure of the Company or the Subsidiaries; provided, however, that the Company shall (I) notify Purchaser, as applicable, that such information cannot be disclosed without (x) violating applicable Law or the Company’s or any of the Subsidiaries’ obligations of confidentiality, (y) contravening any Contract entered into by the Company or the Subsidiaries prior to the date of this Agreement and made available to Purchaser to the extent legally permitted, or (z) violating the attorney-client privilege or attorney work-product privilege from disclosure of the Company or the Subsidiaries, (II) communicate to Purchaser in reasonable detail (x) the facts giving rise to such notification and (y) the subject matter of such information (to the extent it is able to do so in accordance with the foregoing proviso) and (III) use reasonable best efforts to identify and pursue a legally permissible method of providing such disclosure, including in the case where such disclosures are reasonably likely to violate the Company’s or any of the Subsidiaries’ obligations of confidentiality, using reasonable best efforts to seek a waiver of any such obligations of confidentiality.

(b) Parent and Purchaser shall, and shall cause the Surviving Corporation to, preserve and keep the records held by them relating to the respective businesses of the Company and the Subsidiaries prior to the Effective Time for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, as may be reasonably required by any Eligible Holder in connection with any insurance claims by, Litigation or Tax audits against, governmental investigations of, or compliance with legal requirements by, any Eligible Holder or any of their respective Affiliates.

(c) The parties (other than the Equityholders’ Representative) shall hold, and shall cause their respective Affiliates, advisors, accountants, attorneys and representatives to hold, any non-public information so provided to one another in connection with the transactions contemplated by this Agreement in confidence in accordance with the provisions of the Confidentiality Agreement, which the parties acknowledge will continue in full force and effect in accordance with the terms and conditions thereof. In addition, Purchaser and Merger Sub each agree to be bound by the terms and conditions of the Confidentiality Agreement applicable to Parent, to the same extent as though originally party thereto. The Equityholders’ Representative will keep the information related to the transactions contemplated by this Agreement, both before and following the Closing, confidential, except that following the Closing, the Equityholders’ Representative shall be permitted to disclose information as required by Law or to advisors and representatives of the Equityholders’ Representative and to the Equityholders, in each case who have a need to know such information, provided that such Persons are subject to confidentiality obligations with respect thereto that are at least as protective as those set forth in the Confidentiality Agreement.

Section 6.06. Public Statements. Except (a) for any press release issued collectively by the parties (other than the Equityholders’ Representative) on the date of this Agreement or (b) as required by applicable Law or the rules and regulations of any stock exchange upon which Parent’s, Purchaser’s, the Company’s, the Surviving Corporation’s, any Eligible Holder’s or any of their respective Affiliates’ securities are traded, in which event the parties (in the case of the Company (prior to or at the Closing) and in the case of the Equityholders’ Representative (after the Closing)) shall consult with each other in advance and provide the non-disclosing party (in the case of the Company (prior to or at the Closing) and in the case of the Equityholders’ Representative (after the Closing)) a reasonable opportunity to review and comment on any such disclosure, no press release or other public announcement, statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any party to this Agreement or any of its Affiliates or representatives without the prior written consent of the other parties (in the case of the Company (prior to or at the Closing) and in the case of the Equityholders’ Representative (after the Closing)); provided, however, that any Affiliate of an Eligible Holder may provide its respective prospective and current limited partners (or their equivalent) general information regarding the subject matter of this Agreement and the transactions contemplated hereby, including, in respect of the Company’s Affiliates, the performance of such Affiliate’s investment in the Company on a confidential basis, in connection with its or its affiliated fund’s normal fund raising, marketing or reporting activities; and provided, further, that any party may make a press release or other public announcement, statement or comment concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties to the extent that the information therein relating to this Agreement or such transactions consists solely of information previously disclosed in a press release or other public announcement, statement or comment made by any of the parties in compliance with this Section 6.06. Parent and Purchaser each agrees that the Founder may make public statements on LinkedIn relating to the transactions contemplated by this Agreement (the content of which shall be subject to Purchaser’s prior written approval, not to be unreasonably withheld or delayed).

Section 6.07. Indemnification of Directors and Officers.

(a) For a period of six (6) years after the Closing, Purchaser shall not, and shall not permit the Surviving Corporation or any of the Subsidiaries to, amend in a manner adverse to any D&O Indemnified Person, repeal or modify any provision in the indemnification agreements with D&O Indemnified Persons as listed on Schedule 6.07(a) or any provision in the Surviving Corporation’s or any of the Subsidiaries’ certificate or articles of incorporation, by-laws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any Persons who at any time prior to or at the Effective Time are or were officers or directors of the Company or any Subsidiary (each, a “D&O Indemnified Person”) with respect to matters existing or occurring at or prior to the Effective Time (unless and to the extent required by Law), it being the intent of the parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the Law.

(b) In addition to the other rights provided for in this Section 6.07 and not in limitation thereof, from and after the Closing, Purchaser shall, and shall cause the Surviving Corporation and the Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and exculpate and release from any liability to Purchaser or the Surviving Corporation or any of the Subsidiaries) the D&O Indemnified Persons against all D&O Expenses and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed claim, action, inquiry, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out or relating to the fact that such Person is or was a director or officer of the Company or any of the Subsidiaries and arising out of or relating to acts or omissions occurring or existing at or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”) and (ii) advance, unconditionally and interest-free, to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party is otherwise entitled to assume the defense of such claim and has assumed such defense) promptly after receipt of statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an unsecured undertaking to repay such advances to the extent it is ultimately and finally determined by a court of competent jurisdiction that such Person is not entitled to indemnification. Advance payment of D&O Expenses in connection with any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is fully and finally disposed of and all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully and finally satisfied. For the purposes of this Section 6.07(b), “D&O Expenses” shall include all reasonably documented attorneys’ fees, expert fees, arbitrator and mediator fees, and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend to be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (which items are included in the definition of D&O Losses and not included here to avoid duplication).

(c) Purchaser shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for, at Purchaser’s expense, “tail” insurance policies with a claims period of at least six years from and after the Effective Time, from an insurance carrier with the same or better credit ratings as the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing at or prior to the Effective Time (including in connection with this Agreement and the transactions contemplated hereby), and Purchaser shall cause the Surviving Corporation to maintain such D&O Insurance in full force and effect for its full term. Notwithstanding the foregoing, in no event shall the Company, Purchaser or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided that if the annual premiums of such coverage exceed such amount, the Company, Purchaser or the Surviving Corporation, as the case may be, shall obtain a policy with the greatest coverage available for a cost not exceeding such amount for such six (6)-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.

(d) In the event that Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person (including by liquidation, dissolution, assignment for the benefit of creditors or similar action), then, and in each such case, Purchaser or the Surviving Corporation, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.07.

(e) Subject to the terms of this Section 6.07 and the applicable governing documents, each of Purchaser and the Surviving Corporation shall be a full indemnitor of first resort, shall be required to advance the full amount of all D&O Expenses incurred by a D&O Indemnified Person and shall be liable for the full amount of all D&O Losses to the extent legally permitted and as required, without regard to any rights a D&O Indemnified Person may have against an Eligible Holder or otherwise or any insurer providing insurance coverage under an insurance policy issued to an Eligible Holder. The foregoing provision shall not limit the rights of Purchaser or the Surviving Corporation, as applicable, to make claims with respect to and collect on D&O Losses under insurance held by the Surviving Corporation, as applicable (but, for clarity, none of Purchaser, the Surviving Corporation or any of their Affiliates shall make claims or attempt to collect on D&O Losses under insurance policies held by Purposeful Foods Investor), and such insurers shall not be entitled to enforce this provision to avoid obligations under such policies.

(f) Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 6.07 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 6.07 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person referred to in Section 6.07(a), his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 6.07, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 6.08. Employee Benefits.

(a) Purchaser shall, or shall cause the Surviving Corporation to, provide each employee and officer of the Company or the Subsidiaries who is employed immediately prior to the Effective Time and who continues such employment following the Closing (each, a “Continuing Employee”) with (i) during the period commencing at the Closing and ending on January 3, 2026 (or if shorter, the applicable period of employment), at least the same base salary or wage level and target bonus, commission and other cash incentive opportunity (but excluding equity-based compensation) as provided to such Continuing Employee immediately prior to the Effective Time and (ii) during the period commencing at the Closing and ending on December 31, 2025 (or if shorter, the applicable period of employment), employee benefits and perquisites (but excluding any defined benefit pension plans, retiree medical plans and equity-based compensation) that are substantially comparable, in the aggregate, to the employee benefits and perquisites (but excluding any defined benefit pension plans, retiree medical plans and equity-based compensation) that each such Continuing Employee was entitled to receive immediately prior to the Effective Time; provided, however, that nothing in this Section 6.08(a) will obligate Purchaser, the Surviving Corporation or any of the Subsidiaries to continue the employment of any such Continuing Employee for any specific period.

(b) For purposes of eligibility and, except with respect to any equity compensation plan or program, vesting (but not for benefit accrual purposes) and entitlement to benefits under the benefit and compensation plans, programs, agreements and arrangements of Purchaser, the Surviving Corporation or any of their respective subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Purchaser Plans”), Purchaser and the Surviving Corporation shall credit each Continuing Employee with his or her years of service with the Company, the Subsidiaries and any predecessor entities, to the same extent as such employee was entitled immediately prior to the Closing to credit for such service under any similar Plan, except where such crediting would result in duplication of benefits. In addition, Purchaser shall use its reasonable best efforts to cause the Purchaser Plans providing health benefits to (i) not deny Continuing Employees (or a covered dependent thereof) coverage on the basis of pre‑existing condition exclusions and actively‑at‑work requirements and similar limitations, eligibility waiting periods, and evidence of insurability requirements to the extent such conditions were waived or satisfied under the similar Plan in effect immediately prior to the Closing and (ii) credit such Continuing Employees (or a covered dependent thereof) for any deductibles, co‑insurance, and out‑of‑pocket expenses paid on or prior to the Closing Date in satisfying any deductibles, co‑insurance, and maximum out‑of‑pocket expenses in the applicable plan year in which the Closing Date occurs to which such deductibles and out‑of‑pocket expenses relate as if such amounts had been paid in accordance with the applicable Purchaser Plan.

(c) The parties hereto acknowledge and agree that all provisions contained in this Section 6.08 with respect to employees of the Company and the Subsidiaries are included for the sole benefit of the respective parties hereto and shall not (i) create any third-party beneficiary or other rights in any current or former employee, manager, officer, director or independent contractor of the Company or any Subsidiary (or any beneficiary or dependent thereof) to enforce the provisions of this Section 6.08, (ii) be construed as an amendment, waiver or creation of any Plan or other employee benefit plan of the Company, any Subsidiary, Purchaser, or any of their respective Affiliates, (iii) alter or limit in any way the right of the Company, any Subsidiary, Purchaser, or any of their respective Affiliates to amend or terminate any Plan or any other benefit, compensation, or employment plan, program, agreement or arrangement at any time, or (iv) create any right to employment or service, continued employment or service, or any term or condition of employment or service with any of the Company, any Subsidiary, Purchaser, or any of their respective Affiliates.

(d) If the Company determines that the consummation of the transactions contemplated hereby would reasonably be expected to entitle any “disqualified individual” to a “parachute payment” (as each such term is defined in Section 280G of the Code and the regulations thereunder (“Section 280G”)), then, prior to the Closing, the Company will, or will cause the applicable Subsidiary to use commercially reasonable efforts to solicit stockholder approval (in accordance with the requirements of Section 280G) of any payments or benefits paid or payable to any such disqualified individual that would, absent stockholder approval, reasonably be expected to be excess parachute payments (“Section 280G Payments”). Prior to soliciting such stockholder approval, the Company (or the applicable Subsidiary) will use commercially reasonable efforts to obtain waivers from any disqualified individuals (within the meaning of Section 280G) providing that unless such payments and benefits to such individuals are approved by the stockholders in the manner required under Section 280G, no such payments and benefits will be paid or provided. This Section 6.08(d) shall not apply to, and the Company’s compliance with this Section 6.08(d) shall be determined without taking into account, any arrangements between Purchaser and any “disqualified individual” providing for any payment or benefit that could reasonably be expected to constitute a “parachute payment” (collectively, the “Purchaser 280G Arrangements”) unless Purchaser provides the Purchaser 280G Arrangements to the Company no later than ten (10) calendar days prior to the Closing Date. No later than seven (7)

calendar days prior to the Closing Date, the Company will provide to Purchaser the parachute payment calculations prepared by the Company (or the applicable Subsidiaries) and their advisors. Additionally, at least three (3) Business Days prior to obtaining the Section 280G waivers described in this Section 6.08(d), and prior to seeking stockholder approval pursuant to this Section 6.08(d), the Company will provide drafts of such waivers and such equityholder approval materials to Purchaser for its review, and the Company (or the applicable Subsidiaries) shall consider in good faith any reasonable comments to such documents that are timely provided by Purchaser. Prior to the Closing Date, the Company will notify Purchaser that either the requisite stockholder approval was obtained with respect to any Section 280G Payments that were subject to such stockholder vote or that the stockholder approval of Section 280G Payments was not obtained and, as a consequence, such payments and benefits will not be paid or provided to any affected individual who had duly executed a waiver of those payments and benefits to the extent that such payments and benefits would cause any amounts to constitute Section 280G Payments.

Section 6.09. Termination of Related Party Agreements. All Related Party Agreements, other than (a) the agreements listed on Schedule 6.09, (b) Plans and agreements with Employees, and (c) agreements and transactions solely between the Company and one or more of its Subsidiaries or between or among any Subsidiary, shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall have been satisfied.

Section 6.10. Financing.

(a) Subject to the terms and conditions of this Agreement (including for the avoidance of doubt the other clauses of this Section 6.10), Parent shall, and shall cause its applicable Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including the “market flex” provisions (if any) set forth in the Fee Letter, including using its reasonable best efforts to: (i) maintain in effect the Debt Commitment Letter on the terms and conditions contained therein, including, to the extent the same are exercised, the “market flex” provisions (if any) set forth in the Fee Letter, until the earlier of consummation of the Merger and termination of this Agreement in accordance with Section 9.02; (ii) negotiate, finalize and enter into definitive agreements with respect to the Debt Financing on terms and conditions contemplated by the Debt Commitment Letter, including, to the extent the same are exercised, the “market flex” provisions (if any) set forth in the Fee Letter, or on other terms in the aggregate not materially less favorable, taken as a whole, provided that such other terms could not reasonably be expected to adversely impact or delay the ability of Parent, Purchaser or Merger Sub to consummate the Merger or the Debt Financing at Closing; (iii) comply with their respective obligations under the Debt Commitment Letter and satisfy on a timely basis (or obtain a waiver of) all conditions precedent in the Debt Commitment Letter; and (iv) consummate the Debt Financing at or prior to the Closing.

(b) Parent shall not, and shall cause its applicable Affiliates not to, permit any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under, or assignment of, the Debt Commitment Letter, the definitive agreements with respect thereto (such definitive agreements related to the Debt Financing, collectively with the Debt Commitment Letter, the “Debt Documents”) or the Fee Letter prior to the Merger, including any such amendment, modification or waiver that, individually or in the aggregate with any other amendments, modifications or waivers, could reasonably be expected to (i) reduce the aggregate amount of the Debt Financing under any Debt Document, including by changing the amount of fees to be paid or original issue discount thereof, below the amount necessary to consummate the transactions contemplated hereunder to occur at Closing (including payment of the Debt Payoff Amount) or (ii) impose any new or additional conditions or contingencies, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Debt Financing in a manner that could reasonably be expected to (A) delay or prevent the Closing, (B) make the funding of any portion of the Debt Financing necessary to consummate the transactions contemplated hereunder to occur at Closing (including payment of the Debt Payoff Amount) (or satisfaction of any condition to obtaining any portion of the Debt Financing necessary to consummate the Merger) less likely to occur or (C) adversely impact the ability of Parent to enforce its rights against any other party to any Debt Document, the ability of Parent, Purchaser or Merger Sub to consummate the transactions contemplated hereby to occur at Closing or the likelihood of the consummation of the transactions contemplated hereby to occur at Closing. In addition to the foregoing, Parent shall not release or consent to the termination of the Debt Commitment Letter; provided, that, notwithstanding the foregoing, Parent may modify, supplement or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents, other agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof or to increase the amount of funds available thereunder and, in connection therewith, amend the economic and other arrangements with respect to the appointment of such existing and additional lenders, lead arrangers, bookrunners, syndication agents, other agents or similar entities, or to reallocate the commitments provided thereunder.

(c) If (x) the commitments with respect to all or any portion of the Debt Financing expire or terminate or (y) any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, including the “market flex” provisions (if any) set forth in the Fee Letter, and in either such case such portion is required to consummate the transactions contemplated by this Agreement to occur at Closing (including payment of the Debt Payoff Amount), on or prior to the Closing Date, (i) Parent or Purchaser shall promptly following the occurrence of such event: notify the Company in writing thereof; and (ii) Parent shall use reasonable best efforts to (A) obtain alternative financing from alternative debt financing sources on terms and conditions (including structure, covenants and pricing) not materially less favorable to Parent or its Affiliates, taken as a whole, than as contemplated by the Debt Commitment Letter (taking into account the “market flex” provisions (if any) set forth in the Fee Letter) in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be; and (B) obtain a new financing commitment letter that provides for such alternative financing and, promptly after execution thereof, deliver to the Company true, accurate and complete copies of the new commitment letter and the related fee letters (provided that the fee amounts, pricing caps and other economic terms, and the rates and amounts included in the “market flex” provisions (if any) (but not covenants), may be redacted, none of which redacted provisions could adversely affect the conditionality, availability, enforceability or aggregate principal amount of the Debt Financing or could reasonably be expected to delay the Closing).

(d) Parent or Purchaser shall, promptly after obtaining knowledge thereof, give the Company written notice of any of the following occurring prior to consummation of the Merger: (i) the breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to result in a breach or default) related to the Debt Financing by any party to the Debt Commitment Letter of which Parent or Purchaser becomes aware; (ii) if and when Parent or Purchaser becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letter necessary to consummate the transactions contemplated hereunder to occur at Closing (including payment of the Debt Payoff Amount) may not be available at the Closing; (iii) receipt of any written notice or other written communication from any Person with respect to any actual breach or default by any party to the Debt Commitment Letter or other Debt Document; (iv) of any expiration or termination of the Debt Commitment Letter (other than under the circumstances contemplated in clause (e) below); or (v) any change, circumstance or event which causes Parent or Purchaser to believe in good faith that it shall not be able to timely obtain all or any portion of the Debt Financing in the amounts or from the sources contemplated by the Debt Commitment Letter necessary to consummate the transactions contemplated hereunder to occur at Closing (including payment of the Debt Payoff Amount). Parent and Purchaser shall keep the Company informed on a reasonably current basis upon request by the Company of the status of its efforts to arrange the Debt Financing contemplated by the Debt Commitment Letter.

(e) Notwithstanding anything to the contrary in this Section 6.10, Purchaser or Parent may, without notice to or consent of the Company, reduce the amount of the Debt Financing under the Debt Commitment Letter, or terminate the Debt Commitment Letter, to the extent that the remaining amount of the Debt Financing under the Debt Commitment Letter (if any) after such reduction or termination, taken together with the net cash proceeds of one or more offerings, placements, sales and/or other issuances of debt and/or equity securities of or term loans to Purchaser or Parent subsequent to the date hereof (collectively, “Permanent Financing”), together with cash on hand of Parent and its Subsidiaries, is sufficient to consummate the transactions contemplated hereunder to occur at Closing (including payment of the Debt Payoff Amount).

(f) For the purposes of this Agreement, the definitions of “Debt Commitment Letter” and “Debt Financing” include the Debt Commitment Letter and any document related thereto as the same may be amended, waived, modified or replaced pursuant to this Section 6.10.

(g) Each of Parent, Purchaser and Merger Sub acknowledges and agrees that the obtaining of the Debt Financing, or any alternative financing, is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

Section 6.11. Financing Cooperation.

(a) Prior to the Closing or the earlier termination of this Agreement in accordance with Section 9.02, the Company agrees to use its reasonable best efforts to provide, and the Company shall cause each of its Subsidiaries to use its reasonable best efforts to provide, Purchaser such assistance as is reasonably requested by Purchaser or the Debt Financing Sources in connection with the Debt Financing or any Permanent Financing, including but not limited to: (i) promptly furnishing to Purchaser (A) all financial information set forth in section (ii)(b) of Exhibit B to the Debt Commitment Letter, and (B) such other customary financial information as reasonably requested by Purchaser to enable Parent to prepare pro forma financial statements, in each case, giving effect to the Merger including the Debt Financing or any replacement Permanent Financing (it being agreed that the preparation of any pro forma financial statements will not be the responsibility of the Company); (ii) causing the Company’s and its Subsidiaries’ management teams, with appropriate seniority and expertise, at reasonable times to be mutually agreed between the Company and Purchaser and upon reasonable prior notice, to participate in a reasonable number of meetings, conference calls, due diligence sessions and similar presentations (in each case, which may be virtual) with or requested by the Debt Financing Sources and rating agencies; (iii) (A) assisting with the preparation of, and providing customary information necessary for the preparation of, customary rating agency presentations, bank information memoranda, lender presentations, bank books, a “road show” presentation, a preliminary and final offering memorandum customarily used for a private placement of debt securities or equity securities pursuant to Rule 144A, a registration statement, prospectus and prospectus supplement customarily used for a registered sale of debt securities or equity securities, and other customary marketing and syndication materials required or reasonably requested by the Debt Financing Sources in connection with the Debt Financing or in connection with any Permanent Financing; provided that any such customary marketing and syndication materials shall contain disclosure reflecting Purchaser or Parent as the obligor; (B) reasonably promptly furnishing due diligence information of the Company and its Subsidiaries, as applicable, that is readily available, within the control of the Company and its Subsidiaries and reasonably requested in connection with the Debt Financing or in connection with any Permanent Financing; and (C) executing and delivering customary authorization and representation letters relating to the Debt Financing or Permanent Financing (including with respect to the absence of material non-public information in the public side version of documents distributed to prospective financing sources); (iv) providing to Purchaser a fully executed payoff letter reasonably satisfactory to Purchaser providing for the repayment in full of all Indebtedness of the Company and its Subsidiaries under the Credit Facility (the “Debt Payoff Letter”), the termination of any applicable debt commitments and all guarantees thereof and the release of all Liens in respect thereof; and (v) furnishing Purchaser promptly, and in any event no later than four Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, that has been reasonably requested by Purchaser in writing, at least nine Business Days prior to the Closing Date. Subject to Purchaser’s indemnification obligations under this Section 6.11, the Company hereby consents to the use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing or any Permanent Financing; provided, that, Purchaser shall ensure that such logos are not used in a manner that is intended to or reasonably likely to harm or disparage the Company and its Subsidiaries or the reputation or goodwill of the Company and its Subsidiaries and their respective marks.

(b) Purchaser shall: (i) on the Closing Date, or upon the earlier termination of this Agreement in accordance with Section 9.02, reimburse the Company and any of its Related Parties for all reasonable documented out-of-pocket costs and expenses, including attorneys’ fees, incurred by the Company and any of its Related Parties in complying with this Section 6.11; and (ii) indemnify and hold harmless the Company and its Related Parties from and against all claims, losses, damages, injuries, liabilities, judgments, awards, penalties, fines, Taxes, costs, expenses, including documented out-of-pocket attorneys’ fees, or settlement payments suffered or incurred by any of them to the extent resulting from (A) the Company providing the cooperation contemplated by this Section 6.11, and (B) any misuse of the logos or marks of the Company or its Subsidiaries.

(c) Notwithstanding anything in this Agreement to the contrary, including this Section 6.11, none of the Company or any of its Subsidiaries or Related Parties shall: be required to: (i) obtain or deliver any legal opinions of internal or external legal counsel; (ii) pay any commitment or other fee or reimburse any expenses in connection with the Debt Financing prior to the Closing; (iii) incur any liability or give any indemnity in connection with the Debt Financing prior to the Closing; (iv) take any action that would require any director, officer or employee of the Company or its Subsidiaries to execute, or be required to enter into, any document, agreement, certificate or instrument (other than with respect to any authorization and representation letter described in Section 6.11(a), as may be requested by the Company’s independent auditor or the Debt Payoff Letter) in connection with the Debt Financing except as may be effective at or after, or conditioned upon, the Closing or that would not terminate without liability to the Company or any of its Affiliates; (v) take any action in connection with the Debt Financing that (A) would unreasonably interfere with the ongoing business or operation of the Company or any of its Related Parties or (B) cause significant competitive harm to the Company or its Subsidiaries if the Merger is not consummated; (vi) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability in connection with the Debt Financing; (vii) provide in connection with the Debt Financing any information the disclosure of which is prohibited or restricted under Law or is legally privileged; or (viii) be required to obtain any consents or resolutions from the pre-Closing board of directors of the Company and, prior to the Closing, the directors, managers and general partners of the Company’s Subsidiaries shall not be required to take any corporate action approving agreements, documents and instruments pursuant to which the Debt Financing is obtained. Nothing in this Section 6.11 shall require any action that would (A) conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a material violation or breach of, or a material default under, any Material Contract to which the Company or any Company Subsidiary is a party or (B) provide access to or disclose information where the Company determines that such access or disclosure could reasonably be expected to jeopardize the attorney-client privilege or contravene in any material respect any Law or Material Contract.

(d) Without affecting any liability for any breach of the representations and warranties set forth in Article IV, the Company and its Subsidiaries shall have no liability whatsoever to Parent or Purchaser in respect of any financial information or data or other information provided in good faith pursuant to this Section 6.11, in each case, except to the extent arising or resulting from the willful misconduct, gross negligence or Fraud of the Company or its Subsidiaries or their respective officers, directors, employees or agents.

(e) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.11 represent the sole obligation of the Company, its Subsidiaries and their Affiliates and their respective directors, officers, employees, agents and other Representatives with respect to cooperation in connection with the arrangement of the Debt Financing and no other provision of this Agreement (including the exhibits and schedules hereto) shall be deemed to expand or modify such obligations.

(f) Prior to the Closing, all non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Purchaser or its respective directors, officers, employees, agents or other Representatives pursuant to this Section 6.11 shall be kept confidential and otherwise treated in accordance with the Confidentiality Agreement or other confidentiality obligations that are substantially similar to those contained in the Confidentiality Agreement (which, with respect to the Debt Financing Sources, shall be satisfied by the confidentiality provisions applicable thereto under the Debt Commitment Letter).

Section 6.12. Assumption of Regulatory Obligations. From and after the Closing Date, Purchaser shall be solely responsible for obtaining and maintaining all Permits, waivers and approvals regarding the business of the Surviving Corporation and the Subsidiaries, as well as all ongoing regulatory compliance relating thereto.

Section 6.13. Non-Solicit. From and after the date of this Agreement, and through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article IX, the Company shall not, and shall cause its Subsidiaries and direct its and their representatives, equityholders, and Affiliates not to, solicit, initiate, or knowingly encourage , or initiate or engage in any discussions or negotiations or enter into any agreement regarding the terms of or that would be reasonably expected to result in, any Acquisition Proposal. Immediately following the execution and delivery of this Agreement, the Company shall, and shall direct its representatives to, immediately cease any and all existing discussions, negotiations or other activities with any Person (other than Purchaser, its Affiliates and its and their respective representatives) conducted heretofore with respect to any Acquisition Proposal and immediately terminate any such other Person’s access to any platform for providing information concerning the Company or its Subsidiaries. The Company will inform Purchaser promptly (and in any event within two (2) Business Days of receipt thereof) of any Acquisition Proposal received, to the Company’s knowledge, indicating the material terms of any such Acquisition Proposal. Purchaser agrees that nothing in this Section 6.13 shall prohibit any Equityholder from effecting transfers to any of its Affiliates as permitted by the Company’s organizational documents. For purposes hereof, “Acquisition Proposal” shall mean any proposal, offer or inquiry from any Person (other than Parent, Purchaser or any of their respective Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving the Company or any of its Subsidiaries, (y) the issuance or acquisition of shares of capital stock or other equity securities of the Company or any of its Subsidiaries, or (z) sale, lease, exclusive license or disposition of any material assets of the Company or any of its Subsidiaries (other than the sale, lease, license or disposal of immaterial assets of the Company or any of its Subsidiaries in the ordinary course of business)

Section 6.14. Company Marks. The Equityholders’ Representative, on behalf of itself and each Equityholder, acknowledges that from and after the Closing Date, no Equityholder has any rights, and will not acquire or retain any rights, in or to (including any right to use) any Trademark that is Owned IP, including trademarks, service marks or logos containing or incorporating “Simple Mills” or “Purposeful Foods” (collectively, the “Company Marks”). Without limiting the foregoing, the Equityholders’ Representative shall not, and shall direct the Equityholders not to: (i) use any Company Marks in any manner that would constitute infringement of the Company Marks under applicable Law (ii) register or file applications to register in any jurisdiction any Company Mark or (iii) contest the ownership or validity of any of the Company Marks, including in any litigation or administrative proceeding. To the extent that any of the Equityholders have the phrase “Simple Mills” or “Purposeful Foods” in their corporate names, within twelve (12) months after the Closing, each applicable Equityholder will file with each applicable Governmental Authority all paperwork necessary remove the phrase “Simple Mills” or “Purposeful Foods” from their corporate name and thereafter diligently seek such name change, or otherwise to dissolve the applicable corporate entity that includes the name “Simple Mills” or “Purposeful Foods.”

Section 6.15. Inventory Count. The Company shall, and shall cause the Subsidiaries to, conduct a physical count of the inventory of the Company, the Subsidiaries, and their co-manufacturers and third party logistics suppliers (to the extent related to the Company or the Subsidiaries) (collectively, the “Inventory”) at the locations set forth on Schedule 6.15 as soon as possible after the Closing (the “Inventory Count”). The Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Purchaser in connection with the Inventory Count, including allowing representatives of Purchaser to observe the Inventory Count. In addition, the Company shall provide confirmations of the Inventory at each other location as of immediately prior to the Effective Time (the “Inventory Confirmations”). The Company agrees that the result of the Inventory Count, as reconciled for ordinary course shipments, and the Inventory Confirmations shall be used for purposes of preparing the inventory amount included in the Proposed Final Closing Statement.

Section 6.16. Stockholder Expense Invoices. The Company will use its commercially reasonable efforts to deliver to Purchaser invoices with respect to each of the Stockholders’ Expenses at least three days prior to Closing.

Section 6.17. RWI Policy. On the date hereof, Purchaser shall obtain and cause to be bound, the RWI Policy. Notwithstanding the foregoing, Purchaser acknowledges and agrees that (i) binding any such RWI Policy is not a condition to Closing and (ii) Purchaser shall solely bear any RWI Costs. The RWI Policy shall at all times expressly provide that: (i) the insurer(s) thereunder (and any managing general agent or underwriter thereof) shall not have, and to the fullest extent waives, any and all subrogation rights, rights of contribution, rights of assignment or otherwise that it might have against the Company, the Equityholders, the Equityholders’ Representative or any Non-Recourse Party (the “Seller Related Parties”) arising out of, as a result of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, except in the case of losses proximately caused by Fraud, (ii) the Seller Related Parties are each express third party beneficiaries of such waiver; and (iii) neither Purchaser nor any of its Affiliates or Representatives shall have any obligation to pursue any claim against any Seller Related Party in connection with any loss under the RWI Policy. From and after the binding of the RWI Policy, Purchaser shall not, and shall cause its Affiliates and Representatives not to, amend or modify such RWI Policy in any manner adverse to the Seller Related Parties in connection with the foregoing waiver without the written consent of the Equityholders’ Representative. Additionally, and without limiting the generality of the foregoing, any rights of any insurer under the RWI Policy, including any rights of subrogation, do not affect, expand or increase any liability or obligation of any of the Seller Related Parties in connection with this Agreement.

Article VII

CONDITIONS TO CLOSING

Section 7.01. Mutual Conditions to the Obligations of the Parties. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Consent. The Stockholder Consent shall have been obtained and delivered, and not rescinded, terminated or amended.

(b) No Injunctions or Legal Prohibitions. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority after the date hereof which makes the consummation of the Merger illegal; provided, however, that the parties shall use their respective reasonable best efforts (including by way of appeal) to have any order, injunction or judgment vacated, reversed, lifted or otherwise rendered ineffective.

(c) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated and any required approvals thereunder shall have been obtained.

Section 7.02. Conditions to the Obligations of Purchaser. The obligations of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions (unless waived, to the extent permitted by applicable Law, by Purchaser):

(a) Representations and Warranties of the Company. The representations and warranties of the Company (i) set forth in Section 4.05 shall be true and correct in all respects (other than de minimis inaccuracies) at and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) set forth in (A) the first and third sentences of Section 4.01(a), (B) the first sentence of Section 4.01(b), (C) Section 4.02, and (D) Section 4.20, without giving effect to any materiality or “Material Adverse Effect” qualifications therein (except that the word “material” in the defined term “Material Contract” and “material” before other words such as “assets” shall not be disregarded for any of such purposes), shall be true and correct in all material respects at and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), and

(iii) set forth in Article IV other than those Sections specifically identified in clause (i) or (ii) of this Section 7.02(a), without giving effect to any materiality or “Material Adverse Effect” qualifications therein (except that the word “material” in the defined term “Material Contract” and “material” before other words such as “assets”, and the qualification as to Material Adverse Effect contained in Section 4.04 shall not be disregarded for any of such purposes), shall be true and correct as of the Effective Time as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect.

(b) Performance. The Company shall have performed and complied, in all material respects, with all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any facts, events, changes, developments or effects which, individually or in the aggregate, constitute a Material Adverse Effect.

(d) Deliverables. The Company shall have delivered to Purchaser (i) the deliverable required by Section 3.06(a)(i) and (ii) a certificate (the “Company Certificate”), dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying the satisfaction of the conditions set forth in Sections 7.02(a) and (b).

Section 7.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by the Company):

(a) Representations and Warranties. Subject to Section 5.05(f), The representations and warranties of Parent, Purchaser and Merger Sub (i) set forth in Sections 5.01, 5.02, and 5.08, without giving effect to any materiality or “Purchaser Material Adverse Effect” qualifications therein (except that the word “material” in the defined term “Material Contract” and “material” before other words such as “assets” shall not be disregarded for any of such purposes), shall be true and correct in all material respects at and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) set forth in Article V other than those Sections specifically identified in clause (i) of this Section 7.03(a), without giving effect to any materiality or “Purchaser Material Adverse Effect” qualifications therein, shall be true and correct as of the Effective Time as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except, where the failure to be so true and correct would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Performance. Purchaser and Merger Sub shall have performed and complied, in all material respects, with all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by Purchaser or Merger Sub, as the case may be, on or prior to the Closing Date.

(c) Officer’s Certificate. Purchaser and Merger Sub shall have delivered to the Company a certificate (the “Purchaser Certificate”), dated as of the Closing Date, executed by a duly authorized officer of each of Purchaser and Merger Sub, certifying to the satisfaction of the conditions set forth in Sections 7.03(a) and (b) hereof.

(d) Payments. Purchaser or Merger Sub shall have made the payments set forth in Section 3.03.

Section 7.04. Waiver of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.

Section 7.05. Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure resulted from such party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.02(a), or to satisfy its obligations under Section 6.03 or Section 6.04.

Article VIII

TAX MATTERS

Section 8.01. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the Merger, if any, shall be paid by Purchaser when due, whether levied on Purchaser, the Company, the Surviving Corporation, any Subsidiary or any Eligible Holder, and Purchaser shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. Purchaser shall indemnify the Eligible Holders, their respective Affiliates and the officers, directors, employees and agents of any of the foregoing against any liability for any such Transfer Taxes.

Section 8.02. Tax Elections. The parties agree that no election pursuant to Section 338 or Section 336 of the Code shall be made by Parent, Purchaser, the Company or the Surviving Corporation with respect to the transactions contemplated under this Agreement.

Section 8.03. Tax Refunds. All refunds of Taxes of the Company and the Subsidiaries (or Tax credits received in lieu thereof as offsets to cash Taxes otherwise due and payable) that are attributable to any Pre-Closing Tax Period and that are described in Schedule 8.03 that are actually received by Purchaser, the Company or a Subsidiary or any of their Affiliates following the Closing, and that were not taken into account in the Aggregate Purchase Price, as finally determined, shall be for the account of the Equityholders, and the full amount of such refunds shall be paid to the Paying Agent for further distribution to the Equityholders in accordance with their respective Percentage Shares within fifteen (15) Business Days after receipt thereof (or in the case of such Tax credits, the filing of a Tax Return electing to receive such Tax credit) by wire transfer of immediately available funds. Purchaser and the Company shall, and shall cause the Company’s Subsidiaries to apply promptly for all Tax refunds to which Equityholders may be entitled pursuant to this Section 8.03, including by timely filing or causing to be timely filed all Income Tax Returns of the Company and the Subsidiaries for the taxable period ending on the Closing Date (including, as applicable, IRS Forms 4466 and 1139). Notwithstanding the foregoing, any payment to be made to an Optionholder under this Section 8.03 shall be made through the payroll system of the Surviving Corporation or applicable Subsidiary thereof (other than with respect to interests granted in respect of non-employee services, which need not be paid through such payroll system).

Section 8.04. Cooperation. Following the Closing, Parent, Purchaser, the Equityholders’ Representative, the Company and the Company’s Subsidiaries shall cooperate with and make available to the other parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary or useful in connection with any Tax matters (including the preparation of any Tax Returns and any Tax Contest or any other matter requiring any such books and records, information or employees for any reasonable business purpose). Following the Closing, Parent and Purchaser shall cause the Company and its Subsidiaries to retain all applicable Tax Returns, books and records, and workpapers for Pre-Closing Tax Periods for a period of at least seven (7) years following the Closing Date. The parties (other than the Equityholders’ Representative) further agree to use their reasonable good faith efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed on the Equityholders, the Company or the Company’s Subsidiaries or otherwise related to the transactions contemplated herein.

Section 8.05. Tax Returns.

(a) The Company shall prepare or cause to be prepared all Tax Returns for Income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period that are due after the Closing, which Tax Returns shall be prepared in a manner consistent with the past practices of the Company and its Subsidiaries.

(b) A draft of each Tax Return prepared pursuant to Section 8.05(a) shall be provided by the Company to the Equityholders’ Representative no later than the date thirty (30) days prior to the due date for such Tax Return. Any reasonable comments submitted by the Equityholders’ Representative no later than ten (10) days prior to the due date for such Tax Return, and that could reasonably be expected to affect the Tax liabilities of the Equityholders or their direct or indirect owners or the amounts payable to the Equityholders under this Agreement (including under this Article VIII) shall be implemented, and the Company and its Subsidiaries shall timely file or cause to be filed such Tax Return with the applicable Governmental Authority as modified to reflect any such comments.

(c) Parent and Purchaser shall, to the maximum extent permitted under applicable Law, treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all Income Tax purposes, and Parent shall cause the Company to join Parent’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) (and analogous state and local Income Tax Law) effective on the day after the Closing Date. Parent and Purchaser agree that (i) the U.S. federal Income Tax Return of the Company and its Subsidiaries for such taxable period ending on the Closing Date will be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii) and none of Parent, Purchaser, the Company, its Subsidiaries, or any of their respective Affiliates will make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2) or any analogous provision of state or local Law, and (ii) for all other Income Tax purposes, the income of the Company and its Subsidiaries for taxable periods ending on and including the Closing Date will be allocated based on an interim closing of the books at the end of the day on the Closing Date to the extent permitted by Law.

(d) Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall be construed to require Parent or Purchaser to provide to any other Person, before, at, or after the Closing, any right to access or review any Tax Return (or Tax work papers related thereto) that is required to be filed on an affiliated, consolidated, combined or unitary basis with Parent or Purchaser or an Affiliate of Parent or Purchaser (other than the Company or any of its Subsidiaries).

Section 8.06. Certain Tax Actions.

(a) Notwithstanding anything in this Agreement to the contrary, neither Parent nor Purchaser shall, and shall cause their respective Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries) not to, (i) amend or file any Tax Return, (ii) make or change any Tax election (including any election or other action that changes the entity tax classification of the Company or any of its Subsidiaries), (iii) enter into or pursue any voluntary disclosure agreement or voluntary disclosure program or similar program with a Governmental Authority, (iv) file any ruling or request with a Governmental Authority, or (v) extend or waive any statute of limitations, in each case, to the extent any such action relates to a Pre-Closing Tax Period and could affect the amount of any payment to be made to the Equityholders under this Agreement or could result in a Tax liability of the Equityholders or their direct or indirect owners, without the prior written consent of the Equityholders’ Representative (not to be unreasonably withheld, conditioned or delayed).

(b) If, after the Closing, Parent, Purchaser or any of its Affiliates (including, after the Closing, the Surviving Corporation or a Subsidiary) receives notice of any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes of the Company or any of its Subsidiaries (a “Tax Contest”) that relates in whole or in part to a Pre-Closing Tax Period and that could affect the amount of any payment to be made to the Equityholders under this Agreement or in a Tax liability of the Equityholders or their direct or indirect owners, then within ten (10) days after receipt of such notice, Parent and Purchaser (i) shall notify the Equityholders’ Representative of such Tax Contest, (ii) shall keep the Equityholders’ Representative reasonably informed of all material developments with respect to such Tax Contest, (iii) shall not settle such Tax Contest without the prior written consent of the Equityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), and (iv) shall permit the Equityholders’ Representative to elect to participate in the defense of such Tax Contest (at the expense of the Equityholders).

Section 8.07. Tax Savings.

(a) To the extent actually realized by Parent, Purchaser, Company, any of their Subsidiaries, any of their Affiliates, or a consolidated, combined, unitary, or similar group of which Parent, Purchaser, the Company or any of their Subsidiaries is a member (each of the foregoing, a “Tax Benefit Party”), with respect to any Covered Taxable Period (defined below), Purchaser shall pay to the Paying Agent (for distribution to the Equityholders in accordance with their respective Percentage Shares), by wire transfer of immediately available funds, an amount in cash equal to the Actual Tax Savings (defined below) with respect to each such taxable period within fifteen (15) Business Days of receiving or realizing such amount with respect to such Post-Closing Tax Period. Notwithstanding the foregoing, any payment to be made to an Optionholder under this Section 8.07(a) shall be made through the payroll system of the Surviving Corporation or applicable Subsidiary thereof (other than with respect to interests granted in respect of non-employee services, which need not be paid through such payroll system). For purposes of this Section 8.07(a), “Covered Taxable Period” shall mean any taxable period of the Company or any of its Subsidiaries that ends prior to or includes the day that is the five (5) year anniversary of the Closing Date.

(b) For purposes of Section 8.07(a), Actual Tax Savings with respect to a Post-Closing Tax Period shall be deemed realized at the time the Income Taxes payable by a Tax Benefit Party are reduced (or a refund is actually received in cash, or a Tax Return electing a credit in lieu of a refund is filed) as a result of such Actual Tax Savings.

(c) For purposes of this Agreement, “Actual Tax Savings” with respect to a Post-Closing Tax Period shall mean all of the excess, if any, of (i) the Income Taxes that would have been incurred by the Tax Benefit Parties, with respect to such Post-Closing Tax Period without taking into account the Transaction Tax Deductions (and carryforwards of net operating losses, capital loss carryforwards, tax credit carryforwards, Code Section 163(j) carryforwards, or any other Tax attributes attributable thereto), over (ii) the actual Income Taxes incurred by the Tax Benefits Parties for such Post-Closing Tax Period (and the Transaction Tax Deductions (and carryforwards of net operating losses, capital loss carryforwards, tax credit carryforwards, Code Section 163(j) carryforwards, or any other Tax attributes attributable thereto) shall be the first applied deductions taken into account as a “with or without” calculation); provided, that any carryforwards of net operating losses, capital loss carryforwards, tax credit carryforwards, or Code Section 163(j) carryforwards of Parent, Purchaser and their respective Affiliates (excluding the Company and its Subsidiaries) existing as of the Closing Date, based on an interim closing of the books (the “Purchaser Tax Attributes”), shall be applied prior to the Transaction Tax Deductions (and carryforwards of net operating losses, capital loss carryforwards, tax credit carryforwards, Code Section 163(j) carryforwards, or any other Tax attributes attributable thereto) to the extent such Purchaser Tax Attributes are available under applicable Law to reduce the Income Taxes of the Tax Benefit Parties for such Post-Closing Tax Period); provided, further, if (A) Parent, Purchaser, the Company, its Subsidiaries, or any of their respective Affiliates enter into an acquisition agreement after the Closing Date that includes an obligation to pay for any Income Tax assets or attributes directly or indirectly acquired pursuant to such acquisition agreement and (B) such acquisition agreement includes a “with or without” calculation similar or analogous to this Section 8.07, then such other Income Tax assets or attributes shall be disregarded for purposes of calculating the amount described in the foregoing clause (ii), and such amount shall be calculated as the hypothetical Income Tax liability of the Tax Benefit Parties for such Post-Closing Tax Period if such other Income Tax assets or attributes had not existed. For the purposes of Section 8.07, Transaction Tax Deductions are not taken into account to the extent they were already taken into account as a reduction to the Tax Liability Amount.

(d) Purchaser shall, promptly after filing the relevant Tax Returns of Income Taxes with respect to a Post-Closing Tax Period or upon the reasonable request of the Equityholders’ Representative, provide the Equityholders’ Representative with a written explanation in reasonable detail of the calculation of the Actual Tax Savings, if any, with respect to such Post-Closing Tax Period or any other Post-Closing Tax Period with respect to which Actual Tax Savings are realized.

Section 8.08. Purchase Price Adjustments. The parties agree that all payments made pursuant to Section 8.03 and Section 8.07 hereof shall to the extent permitted by applicable Law be treated as adjustments to the purchase price for U.S. federal and applicable state and local income tax purposes.

Article IX

SURVIVAL; TERMINATION

Section 9.01. Survival. The parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof (including with respect to any breach, misrepresentation or inaccuracy or alleged breach, misrepresentation or inaccuracy thereof or with respect thereto), (b) the covenants in this Agreement to be performed prior to the Closing shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof (including with respect to any breach or alleged breach thereof), and (c) the covenants in this Agreement to be performed at or after the Closing shall survive the Closing in accordance with their respective terms only for such period as shall be required for the party required to perform under such covenant to complete the performance required thereby. Nothing in this Section 9.01 shall limit any claim for Fraud brought against any party based on such party’s Fraud. Nothing in this Agreement limits any claims, rights or recoveries available to Purchaser (or any of its Affiliates) or any other Person under the RWI Policy. This Article IX will apply even if (a) the RWI Policy is never issued by an insurer, (b) the RWI Policy is revoked, cancelled, or modified after issuance, or (c) Purchaser (or any of its Affiliates) makes a claim under the RWI Policy that is denied by the insurer(s) (or any managing general agent or underwriter thereunder).

Section 9.02. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of Purchaser and the Company;

(b) at any time after the day that is ninety (90) days from the date hereof (the “Termination Date”) by either Purchaser or the Company, by giving written notice of such termination to the other parties, if the Closing shall not have occurred on or prior to such date (unless the failure to consummate the Closing by such date shall be due to or have resulted from any breach of the representations or warranties made by, or the failure to perform or comply with any of the agreements or covenants hereof to be performed or complied with prior to the Closing by, the party seeking to terminate this Agreement); provided, however, that if as of such date, the conditions set forth in Section 7.01(b) or Section 7.01(c) are not satisfied, then the Termination Date may be extended by either Purchaser or the Company by an additional six (6) months (and such date will then be the Termination Date);

(c) by either Purchaser or the Company, if any restraint of the type set forth in Section 7.01(b) permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.02(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such restraint;

(d) by Purchaser, by written notice to the Company, if the Company breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation of the Company contained in this Agreement shall be or shall have become inaccurate, in either case such that both (i) the conditions set forth in Section 7.01 or Section 7.02 would not be satisfied as of the time of such breach or failure or as of the time such representation was or shall have become inaccurate, and (ii) such breach or failure to perform or inaccuracy cannot be cured by the Company or, if capable of being cured, shall not have been cured within thirty (30) calendar days after receipt by the Company of notice in writing from Purchaser specifying the nature of such breach and requesting that it be cured, or Purchaser shall not have received adequate assurance of a cure of such breach within such thirty (30) calendar day period; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.02(d) if it or Merger Sub is then in breach of any of their respective covenants or other agreements set forth in this Agreement that would result in the closing conditions set forth in Section 7.01 or Section 7.03 (other than those conditions which by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) not being satisfied;

(e) by the Company, by written notice to Purchaser, if Purchaser or Merger Sub has breached or failed to perform any of their respective covenants or other agreements set forth in this Agreement or if any representation or warranty of Purchaser or Merger Sub contained in this Agreement shall be or shall have become inaccurate, in either case such that both (i) the conditions set forth in Section 7.01 or Section 7.03 cannot be satisfied and (ii) such breach or failure to perform or inaccuracy cannot be cured by Purchaser or Merger Sub, as the case may be, or if capable of being cured, shall not have been cured within thirty (30) calendar days after receipt by Purchaser of notice in writing from the Company, specifying the nature of such breach and requesting that it be cured, or the Company shall not have received adequate assurance of a cure of such breach within such thirty (30) calendar day period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.02(e) if it is then in breach of any of its covenants or other agreements set forth in this Agreement that would result in the closing conditions set forth in Section 7.01 or Section 7.02 (other than those conditions which by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) not being satisfied;

(f) by the Company, if all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions which by their terms are to be satisfied at the Closing) and Purchaser or Merger Sub fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 3.01 and the Company stood ready and willing to consummate such transactions on that date; or

(g) by Purchaser, if a valid and effective consent of the holders of the Company Shares evidencing the Stockholder Consent is not executed and delivered to Purchaser within one (1) Business Day following the execution and delivery of this Agreement; provided, however, that the right to terminate the Agreement under this Section 9.02(g) must be exercised, if exercisable, by the end of the second (2nd) Business Day following the execution and delivery of this Agreement.

Section 9.03. Effect of Termination; Etc.

(a) In the event of the termination of this Agreement in accordance with Section 9.02 hereof, (i) this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, except that this Section 9.03, Section 6.06, Article X, and the Confidentiality Agreement shall survive termination of this Agreement and remain valid and binding obligations of each of the parties, and (ii) subject to the terms and conditions of the surviving provisions of this Agreement and except in the case of Fraud, there shall be no liability or obligation on the part of Parent, Purchaser, Merger Sub or the Company. Notwithstanding the immediately preceding sentence of this Section 9.03(a), termination of this Agreement pursuant to Section 9.02 shall not release any party hereto from any liability (A) pursuant to the sections specified in this Section 9.03(a) that survive such termination or (B) for any intentional and material breach by a party of this Agreement that occurred prior to such termination (any such breach described in this clause (B), a “Pre-Termination Material Breach”). Notwithstanding anything to the contrary contained herein or otherwise, each party may pursue and accept damages for any Pre-Termination Material Breach by the other party and enforce any award for such damages, and the parties agree that such damages shall not be limited to reimbursement of expenses or out-of-pocket costs or otherwise be subject to the limitations set forth in Section 10.15 and shall include, to the extent permitted by applicable Law, damages payable based on the benefit of the bargain lost by such party (including any lost premium) and any decrease in share value, diminution in value, lost profits or lost premium or consequential damages.

(b) If this Agreement is terminated pursuant to Section 9.02 hereof:

(i) all confidential information received by the parties shall be treated in accordance with Section 6.05(c) hereof and the Confidentiality Agreement referred to in such Section; and

(ii) all filings, applications and other submissions made pursuant to Sections 6.02, 6.03 and 6.04 hereof shall, to the extent practicable, be withdrawn from the Governmental Authority, agency or other Person to which made.

Article X

MISCELLANEOUS

Section 10.01. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Person for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service (with signed confirmation of receipt), or if sent by electronic mail (provided that no “error” message or other notification of non-delivery is generated), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To the Company:

Purposeful Foods Holdings, Inc.

c/o Legal Department

435 N. LaSalle Dr., 2nd Fl.

Chicago, IL 60654

Attention: Legal Department

Email: legal@simplemills.com

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Jackie Cohen; Stephanie Lapidus

Email: jackie.cohen@ropesgray.com; stephanie.lapidus@ropesgray.com

To Parent, Purchaser, Merger Sub or the Surviving Corporation:

Flowers Foods, Inc.

1919 Flowers Circle

Thomasville, GA 31757

Attention: Joanna Sutton

Email: Joanna.sutton@flocorp.com

CC: legal@flocorp.com

with a copy to:

Jones Day

1221 Peachtree Street N.E.

Suite 400

Atlanta, GA 30361

Attention: William J. Zawrotny

Email: wjzawrotny@jonesday.com

To the Equityholders’ Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: Deals@srsacquiom.com

Any such notification shall be deemed delivered (a) upon receipt, if delivered personally, (b) on the next Business Day, if sent by national courier service for next business day delivery, or (c) the Business Day received (or the immediately following Business Day, if not received on a Business Day), if sent by electronic mail (provided that no “error” message or other notification of non-delivery is generated) or any other permitted method.

Section 10.02. Amendment/Waiver, etc. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser, the Company and the Equityholders’ Representative, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as specifically provided otherwise herein, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. Notwithstanding anything to the contrary contained herein, Section 10.06, Section 10.08, Section 10.12(d), Section 10.22 and this Section 10.02 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the aforementioned Sections) may not be modified, waived or terminated in a manner that is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 10.03. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided, that the prior written consent of the Equityholders’ Representative shall only be required after the Closing. Any purported assignment not permitted under this Section 10.03 shall be null and void ab initio.

Section 10.04. Entire Agreement. This Agreement (including all Schedules and Exhibits hereto and the other agreements referred to herein) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which shall remain in full force and effect for the term provided for therein.

Section 10.05. Fulfillment of Obligations. Any obligation of any party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 10.06. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding anything in this Agreement to the contrary, other than the provisions of (i) Section 2.02, Section 2.03, Section 2.04, Section 2.05, Section 3.04 and Section 3.05, with respect to the Equityholders (but only to the extent such Equityholder is entitled to receive payments thereunder), (ii) Sections 6.05(b) and 8.01, with respect to Eligible Holders and their Affiliates, (iii) Section 6.07, with respect to D&O Indemnified Persons, (iv) Section 10.14 and Section 10.18, with respect to the Non-Recourse Parties, (v) Section 10.17, with respect to Ropes & Gray, LLP, and (vi) Section 10.02, Section 10.08, Section 10.12(d) and Section 10.22, which the Debt Financing Sources shall be express third party beneficiaries of, may rely upon and have the right to enforce, nothing contained herein, express or implied, is intended to confer upon any Person other than Purchaser, Merger Sub, the Company, the Subsidiaries or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.07. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

Section 10.08. Governing Law/Jurisdiction/Waiver of Jury Trial.

(a) This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the laws of the State of Delaware, its rules of conflict of laws notwithstanding, and so far as applicable, the merger provisions of the DGCL; provided that except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Parties in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery lacks jurisdiction, the United States District Court for the District of Delaware, in any suit, action or proceeding described in the immediately preceding sentence of this Section 10.08(a); provided that no party hereto, nor any of its Affiliates, shall bring, or support, any such suit, action or proceeding against any Debt Financing Party in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the definitive agreements executed in connection therewith or the transactions contemplated thereby, anywhere other than in any New York State court sitting in the Borough of Manhattan or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 10.01. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING IN ANY ACTION OR DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER, THE DEBT FINANCING OR THE DEFINITIVE AGREEMENTS EXECUTED IN CONNECTION THEREWITH OR TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08(b).

Section 10.09. Counterparts, Severability, etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.10. Headings, etc. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, subsection or clause are to the corresponding Article, Section, subsection or clause of this Agreement, unless otherwise specified.

Section 10.11. Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the request of any party hereto and at the expense of the party so requesting, each other party shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

Section 10.12. Remedies.

(a) Any and all remedies herein conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the parties and their respective Affiliates to consummate the transactions contemplated hereby, that the transactions contemplated hereby represent a unique business opportunity at a unique time for each of the parties hereto and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each party hereto agrees, on behalf of itself and its Affiliates, that, in the event of any breach or threatened breach by the Company, on the one hand, or Purchaser or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Purchaser or Merger Sub, on the other hand, as applicable, shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that any Litigation should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

(c) The remedies available to each party pursuant to this Section 10.12 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to seek an injunction or specific performance shall not restrict, impair or otherwise limit such party from, in the alternative, seeking to terminate this Agreement in accordance with Section 9.02.

(d) The parties hereto acknowledge and agree that in no event shall the Company or the Subsidiaries, Equityholders or controlled Affiliates be entitled to directly or indirectly seek against any Debt Financing Source the remedy of specific performance of this Agreement or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing.

Section 10.13. Knowledge. For purposes of this Agreement, (i) “knowledge” of the Company means the actual knowledge of Katlin Smith, Amy Hass, Nicole Eltzroth, and Michelle Lorge, in each case after due inquiry, and (ii) “knowledge” of Purchaser means the actual knowledge of Steve Kinsey, after due inquiry.

Section 10.14. Non-Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action (whether in tort or contract, or whether at law or in equity, or otherwise) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and then only with respect to the specific obligations set forth herein with respect to the named parties to this Agreement, and no former, current or future stockholders, equityholders (including the Equityholders and the Pre-Closing Equityholders), controlling persons, directors, officers, employees, incorporators, general or limited partners, members, managers, agents, attorneys, representatives or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equityholder, controlling person, director, officer, employee, incorporator, general or limited partner, member, manager, agent, attorney, representative or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith, including any alleged non-disclosure made by any such Persons, and each party waives and releases all such liabilities and obligations against such Persons. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party (including any of the Eligible Holders), in each case, whether in tort, contract or otherwise. Nothing in this Section 10.14 shall limit any claim related to a Non-Recourse Party’s obligations under any Additional Agreement to which such Non-Recourse Party is party. This Section 10.14 shall not apply to Section 10.16, which shall be enforceable by the Equityholders’ Representative in its entirety against the Equityholders.

Section 10.15. Certain Damages and Remedies. Except (a) in the case of any Pre-Termination Material Breach, (b) as set forth in Section 9.03(a) and (c) as otherwise expressly provided in this Agreement, no party shall be liable for any punitive or exemplary damages, in each case in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in law or in equity, and whether in contract or in tort or otherwise) or otherwise. Notwithstanding anything to the contrary contained herein or otherwise, after the Closing, no party may seek to rescind this Agreement or any of the transactions contemplated hereby.

Section 10.16. Equityholders’ Representative.

(a) Appointment.

(i) By virtue of achieving the requisite stockholder vote to adopt this Agreement, and receiving the benefits thereof, including any consideration payable hereunder, and without any further act of any of the Equityholders, each Equityholder shall be deemed to have approved the designation of, and hereby designates, Shareholder Representative Services, LLC, as of the Closing, (and by execution of this Agreement it hereby accepts such appointment) as representative, agent and attorney-in-fact for and on behalf of the Equityholders (in their capacity as such), for all purposes in connection with this Agreement, and any related agreements, with full power of substitution, to act in the name, place and stead of each Equityholder with respect to any provision in this Agreement and the Escrow Agreement to take any action in accordance with and pursuant to the terms of this Agreement and the Escrow Agreement and such other actions on behalf of the Equityholders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby or thereby, including to (A) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement, the Escrow Agreement and any other documents, instruments and/or agreements contemplated hereby or thereby (the “Additional Agreements,” and each, an “Additional Agreement”), (B) serve as the named party with respect to any claims on behalf of each of the Equityholders under this Agreement, the Escrow Agreement or any Additional Agreement, (C) give and receive on behalf of the Equityholders any and all notices from or to any Equityholders hereunder or under this Agreement, the Escrow Agreement or any Additional Agreement, (D) grant any consent or approval on behalf of the Equityholders under this Agreement, the Escrow Agreement or any Additional Agreement, (E) take all actions and make all filings on behalf of such Equityholders with any Governmental Authority or other Person necessary to effect the consummation of the transactions contemplated by this Agreement, the Escrow Agreement or any Additional Agreement, (F) agree to, negotiate, enter into settlements and compromises of, comply with orders of courts with respect to, and otherwise administer and handle any claims under this Agreement, the Escrow Agreement or any Additional Agreement on behalf of such Equityholders, including indemnification claims, (G) pay or cause to be paid all expenses incurred or to be incurred by or on behalf of the Equityholders in connection with this Agreement, the Escrow Agreement or any Additional Agreement, or establish such reserves as the Equityholders’ Representative may from time to time determine, in its sole discretion, to be necessary or desirable in connection with the expenses and other costs to be borne by the Equityholders hereunder, and direct Purchaser, or the Escrow Agent, as the case may be, to make payment of such amounts to be applied to such reserves in lieu of the payment to the Equityholders hereunder, administer the Administrative Expense Account in accordance with Section 3.05 and (H) make all other elections or decisions and take all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by this Agreement, the Escrow Agreement or any Additional Agreement; provided, that certain Equityholders (collectively with their designated representatives, the “Advisory Committee”) have entered into an engagement letter with the Equityholders’ Representative (the “Engagement Letter”), providing, among other things, that the Equityholders’

Representative shall not take certain actions without the express prior written approval of the Advisory Committee and that the Advisory Committee shall have sole authority to direct the Equityholders’ Representative with respect to all matters material to the Equityholders. Without limiting the generality of the foregoing, but subject to the approval rights of the Advisory Committee pursuant to the Engagement Letter, the Equityholders’ Representative shall have full power and authority to (x) interpret all the terms and provisions of this Agreement, the Escrow Agreement and each Additional Agreement and to consent to any amendment hereof or thereof on behalf of all of the Equityholders; (y) do or refrain from doing all such further acts and things, and to execute all such documents, on behalf of all of the Equityholders as the Equityholders’ Representative shall deem necessary or appropriate in conjunction with the transactions contemplated by this Agreement, the Escrow Agreement or any Additional Agreements; and (z) negotiate, execute and deliver on behalf of all of the Equityholders all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the transactions under this Agreement, the Escrow Agreement and the Additional Agreements, other than the Merger (it being understood that each Equityholder shall be deemed to have executed and delivered any such documents which the Equityholders’ Representative agrees to execute and deliver). Each Equityholder hereby agrees to receive correspondence from the Equityholders’ Representative, including in electronic form, and notices or communications to or from the Equityholders’ Representative shall constitute notices or communications to or from each of the Equityholders.

(ii) The power of attorney granted in this Section 10.16 is coupled with an interest and is irrevocable, may be delegated by the Equityholders’ Representative and shall survive the death, incapacity, dissolution, liquidation, insolvency or bankruptcy of each Equityholder. Such agency may be changed by the holders of a majority in interest of the shares of Common Stock prior to the Closing, determined on a Fully-Diluted Basis, from time to time (including in the event of the death, disability or other incapacity of an Equityholders’ Representative that is an individual and including, with respect to any Equityholders’ Representative, in the event of the resignation of the Equityholders’ Representative), and any such successor shall succeed the Equityholders’ Representative as “Equityholders’ Representative” hereunder for all purposes and all references herein to the Equityholders’ Representative shall be deemed to refer to such successor. Purchaser shall be given prompt written notice of any such change and such successor shall have the same power and authority to act for and on behalf of the Equityholders as provided herein. If no such successor is designated by the Equityholders within ten (10) Business Days after any resignation of the Equityholders’ Representative, the Advisory Committee shall serve as such successor. No bond shall be required of the Equityholders’ Representative.

(b) Limitation on Liability.

(i) Neither the Equityholders’ Representative nor any of its representatives will be liable relating to the performance of the Equityholders’ Representative’s duties and obligations under this Agreement, the Escrow Agreement or any Additional Agreements for any errors in judgment or other acts or omissions performed or omitted hereunder or in connection with this Agreement or any such other related agreement, instrument or document, except to the extent any act or failure to act constitutes fraud, gross negligence or willful misconduct. The Equityholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel, public accountants or other independent experts experienced in the matter at issue. The preceding two sentences shall not prejudice the Equityholders’ Representative right to indemnification from the members of the Advisory Committee (in their capacity as Equityholders) pursuant to the following sentence. The Equityholders’ Representative and its representatives will be indemnified and held harmless by the Equityholders, severally in accordance with their respective Percentage Share (which shall at all times sum to 100% coverage), from and against any and all losses, liabilities, and expenses (“Representative Losses”) and all other damages paid or otherwise incurred in any action, suit, proceeding or claim to which the Equityholders’ Representative is made a party by reason of the fact that the Equityholders’ Representative was acting as such pursuant to this Agreement the Escrow Agreement or any Additional Agreements; provided, however, that the Equityholders’ Representative will not be entitled to indemnification hereunder to the extent it is finally determined by a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Equityholders’ Representative constituted willful misconduct (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of the Equityholders’ Representative’s good faith and reasonable judgment). Representative Losses may be recovered by the Equityholders’ Representative from (i) the funds in the Administrative Expense Amount and (ii) any other funds that become payable to the Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Equityholders; provided, that while the Equityholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Equityholders’ Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Equityholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholders’ Representative or the termination of this Agreement. The Equityholders’ Representative will be fully protected in acting upon any notice, statement or certificate believed by the Equityholders’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act on any matter unless such belief constitutes willful misconduct.

(ii) The Advisory Committee shall (A) have no fiduciary or other duties to the Equityholders and each member of the Advisory Committee may act in its own interest and (B) incur no liability to the Equityholders for serving as members of the Advisory Committee. The Advisory Committee will be indemnified and held harmless by the Equityholders, severally in accordance with their respective Percentage Share, to the same extent as the Equityholders’ Representative for all actions taken or omitted in good faith arising out of or in connection with the Advisory Committee members’ exercise of their rights and authority under the Engagement Letter.

(iii) The Equityholders’ Representative is serving in that capacity solely for purposes of administrative convenience and is not liable in such capacity or any other capacity for any of the obligations of the Company or its Subsidiaries or the Equityholders hereunder.

(c) Actions of the Equityholders’ Representative. Each party hereto (i) shall be entitled to rely exclusively upon any communication given or other action taken by the Equityholders’ Representative on behalf of the Equityholders and pursuant to this Agreement and (ii) shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Equityholders’ Representative on behalf of the Equityholders.

Section 10.17. Waiver of Conflicts. Recognizing that Ropes & Gray, LLP has acted as legal counsel to the Company, the Subsidiaries, certain of the direct and indirect holders of Company Shares and certain of their respective Affiliates prior to the date of this Agreement and that Ropes & Gray, LLP intends to act as legal counsel to certain of the direct and indirect holders of Company Shares and their respective Affiliates (which will no longer include the Company and the Subsidiaries) after the Closing, each of Purchaser, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates, the Surviving Corporation and the Subsidiaries to waive, any conflicts that may arise in connection with Ropes & Gray, LLP representing any direct or indirect holders of the Company Shares or their Affiliates after the Closing as such representation may relate to Purchaser, Merger Sub, the Company, the Surviving Corporation and the Subsidiaries or the transactions contemplated hereby, including in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute with Purchaser, the Surviving Corporation, any of its Subsidiaries or any of their respective Affiliates following the Closing arising out of or relating to this Agreement, the ancillary agreements contemplated hereby, the transactions contemplated hereby or the negotiation, execution, performance or consummation of any of the foregoing. In addition, all communications involving attorney-client confidences between direct and indirect holders of Company Shares, the Company and the Subsidiaries and their respective Affiliates, on the one hand, and Ropes & Gray, LLP, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of Company Shares and their respective Affiliates (and not the Company, the Surviving Corporation or the Subsidiaries). Accordingly, the Surviving Corporation and the Subsidiaries shall not have access to any such communications or to the files of Ropes & Gray, LLP relating to such engagement from and after the Effective Time. Without limiting the generality of the foregoing, from and after the Effective Time, (a) the direct and indirect holders of Company Shares and their respective Affiliates (and not the Surviving Corporation and the Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Corporation or the Subsidiaries shall be a holder thereof, (b) to the extent that files of Ropes & Gray, LLP in respect of such engagement constitute property of the client, only the direct and indirect holders of Company Shares and their respective Affiliates (and not the Surviving Corporation and the Subsidiaries) shall hold such property rights and (c) Ropes & Gray, LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Corporation or any of the Subsidiaries by reason of any attorney-client relationship between Ropes & Gray, LLP and the Company or any of the Subsidiaries or otherwise.

Section 10.18. DISCLAIMER. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY REPRESENTATIVES OF ANY OF THE FOREGOING OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), (I) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE IV, IN THE CERTIFICATE DELIVERED PURSUANT TO Section 7.02(d) AND IN ANY ADDITIONAL AGREEMENT, ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO PURCHASER AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (II) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (I) ABOVE (WHICH ARE BEING MADE ONLY BY THE COMPANY), NEITHER THE COMPANY, THE SUBSIDIARIES NOR ANY NON-RECOURSE PARTY NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN THE CERTIFICATE DELIVERED PURSUANT TO Section 7.02(d) OR IN ANY ADDITIONAL AGREEMENT, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED, IT BEING UNDERSTOOD THAT PURCHASER AND MERGER SUB, IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT, THE ancillary agreements contemplated hereby AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN ARTICLE IV, IN THE CERTIFICATE DELIVERED PURSUANT TO Section 7.02(d) OR IN ANY ADDITIONAL AGREEMENT, AND THAT PURCHASER AND MERGER SUB SHALL ACQUIRE THE COMPANY AND THE SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”.

Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Purchaser and Merger Sub, on behalf of themselves, their respective Affiliates, (a) that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by the Company, any direct or indirect holder of Company Shares or any of their respective representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article IV hereof and in the certificate delivered pursuant to Section 7.02(d) as a representation and warranty by (and only by) the Company and (b) that no such Person has relied on any such cost estimate, projections or other prediction, such data, any financial information or any such memoranda or materials.

Section 10.19. Due Diligence Review. Each of Purchaser and Merger Sub acknowledges, covenants and agrees, on behalf of itself and its Affiliates: (a) that it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Company and the Subsidiaries; (b) that it has been furnished with or given full access to such documents and information about the Company and the Subsidiaries and their respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby; (c) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in Article IV hereof and in the certificate delivered pursuant to Section 7.02(d); and (d) that (x) except for the representations and warranties of the Company expressly contained in Article IV hereof and in the certificate delivered pursuant to Section 7.02(d) no representation or warranty has been or is being made by the Company or any other Person as to the accuracy or completeness of any of the information provided or made available to Purchaser, Merger Sub or any of their respective representatives and advisors (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, each of Purchaser and Merger Sub is familiar with such uncertainties, each of Purchaser and Merger Sub is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any of its respective agents or representatives, neither Purchaser nor Merger Sub has relied or will rely on such information, and neither Purchaser nor Merger Sub will assert, and each will cause their respective Affiliates not to assert, any claims against the Company (or against the Subsidiaries or the Non-Recourse Parties or any other Person) with respect thereto except to the extent covered by a representation and warranties of the Company expressly contained in Article IV hereof, in the certificate delivered pursuant to Section 7.02(d) or in any Additional Agreement.

Section 10.20. Joint and Several Liability. Purchaser agrees to cause Merger Sub to perform its obligations under this Agreement and Purchaser and Merger Sub shall be jointly and severally liable for all liabilities and obligations of Merger Sub under this Agreement.

Section 10.21. Guaranty. In consideration of, and as an inducement to the Company entering into this Agreement, Parent hereby absolutely, unconditionally and irrevocably guarantees to the Company the due and punctual payment and the full and complete performance and observance of all obligations of Purchaser and Merger Sub pursuant to this Agreement (the “Guarantied Obligations”). Any breach of, or other failure to perform, any representation, warranty, covenant, obligation, agreement or undertaking of Purchaser or Merger Sub shall also be deemed to be a breach or failure to perform by Parent, and the Company and the Equityholders’ Representative shall have the right, exercisable in their sole discretion, to pursue any and all available remedies they may have arising out of any such breach or nonperformance directly against any of Purchaser, Merger Sub and Parent in the first instance. This guarantee is a guarantee of performance and not exclusively of collection. Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement. This Section 10.21 shall be of no further force and effect immediately following satisfaction of all Guarantied Obligations or upon any termination pursuant to Article IX.

Section 10.22. No Recourse to Debt Financing Parties. The Company agrees, on behalf of itself and its Affiliates and each of its and its Affiliates’ respective former, current or future members, stockholders, controlling Persons, agents and representatives (collectively, the “Company Parties”) that the Debt Financing Parties shall not be subject to any liability or claims to the Company Parties in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law, in equity, in contract, in tort or otherwise. Notwithstanding the foregoing, nothing in this Section 10.22 shall in any way limit or modify the rights and obligations of Purchaser under this Agreement or any Debt Financing Source’s obligations to Purchaser under the Debt Commitment Letter.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company, Purchaser, Merger Sub, Parent and the Equityholders’ Representative have executed and delivered this Agreement, or caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

THE COMPANY:

PURPOSEFUL FOODS HOLDINGS, INC.

By:	/s/ Katlin Smith
Name: Katlin Smith
Title: President and CEO

PURCHASER:

DAFFODIL ACQUISITION SUB, LLC

By:	/s/ Stephanie Tillman
Name: Stephanie Tillman
Title: Assistant Secretary

MERGER SUB:

DAFFODIL MERGER SUB, INC.

By:	/s/ Stephanie Tillman
Name: Stephanie Tillman
Title: Assistant Secretary

PARENT:

FLOWERS FOODS, INC.

By:	/s/ Stephanie Tillman
Name: Stephanie Tillman
Title: Chief Legal Counsel

[Signature Page to Merger Agreement]

EQUITYHOLDERS’ REPRESENTATIVE:

Shareholder Representative Services LLC, solely in its capacity as the Equityholders’ Representative

By:	/s/ Corey Quinlan
Name: Corey Quinlan
Title: Director, Deal Intake

[Signature Page to Merger Agreement]